Exhibit 10.1

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

dated as of July 6, 2008

among

ANGIOTECH PHARMACEUTICAL INTERVENTIONS, INC.,

ARES CORPORATE OPPORTUNITIES FUND III, L.P.,

NEW LEAF VENTURES I, L.P.

NEW LEAF VENTURES II, L.P.

and, solely with respect to Article II, III, IV and V,

ANGIOTECH PHARMACEUTICALS, INC.,

and

THE SUBSIDIARY GUARANTORS PARTY HERETO

TABLE OF CONTENTS

ARTICLE I PURCHASE; CLOSING		2

1.1	Purchase	2
1.2	Closing	2

ARTICLE II REPRESENTATIONS AND WARRANTIES		8

2.1	Representations and Warranties of the Parent Group	8
2.2	Representations and Warranties of Purchasers	22

ARTICLE III COVENANTS		24

3.1	Implementation Steps by Parent	24
3.2	Interim Operations	25
3.3	Public Announcements	29
3.4	Legend	29
3.5	Antitrust Clearances	30
3.6	Use of Proceeds	30
3.7	Waiver of Usury	30
3.8	Further Assurances	31
3.9	Access to Information	31
3.10	Intercompany Debt	31
3.11	Exclusivity	32
3.12	Guarantees	32
3.13	Parent Obligations	33
3.14	Intellectual Property Licensing	33

ARTICLE IV TERMINATION		35

4.1	Termination	35
4.2	Effects of Termination	36

ARTICLE V MISCELLANEOUS		37

5.1	Survival; Limitation on Liability of Parent	37
5.2	Expenses	37
5.3	Amendment; Waiver	38
5.4	Counterparts and Facsimile	38
5.5	Governing Law	38
5.6	WAIVER OF JURY TRIAL	38
5.7	Notices	38
5.8	Extension of Confidentiality Obligations	40
5.9	Entire Agreement, Etc	40
5.10	Interpretation; Other Definitions	41
5.11	Captions	45
5.12	Severability	45
5.13	No Third Party Beneficiaries	45
5.14	Time of Essence	45

i

5.15	Certain Adjustments	45
5.16	Specific Performance	46

Exhibit A:	Form of Convertible Note
Exhibit B:	Form of Registration Rights Agreement
Exhibit C:	Form of Governance Agreement
Exhibit D:	Restructuring Note
Exhibit E:	Form of Opinion of Sullivan & Cromwell LLP
Exhibit F:	Form of Opinion of Borden Ladner Gervais LLP
Exhibit G:	Form of Amended and Restated Certificate of Incorporation
Exhibit H:	Form of Amended and Restated Bylaws
Exhibit I:	Form of Director Indemnification Agreement
Exhibit J:	Option Plan Term Sheet
Exhibit K:	Knowledge List
Exhibit R:	Summary of Restructuring

INDEX OF DEFINED TERMS

Affiliate	5.10
Agreement	Preamble
agreement	5.10
Alternate Transaction	4.2(c)
Alternate Transaction Fee	4.2(a)
Amended Certificate	1.2(c)
Ares	Preamble
business day	5.10
Charter Documents	1.2(c)
Circular	5.10
Closing	1.2(a)
Closing Cash Adjustment Receivable	3.10(b)
Closing Cash Balance	3.10(b)
Closing Date	1.2(a)
Code	2.1(q)
Commitment Fee	4.2(a)
Common Stock	Recitals
Company	Preamble
Company Disclosure Letter	2.1
Company Group	5.10
Company Guarantees	Recitals
Company Intellectual Property	2.1(j)
Company Material Adverse Change	5.10
Company Patent Rights	2.1(j)
Company Registered Intellectual Property	2.1(j)
Confidentiality Agreement	5.8
Consent	2.1(d)
contract	5.10
Convertible Note Guarantees	3.12
Convertible Notes	Recitals
Employee Benefit Plan	5.10
Environmental Laws	2.1(k)
ERISA	5.10
ERISA Affiliate	5.10
Excluded Assets	Exhibit R
Excluded Liabilities	5.10
Existing Agreement	3.14(c)
Existing Licenses	3.14(a)
Financial Statements	2.1(p)
Foreign Plan	5.10
GAAP	5.10
Governance Agreement	Recitals
Governmental Entity	1.2(c)

HSR Act	2.1(d)
Intellectual Property Rights	5.10
knowledge of the Company	5.10
Labor Disputes	2.1(i)
Law	2.1(k)
liability	5.10
Licensor	3.14(b)
Lien	2.1(a)
Losses	5.10
Mailing Date	5.10
Maximum Amount	Recitals
Minimum Amount	5.10
New Leaf	Preamble
New Leaf I	Preamble
New Leaf II	Preamble
Noticed Items	3.2(b)
Option Plans	2.1(b)
Order	5.10
ordinary course of business	5.10
Owned Real Property	2.1(g)
Parent	Preamble
Parent/Company Agreements	Recitals
Parent Documents	2.1(w)
Parent Financial Statements	2.1(p)
Parent Group	5.10
Parent Material Adverse Change	5.10
Parent Meeting	5.10
Parent Notes	Recitals
Patent Family	3.14(b)
Pending License	3.14(b)
person	5.10
proceeding	5.10
Purchase Price	1.2(b)
Purchaser	Preamble
Purchasers	Preamble
Registration Rights Agreement	Recitals
Restructuring	5.10
Restructuring Agreements	5.10
Restructuring Note	Recitals
Rights	5.10
Rights Plan	5.10
Securities	Recitals
Securities Act	2.1(d)
Senior Notes	Recitals
Solicitation Documents	3.1(b)
Solvent	1.2(b)

Special Resolution	1.2(c)
Subordinated Notes	Recitals
Subsidiary	2.1(a)
Subsidiary Guarantors	Preamble
Tax(es)	5.10
Tax Act	2.1(q)
Tax Return	5.10
Tender Offers	Recitals
Title Document	5.10
Transaction Documents	2.1(d)
Transactions	2.1(d)
Transferred Assets	5.10
WARN Act	2.1(i)

v

NOTE PURCHASE AGREEMENT, dated as of July 6, 2008 (this “Agreement”), among Angiotech Pharmaceutical Interventions, Inc., a Delaware corporation (the “Company”), and, solely with respect to Articles II, III, IV and V hereof, Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of British Columbia, Canada (“Parent”), each party identified on the signature pages hereto under the heading “Subsidiary Guarantors” (the “Subsidiary Guarantors”) and Ares Corporate Opportunities Fund III, L.P., a Delaware limited partnership (“Ares”) and New Leaf Ventures I, L.P. (“New Leaf I”) and New Leaf Ventures II, L.P. (“New Leaf II” and, together with New Leaf I, “New Leaf”) (Ares and New Leaf, each a “Purchaser” and together, “Purchasers”).

RECITALS:

A. The Investment. The Company intends to authorize and sell to Purchasers, and Purchasers intend to purchase from the Company, convertible promissory notes in the aggregate original principal amount of up to $300 million (the “Maximum Amount”) but no less than $200 million (the “Convertible Notes” and together with the shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) issuable upon conversion of the Convertible Notes, the “Securities”), which shall have the rights and preferences set forth in the form of Convertible Note attached hereto as Exhibit A.

B. The Registration Rights Agreement. In connection with the Transactions, Purchasers and the Company shall enter into a registration rights agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit B.

C. The Governance Agreement. In connection with the Transactions, Purchasers, Parent and the Company shall enter into a governance agreement (the “Governance Agreement”) in the form attached hereto as Exhibit C.

D. The Restructuring. Prior to the Closing, Parent and the Company shall consummate the Restructuring. Assuming the Company issues the Maximum Amount, immediately prior to the Closing Parent will hold (i) 16,250,000 shares of Common Stock and (ii) a subordinated promissory note of the Company in the amount of $300,000,000 less all fees and expenses paid by the Company in connection with the Transactions, including reimbursement of expenses pursuant to Section 5.2 (the “Restructuring Note”) in the form attached as Exhibit D. To the extent the Company issues less than the Maximum Amount, (a) the Restructuring Note will be reduced by $1 for each dollar of aggregate principal amount less than the Maximum Amount actually issued and (b) the shares of Common Stock will be increased by 50 shares of Common Stock for each $1,000 of aggregate principal amount less than the Maximum Amount actually issued.

E. The Guarantees. At or before the consummation of the Restructuring, the Company shall execute supplemental indentures pursuant to which the Company will guarantee (the “Company Guarantees,” together with the Restructuring Agreements and the Convertible Note Guarantees, the “Parent/Company Agreements”) Parent’s

obligations under its Senior Floating Rate Notes due 2013 (the “Senior Notes”) and 7.75% Senior Subordinated Notes due 2014 (the “Subordinated Notes” and, together with the Senior Notes, the “Parent Notes”), to the extent that such guarantees are required under the indentures governing the Parent Notes.

F. Repayment of the Restructuring Note. The Company shall use the proceeds from the sale of the Convertible Notes to repay the obligations under the Restructuring Note.

G. The Tender Offers. At the Closing, the Parent Group will use the net proceeds (after the payment of all fees, expenses and commissions) received by the Company pursuant to this Agreement to repurchase its Senior Notes and, solely to the extent of the proceeds of the sale of up to 35% of the Convertible Notes being sold to the Purchasers, the Subordinated Notes; provided that if Parent determines to purchase additional Subordinated Notes, it may use the proceeds of up to 100% of the Convertible Notes being sold to New Leaf to purchase the Subordinated Notes, each as tendered by holders in response to tender offers commenced by the Parent Group prior to the Closing (the “Tender Offers”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1 Purchase. On the terms and subject to the conditions set forth herein, each Purchaser will severally purchase from the Company, and the Company will sell to each Purchaser, the Convertible Notes set forth in Section 1.2(b)(1)(A) below.

1.2 Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, (i) the closing of the purchase of the Convertible Notes referred to in Section 1.1 by Purchasers pursuant hereto (the “Closing”) shall occur at 9:30 a.m., Los Angeles time, on the second business day after the satisfaction or waiver (by the parties entitled to grant such waiver) of the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions), at the offices of Sullivan & Cromwell LLP located at 1888 Century Park East, 21st Floor, Los Angeles, California 90067 or such other date or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date”.

(b) Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing in Section 1.2(c), at the Closing,

(1) the Company will deliver to each Purchaser:

(A) a Convertible Note, executed by the Company, dated the Closing Date and (i) in the case of Ares, registered in the name of Ares or its designee, in the original aggregate principal amount of $260 million and (ii) in the case of New Leaf, in the original aggregate principal amount of $40 million (registered in the name of New Leaf I and New Leaf II in such amounts as directed by New Leaf no later than 2 business days prior to the Closing); provided that to the extent a portion of the proceeds of the Convertible Notes are ultimately used to repurchase Subordinated Notes in the Tender Offers in accordance with Section 3.6, if required by the indentures for the Parent Notes, such portion of the foregoing Convertible Notes will bear interest at the “subordinated rate” set forth in, and be subordinated to the extent provided in, the form of Convertible Notes attached hereto; provided further, that the Company may elect, by written notice delivered to each Purchaser on or prior to 5:00 p.m. pacific time on August 22, 2008, to reduce the Maximum Amount by up to $100 million aggregate principal amount, to be allocated among the Purchasers proportionately. If the Company elects to issue a reduced amount of Convertible Notes, the Purchase Price will be proportionately adjusted to take into account the reduced aggregate principal amount of Convertible Notes;

(B) a copy of the Registration Rights Agreement executed by the Company;

(C) a copy of the Governance Agreement executed by the Company and Parent; and

(D) a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Section 1.2(c)(2)(A) and (B) have been satisfied.

(E) a certificate signed on behalf of the Company and Parent by the Chief Financial Officer in form, scope and substance reasonably satisfactory to Purchasers certifying that, immediately before and after the Closing, each of the Company and Parent is Solvent. For purposes of this Agreement, “Solvent” means, with respect to any person as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such person will, as of such date, exceed the amount of all “liabilities of such person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its debts as such debts become absolute and matured, (iii) such person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business or the business and transactions in which it is about to engage and (iv) such person will be able to pay its debts as they mature.

(2) Each Purchaser will severally deliver to the Company:

(A) Subject to proportionate reduction if the Company issues less than the Maximum Amount, $260 million (in the case of Ares) and $40 million in the case of New Leaf (together, the “Purchase Price”) by wire transfer of same day funds pursuant to instructions delivered to such Purchaser by the Company no later than two business days prior to the Closing (provided that in case Ares and New Leaf agree to a disproportionate purchase of Convertible Notes that are subordinated, they may vary the foregoing amounts pursuant to their Agreement with the Company as referred to in Section 1.2(b)(1)(A), so long as the aggregate amount being paid is not affected thereby);

(B) copies of the Registration Rights Agreement and the Governance Agreement executed by such Purchaser; and

(C) a certificate signed on behalf of such Purchaser by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(c)(3)(A) and (B) have been satisfied.

(c) Closing Conditions. (1) The obligation of each party hereto to effect the Closing is subject to the fulfillment or written waiver by such other parties prior to the Closing of the following conditions:

(A) no provision of any applicable Law and no judgment, injunction, Order or decree shall prohibit the Closing and no lawsuit shall have been commenced in or before any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable self-regulatory organization (each, a “Governmental Entity”) seeking to effect the foregoing;

(B) the Restructuring and the sale of the Convertible Notes to Purchasers by the Company shall have been approved by special resolution of the shareholders of Parent (the “Special Resolution”) as required by Section 301(b) of the Business Corporations Act (British Columbia), and the number of shares of

Parent in respect of which properly delivered notices of dissent are received with respect to the action taken at the shareholder meeting of Parent shall not exceed 2.5% of the outstanding Parent shares;

(C) the Tender Offers shall have been consummated on their respective terms, subject only to the Closing hereunder and payment by Parent to the tendering holders of the purchase price for the Parent Notes being accepted in such offers;

(D) each of the Transaction Documents shall have been duly executed and delivered by each of the parties thereto (other than such party) and be in full force and effect; and

(E) any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and all required approvals with the foreign or multinational antitrust or competition legislation shall have been obtained.

(2) The obligation of each Purchaser to consummate the purchase of the Convertible Note to be purchased by it at Closing is subject to the fulfillment or written waiver by such Purchaser prior to the Closing of each of the following conditions:

(A) the Parent Group shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions in this Agreement and each of the other Transaction Documents required to be performed, satisfied or complied with by it at or before the Closing; and no member of the Company Group shall have, or shall have agreed, authorized or committed to, do any of the Noticed Items;

(B) the representations and warranties of the Company and Parent set forth in this Agreement shall have been true and correct as of the date hereof and, except for representations and warranties that speak as of a specific date other than the Closing Date, which need only be true and correct as of such specific date, shall be true and correct in all material respects as of the Closing Date (other than representations and warranties that are qualified by materiality, Company Material Adverse Change or Parent Material Adverse Change, which shall be true and correct in all respects as of the Closing Date);

(C) such Purchaser shall have received an opinion of Sullivan & Cromwell LLP substantially in the form attached hereto as Exhibit E, and an opinion of Borden Ladner Gervais LLP substantially in the form attached hereto as Exhibit F;

(D) Parent and the Company shall have obtained all Consents required to consummate the Transactions, including the Consents specified in Section 2.1(f) of the Company Disclosure Letter;

(E) Purchasers shall have received a written opinion from a nationally recognized investment bank or valuation firm reasonably acceptable to the Purchasers, in form and substance reasonably satisfactory to Purchasers, opining that immediately before and immediately after giving effect to the issuance of the Convertible Notes and the execution, delivery and performance of the Transaction Documents and any instrument governing indebtedness of the Company Group incurred as of the Closing Date, each of the Company and Parent is Solvent;

(F) the Secretary of State of the State of Delaware shall have accepted the amended and restated certificate of incorporation of the Company for filing in the form attached hereto as Exhibit G (the “Amended Certificate”), the Company shall have caused the amendment and restatement of the bylaws of the Company in the form attached hereto as Exhibit H (together with the Amended Certificate, the “Charter Documents”), and the Charter Documents shall not have been amended or modified, and a copy of the Charter Documents (including the certificate of incorporation certified by the Secretary of State of the State of Delaware) shall have been delivered to Purchasers;

(G) the Board of Directors of the Company shall be comprised of three directors appointed by Parent, three directors appointed by the Purchasers and one independent director appointed by Parent and reasonably acceptable to the Purchasers, in each case consistent with the terms of the Governance Agreement, and the Company shall have entered into an indemnification agreement in the form attached hereto as Exhibit I with each member of the Board of Directors of the Company that is designated by the Purchasers;

(H) the employment agreements of William L. Hunter, MD, Kenneth Thomas Bailey, Rui Avelar, Jonathan Chen, Chris J.W. Dennis, Jay Dent, Victor Diaz, David McMasters, Tammy Neske and Jeffrey Walker, in the form such agreements existed as of the date of this Agreement, shall have been assigned to the Company or one of its Subsidiaries and shall have been amended to substitute the Company for Parent;

(I) the Restructuring shall have been completed on terms and conditions reasonably acceptable to the Purchasers and following the Restructuring the members of the Company Group will have no liabilities other than Assumed Liabilities (as defined in Exhibit R);

(J) Subject to the provisions of Section 3.10 hereof, immediately following the Closing (after giving effect to the cancellation or repayment of all intercompany accounts with the Parent Group, the repayment of the Restructuring Note and the payment of all expenses in connection with the Transactions), the Company Group, taken as a whole, shall have an amount of unrestricted cash and cash equivalents not less than the Minimum Amount; and

(K) the Company (or one of its Affiliates) shall have a directors’ and officers’ liability insurance policy in place covering all directors and officers of the Company and its Subsidiaries in such amounts and on such terms as are reasonably acceptable to the Purchasers; provided that Parent’s current directors’ and officers’ liability insurance policy shall be deemed to be reasonably acceptable to Purchasers if such policy covers all directors and officers of the Company and its Subsidiaries immediately following the Closing.

(3) The obligation of the Company to effect the Closing is subject to the fulfillment or written waiver by the Company prior to the Closing of each of the following conditions:

(A) Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions in this Agreement required to be performed, satisfied or complied with by it at or before the Closing; and

(B) the representations and warranties of each Purchaser set forth in this Agreement shall have been true and correct as of the date hereof and, except for representations and warranties that speak as of a specific date other than the Closing Date, which need only be true and correct as of such specific date, shall be true and correct in all material respects as of the Closing Date.

(C) Each Purchaser shall have purchased and paid for the Securities being purchased by it hereunder.

(4) Notwithstanding any other provision hereof, if New Leaf defaults in its obligation to purchase Convertible Notes hereunder or otherwise breaches this Agreement such that there is a failure of one of the closing conditions in this Section 1.2(c), Ares may (but shall not be obligated to) purchase the Convertible Notes that were to be purchased by

New Leaf or otherwise make arrangements for the purchase of such Convertible Notes by other persons reasonably satisfactory to the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Parent Group. Except as set forth in the corresponding sections or subsections of a disclosure letter of the Company delivered to and accepted by Purchaser prior to entering into this Agreement (provided, however, that information set forth in one section or subsection of such letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent) (the “Company Disclosure Letter”), and after giving effect to the Restructuring, each of Parent and the Company represents and warrants to each Purchaser (i) at and as of the date hereof and (ii) at the Closing Date, except to the extent any representation or warranty made as of a specified date, in which case such representation or warranty is only made as of such date, that:

(a) Organization, Good Standing and Qualification. Each member of the Parent Group has been duly incorporated or organized and is an existing corporation or organization, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, in each case with power and authority (corporate and other) to own, lease or operate its respective properties and assets and conduct its businesses as now being conducted or as proposed to be conducted; and each member of the Parent Group is duly qualified to do business as a foreign corporation or organization, as applicable, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of the businesses of the Company Group requires such qualification, except for any failures to obtain or maintain any such qualifications as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Change; all of the issued and outstanding capital stock of each member of the Parent Group has been duly authorized and validly issued and is fully paid and non-assessable; all the capital stock of each member of the Company Group (other than the Company) is owned by the Company directly or through other Subsidiaries, beneficially and of record, and is owned free from any lien, charge, pledge, security interest, claim, restriction or other encumbrance (each, a “Lien”), except for any such Liens as would not individually or in the aggregate reasonably be expected to result in a Company Material Adverse Change. The entities listed in Section 2.1(a) of the Company Disclosure Letter are the only Subsidiaries, direct or indirect, of the Company and Parent, as indicated, and each of the Company and Parent has no other investment in any other person except as described in Section 2.1(a) of the Company Disclosure Letter. Section 2.1(a)(1) of the Company Disclosure Letter identifies all joint venture or partnership arrangements of the Company Group, which together with all contracts with respect thereto, makes or commits the members of the Company Group to aggregate cash payments (or contributions of property with a fair market value) in excess of $20 million. “Subsidiary” means with respect to any person, any other person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such person and/or by one or more of its Subsidiaries.

(b) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 100 shares of Common Stock, all of which are issued and outstanding and owned by Parent beneficially and of record, free from any Lien. As of the Closing Date, and after giving effect to the Restructuring and related matters, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, of which (i) 16,250,000 shares will be issued and outstanding and owned by Parent beneficially and of record, free from any Lien, assuming the Company issues the Maximum Amount and increased by 50 shares per $1,000 aggregate principal amount by which the Maximum Amount exceeds the aggregate principal amount of Convertible Notes actually issued, (ii) 15,000,000 shares will be initially issuable upon conversion of the Convertible Notes, assuming the Company issues the Maximum Amount and reduced by 50 shares per $1,000 aggregate principal amount by which the Maximum Amount exceeds the aggregate principal amount actually issued and (iii) 4,981,884 shares will be reserved for issuance under the Company’s option or other plans in form and substance reasonably acceptable to the Purchasers and Parent implementing the terms set forth on Exhibit J (the “Option Plans”) to be adopted prior to the Closing Date. All of the outstanding shares of Common Stock have been duly authorized and shall be validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights or Law. As of the Closing Date, other than shares to be reserved for issuance under the Convertible Note or the Company’s option or other plans to be adopted prior to the Closing Date, the Company shall have no shares of capital stock reserved for issuance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any member of the Parent Group to issue or sell any shares of capital stock or other equity securities of any member of the Company Group or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any capital stock or other equity securities of any member of the Company Group, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth above, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Neither the approval, execution, delivery or performance of the Transaction Documents, the announcement of the Transactions nor the consummation of the Transactions will (i) cause the Rights to become exercisable, (ii) cause the Purchasers or any of their Affiliates or Associates (as each such term is defined in the Rights Plan) to become an

Acquiring Person (as such term is defined in the Rights Plan) or (iii) give rise to a Stock Acquisition Date, a Separation Time, or a Flip-in Event, (as each such term is defined in the Rights Plan).

(c) Authorization, Execution and Delivery.

(1) The Convertible Notes (and the Convertible Note Guarantees) have been duly authorized and when issued, delivered and paid for pursuant to this Agreement will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the applicable members of the Parent Group signatory thereto, enforceable against such persons in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and public policy considerations. The shares of Common Stock of the Company issuable upon the conversion of the Convertible Notes will be, when issued and delivered as contemplated by the Convertible Notes, duly authorized, validly issued, fully paid and non-assessable free and clear of all Liens and will not be subject to, or issued in violation of, any preemptive rights.

(2) The directors of Parent have determined that the Restructuring and related transactions are advisable and in the best interests of Parent and have approved the Transactions, and determined to recommend approval of the Special Resolution to shareholders of Parent.

(d) Governmental Consents. Other than under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Exchange Act of 1934, as amended, and pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) and pursuant to the requirements of the Competition Act (Canada), the Investment Canada Act, Canadian securities Laws and the Toronto Stock Exchange, no approval, consent, qualification, ratification, variance, exemption, grant, easement, certificate, license, franchise, permission, registration, permit, waiver or other authorization (“Consent”), notice to, or Order of, or filing with, any Governmental Entity is required for the execution or delivery of this Agreement, the Convertible Notes (and the Convertible Note Guarantees), the Registration Rights Agreement, the Parent/Company Agreements, the Governance Agreement, the Purchase Agreement, the Confidentiality Agreement and the other agreements and instruments contemplated hereby or thereby (collectively, the “Transaction Documents”), or the consummation of the transactions contemplated by the Transaction Documents (the “Transactions”), including the issuance and sale of the Convertible Notes by the Company, or the issuance of shares of Common Stock of the Company upon the conversion thereof, and the Restructuring.

(e) Enforceability. The Transaction Documents have been duly authorized by each member of the Parent Group party thereto and constitute

(assuming their due authorization, execution and delivery by the other parties thereto) valid and legally binding obligations of each such person, enforceable against each such person in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and public policy considerations, and except as the enforcement of indemnification and/or contribution provisions thereof may be limited by applicable Law.

(f) No Violations. The execution, delivery and performance of the Transaction Documents and the consummation of the Transactions, including the issuance and sale of the Convertible Notes and the issuance of shares of Common Stock issuable upon the conversion thereof, and compliance with the terms and provisions thereof by the Company, will not conflict with, permit the termination of, result in the creation or imposition of any Lien, result in a breach, acceleration or violation of any of the terms and provisions of, or constitute a default or require notice to or the Consent of any third party under, (1) any Law applicable to the Parent Group or any of their properties, or (2) any agreement or instrument to which any member of the Parent Group is a party or by which any member of the Parent Group is bound or to which any of the properties of the Parent Group is subject, or (3) the charter, articles or by-laws (or similar organizational documents) of any member of the Parent Group, except for any such conflicts, terminations, Liens, breaches, accelerations, violations or defaults with respect to clause (2) above as would not individually or in the aggregate reasonably be expected to result in a Company Material Adverse Change. The Company has, in the case of the Convertible Notes, full power and authority to authorize, issue and sell the Convertible Notes and will have, in the case of shares of Common Stock issuable upon the conversion thereof, full power and authority to authorize and issue the shares of Common Stock of the Company issuable upon conversion of the Convertible Notes.

(g) Title to Properties; etc.

(1) Each member of the Company Group has good and marketable title in fee simple to all real properties (together with all plants, buildings, fixtures and improvements thereon, the “Owned Real Property”) and all other properties and assets purported to be owned by them, in each case free from Liens, imperfections of title, encroachments and other defects that would affect the value thereof or interfere with the use made or to be made thereof by them, except for any Liens and defects as would not reasonably be expected to result in a Company Material Adverse Change. None of the Owned Real Property is subject to a lease or is in violation of the terms of any restrictive covenant. No breach, default or event of default, and no event that, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default, under any Title Document, has occurred and is continuing.

(2) Each member of the Company Group holds all of its leased real property and leased personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made thereof by the Company Group.

(3) As of the Closing Date, each member of the Company Group will have all right, title and interest to, or, in the case of property held under lease or any other contract, a valid and enforceable right to use, all of the Transferred Assets, which include all of the assets that are material to the conduct of the businesses of the Company Group. The Transferred Assets are in good working order, operating condition and state of repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and are sufficient for the conduct of the businesses of the Company Group as currently conducted and as proposed to be conducted after the consummation of the Transactions.

(4) No single customer (or group of affiliated customers) accounts for more than 5% of the total sales of the Company Group.

(h) Government Permits. The Company Group possesses all Orders and Consents, issued by any appropriate Governmental Entity, necessary to conduct the businesses of the Company Group as currently operated by it (or as previously operated by Parent) and has not received any notice of proceedings relating to the revocation or modification of any such Order or Consent that, if determined adversely to the Company Group, would individually or in the aggregate reasonably be expected to result in a Company Material Adverse Change.

(i) Employment Matters.

(1) There are no collective bargaining agreements binding on any member of the Company Group. None of the employees of the Company Group are represented by a labor union, and, to the knowledge of the Company, no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative. To the knowledge of the Company, (a) there is no organizational effort currently being made or threatened by or on behalf of any labor organization or trade union to organize any employees of the Company Group, and (b) no demand for recognition of any employees of the Company Group has been made by or on behalf of any labor organization or trade union.

(2) There is no pending or, to the knowledge of the Company, threatened employee strike, work stoppage, slowdown, picketing or material labor dispute (collectively, “Labor Disputes”) with respect to any employees of the Company Group, and there have been no such Labor

Disputes since June 30, 2006. The Company Group has paid or made provision for payment of all salaries, wages, and vacation pay accrued through the Closing Date. No member of the Company Group is engaged in any unfair employment practice.

(3) Since June 30, 2006, (i) no member of the Company Group has (x) effectuated a “plant closing” or “mass layoff” (each, as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) or (y) been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law and (ii) no employees of the Company Group have suffered an “employment loss” (as defined in the WARN Act).

(j) Intellectual Property.

(1) The Company Group owns or possesses the right to use all Intellectual Property Rights that are owned, used or held for use in the conduct of the businesses of the Company Group as conducted and as currently contemplated to be conducted (“Company Intellectual Property”). Immediately following the Closing, no member of the Parent Group or any of its employees, directors, Affiliates or, to the knowledge of the Company, stockholders (other than the Company Group) will own or have a right to use any of the Company Intellectual Property. All registrations, issuances, filings and applications for Intellectual Property owned by the Company Group and which is issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar (“Company Registered Intellectual Property”) are valid, subsisting, enforceable, in full force and effect, and have not been or are not, as applicable, cancelled, revoked, expired, abandoned or otherwise terminated except as would not individually or in the aggregate reasonably be expected to result in a Company Material Adverse Change.

(2) None of the trademarks, service marks, applications for trademarks or applications for service marks included in the Company Registered Intellectual Property is currently the subject of an opposition or cancellation procedure. None of the patents and patent applications included in the Company Registered Intellectual Property (“Company Patent Rights”) is currently the subject of any (i) litigation, invalidity, nullity, or opposition proceeding or (ii) other third party proceeding that would limit or prevent enforcement of the Company Patent Rights. The Company Group has complied with all the requirements of all applicable Governmental Entities to maintain the Registrations for the Company Patent Rights in full force and effect, including payment of all required fees when due except as would not individually or in the aggregate reasonably be expected to result in a Company Material Adverse Change. Other than prior art references cited in the applicable patent office file history of any Company Patent Rights, there are, to the knowledge of the Company, no prior art references or prior public uses, sales, offers for sale or disclosures that would invalidate any of the Company Patent Rights or any claim thereof except as would not individually or in the aggregate reasonably be expected to result in a Company Material Adverse Change. To the knowledge of the Company, there are no written claims received by the Company Group that any of the claims in the Company Intellectual Property is invalid or unenforceable. There are currently no inventorship challenges, opposition, reexamination or nullity proceedings, nor any interferences pending, and, to the knowledge of the Company, the Company Group has not received any threats of such matters, in each instance with respect to any Company Patent Rights.

(3) There is no material infringement by others of any Company Intellectual Property. The Company Group has secured valid and binding assignments for all rights from employees, consultants, contractors and other parties who contributed to the creation or development of any Company Intellectual Property by or on behalf of the Company, and all material patent assignments have been filed and recorded in all relevant jurisdictions with the appropriate Governmental Entities. Except as set forth in Section 2.1(j)(3) of the Company Disclosure Letter, (i) with respect to Company Intellectual Property in which the Company has an ownership interest, such interest is exclusive; and (ii) no member of the Company Group has exclusively licensed any patent, copyright, trademark or trade secret included in the Company Intellectual Property to any third party other than rights granted to distribute or sell exclusively in a particular territory.

(4) To the knowledge of the Company, the Company Group is not infringing, misappropriating or otherwise violating any Intellectual Property Rights of any other person and neither the Company Group nor the Company has received notice from any person claiming otherwise. To the knowledge of the Company, there are no facts or circumstances that would reasonably be anticipated to result in any such claim.

(5) Since January 1, 2005, no member of the Company Group has received written notice that it is in material breach of or default under any license or other agreement relating to any Company Intellectual Property. The consummation of the Transactions will not result in any loss or impairment of the Company Group’s rights to own or use any Company Intellectual Property. Except as set forth in the written agreements the Company made available to the Purchasers by posting to the virtual datasite or otherwise provided to the Purchasers, no member of the Company Group is obligated to pay any amount, whether as a royalty, license fee or other payment, to any person in order to use any of the Company Intellectual Property.

(6) The Company Group takes commercially reasonable efforts to protect its trade secrets.

(k) Environmental. No member of the Company Group (i) is or has been in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (each, a “Law”), relating to the use, disposal or release of hazardous or toxic substances or relating to the pollution, protection or restoration of the environment, or human exposure to hazardous, toxic or other regulated substances (collectively, the “Environmental Laws”), (ii) owns or operates (or has owned or operated) any real property contaminated with any substance that would create liability under or be subject to remediation or any other response or action under any Environmental Laws, (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iv) is subject to or to the Company’s knowledge threatened with any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate reasonably be expected to result in a Company Material Adverse Change; and the Company Group has no knowledge of any pending investigation which would reasonably lead to such a claim.

(l) Litigation, etc.

(1) There are no pending actions, suits or proceedings against or affecting the Parent Group or any of its properties that, if determined adversely to the Parent Group, would individually or in the aggregate reasonably be expected to result in a Company Material Adverse Change, or would materially and adversely affect the ability of the Company to perform its obligations under the Transaction Documents; and no such actions, suits or proceedings have been threatened in writing or, to the knowledge of the Company, are contemplated or have been threatened verbally.

(2) Each member of the Parent Group (i) is, and has been since any date for which an applicable statute of limitations has not expired, in compliance in all material respects with each material Law applicable to it or the operation, conduct or ownership of the businesses of the Company Group or the properties used therein, and (ii) has no liability under any such Law, other than (A) any such liability to the extent a member of the Company Group is entitled to recover the amount thereof from an existing escrow and (B) any such liability that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Change. No member of the Company Group is in violation or default under its organizational documents.

(3) No member of the Parent Group, nor, to the knowledge of the Company, any other person acting on behalf of the Parent Group has,

directly or indirectly, given or agreed to give any money, gift or similar benefit to (A) any official or employee of any Governmental Entity or (B) any other person who was, is, or may be in of a position to help or hinder the business of any of them (or assist in connection with any actual or proposed transaction), in the case of this clause (B) other than payments in compliance with applicable Law made in the ordinary course of business.

(4) No member of the Parent Group is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, the Commodity Exchange Act or to any other Law limiting its ability to incur indebtedness for borrowed money or consummate the Transactions.

(m) Absence of Certain Changes. Since May 31, 2008, there has been no Company Material Adverse Change or Parent Material Adverse Change.

(n) Material Contracts. There is no violation or default by any member of the Company Group and, to the knowledge of the Company, any other person under any contract to which any member of the Parent Group is a party other than violations or defaults that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Change.

(o) Ordinary Course. Except as otherwise contemplated by the Transaction Documents, since January 1, 2008, (i) the businesses of the Company Group have been conducted in the ordinary course of business and (ii) without limiting the foregoing, there has not been any action (with respect to any member of the Company Group) that, if it had been taken after the date hereof, would have required the consent of Purchasers under Section 3.2.

(p) Financial Statements.

(1) The Company has furnished to Purchasers its audited combined consolidated balance sheets as of December 31, 2007 and 2006 and its audited combined consolidated statements of operations, invested equity and cash flows for the fiscal years ended December 31, 2007, 2006 and 2005, together with the notes thereto, and the unaudited combined consolidated balance sheet as of May 31, 2008 and its unaudited combined consolidated statements of operations, invested equity and cash flows for the five months ended May 31, 2008 (the “Financial Statements”). The Financial Statements disclose all liabilities of the Company Group required to be disclosed thereon (or in the Notes thereto) in accordance with GAAP, except for liabilities that have arisen after May 31, 2008 in the ordinary course of business (none of which liabilities results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, accelerated payment, breach of warranty, tort infringement or violation of any applicable Law). The Financial Statements: (1) have been prepared in good faith by the Company in accordance with GAAP on a basis consistent with the audited financial statements of Parent for such periods; (2) were prepared using reasonable estimates and assumptions that provide a reasonable basis for presenting the historical basis of assets and liabilities of the Company Group; (3) give appropriate effect to such assumptions; and (4) present fairly in all material respects the financial condition and results of operations and cash flows of the Company Group as of such dates and for such periods on the basis of such assumptions.

(2) Parent has furnished to Purchasers (i) its audited consolidated balance sheets as of December 31, 2007 and 2006 and its audited consolidated statements of operations, stockholder’s equity and cash flows for the fiscal years ended December 31, 2007, 2006 and 2005, together with the notes thereto, and (ii) the unaudited consolidated balance sheets of Parent and its Subsidiaries dated as of May 31, 2008 and the related statements of operations, stockholder’s equity and cash flows for the five months ended May 31, 2008 (the “Parent Financial Statements”). The Parent Financial Statements disclose all liabilities of Parent and its Subsidiaries required to be disclosed thereon (or in the Notes thereto) in accordance with GAAP, except for liabilities that have arisen after May 31, 2008 in the ordinary course of business (none of which liabilities results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, accelerated payment, breach of warranty, tort infringement or violation of any applicable Law). The Parent Financial Statements (1) have been prepared in good faith by Parent in accordance with GAAP; and (2) present fairly in all material respects the financial condition and results of operations and cash flows of Parent and its Subsidiaries as of such dates and for such periods.

(q) Taxes.

(1) The Parent Group has filed or has had filed on its behalf all Tax Returns required to be filed under applicable Laws. All such Tax Returns were accurate and complete in all material respects and prepared in substantial compliance with all applicable Laws, and disclose all positions therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar Law). All Taxes owed by the Parent Group have been paid or have adequate reserves with respect thereto maintained on its books in accordance with GAAP. The Parent Group is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by a Governmental Entity in a jurisdiction where the Parent Group does not file Tax Returns that any member of the Parent Group is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on its books in accordance with GAAP) upon any assets of the Parent Group. The Parent Group has

(i) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person, and all Forms W-2 and 1099 (or any other form) required with respect thereto have been properly completed and timely filed, and (ii) collected all sales, use and value added taxes required to be collected, and has remitted such amounts to the appropriate Governmental Entity and has furnished properly completed exemption certificates for all exempt transactions.

(2) To the knowledge of the Company, there is no dispute or claim concerning any liability for Taxes of the Parent Group claimed, raised, or threatened by any Governmental Entity. Section 2.1(q) of the Company Disclosure Letter lists all Tax Returns that currently are the subject of audit. The Company has made available to the Purchasers by posting to the virtual datasite, physical dataroom or delivered accurate and complete copies of all Tax Returns, examination reports, notices of proposed adjustments, and statements of deficiencies assessed against or agreed to by the Parent Group for taxable periods ending on or after December 31, 2003.

(3) No member of the Parent Group (i) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (ii) is a party to or bound by any Tax allocation or sharing agreement, and is not otherwise required to indemnify any other person, (iii) has, for taxable periods ending on or after December 31, 2004, been a member of an affiliated group (within the meaning of Section 1504(a) of the Internal Revenue Code (the “Code”) or any similar group defined under a similar Law) other than a group of which Angiotech Pharmaceuticals (US), Inc. or American Medical Instruments Holdings, Inc. were the parent filing a consolidated Tax Return, or (iv) has any liability for the Taxes of any person (other than in the case of the Company, itself and any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar Law), as a transferee or successor, by contract, or otherwise.

(4) No member of the Company Group (i) has been subject to a Governmental Entity initiating or proposing any adjustment or change in accounting method (including any method for determining reserves for bad debts) that could reasonably be expected to affect income or deductions in a post-Closing Tax period, (ii) will be required to include, in post-Closing Tax periods, any income amount resulting from a change in accounting method, installment sale, inter-company transaction, open transaction or excess loss account or similar type of adjustment, in each case, entered into, elected or adopted prior to the Closing, (iii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (iv) has engaged in a reportable transaction described in Treasury Regulation Section 1.6011-4 (or any similar Law), (v) has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported to be or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any similar Law), (vi) has a contractual obligation to pay the amount of Tax benefits or Tax refunds realized or received by the Parent Group (or an amount in reference to any such Tax benefits or Tax refunds realized or received by the Parent Group) to any other person(s), or (vii) is or has ever been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(5) The unpaid taxes of the Company Group (i) did not, as of December 31, 2007, exceed the reserve for liabilities for unpaid Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Parent Group in filing their Tax Returns. Since December 31, 2007, no member of the Parent Group has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(6) There are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the Income Tax Act (Canada) (the “Tax Act”) (or any similar Law) to any member of the Parent Group.

(7) No member of the Parent Group has acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the Tax Act or any similar Law) for an amount that is other than the fair market value of such property or services, nor has any member of the Parent Group been deemed to have done so for the purposes of the Tax Act (or any similar Law). For all transactions between any member of the Parent Group and any non-resident person where such parties do not deal at arm’s length, for the purposes of the Tax Act (or any similar Law), during a taxation year commencing after 1998 and ending on or before the Closing Date, any such member of the Parent Group has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act. No member of the Parent Group has entered into an agreement contemplated by section 191.3 of the Tax Act.

(r) Employee Benefit Plans. The Company has made available to the Purchasers each (1) Employee Benefit Plan and (2) Foreign Plan. No Employee Benefit Plan is subject to Title IV of ERISA or is a multiemployer welfare plan. No member of the Parent Group maintains or has any obligation to contribute to an Employee Benefit Plan or Foreign Plan that provides retiree medical or retiree life benefits, except to the extent that any such obligations would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Change. Each Employee Benefit Plan is in compliance with its terms and all applicable Laws, except to the extent that any such noncompliance would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Change. Except as otherwise disclosed in Section 2.1(r) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any person to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, through a grantor trust or otherwise, or increase the amount of, compensation or benefits due to any person or trigger any other material obligation pursuant to, any Employee Benefit Plan or Foreign Plan, (iii) result in any breach or violation of, or a default under, any Employee Benefit Plan or Foreign Plan, or (iv) result in any payment to any person that would be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(s) Brokers and Finders. Except for fees payable by the Parent in an aggregate amount not to exceed $18,000,000 to be paid to Goldman, Sachs & Co. pursuant to the letter agreements between Parent and Goldman, Sachs & Co., dated March 18, 2008 and March 5, 2008 and between Parent and Merrill Lynch Canada Inc., dated as of May 14, 2008, true and correct copies of which have been delivered to the Purchasers, no member of the Parent Group nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Parent Group, in connection with the Transaction Documents or the Transactions. Parent shall indemnify the Company and the Purchasers and hold them harmless from and against any Losses suffered or incurred by any of them directly or indirectly as a result of the representations and warranties in this clause (s) being untrue in any respect.

(t) Private Offering. No registration under the Securities Act (or qualification under Canadian securities Laws) of the Securities is required for the sale of the Securities contemplated hereby, assuming the accuracy of Purchaser’s representations, and compliance by Purchaser with the covenants set forth, in the Transaction Documents.

(u) Conflicts of Interest and Related Party Transactions.

(1) After giving effect to the Restructuring, no member of the Parent Group nor any of their respective Affiliates (excluding members of the Company Group) directly or indirectly (x) is a supplier of, creditor of, or has an existing contractual relationship (except in their capacity as a stockholder, director, officer or key employee pursuant to the Transaction Documents) with any member of the Company Group or (y) has any interest in any asset of the Company Group.

(2) After giving effect to the Restructuring, no member of the Company Group is a party to any contract with any member of the Parent Group or its Affiliates (excluding members of the Company Group) other than the Transaction Documents.

(3) After giving effect to the Restructuring, no member of the Parent Group or any of their Affiliates (other than the Company Group) shall own or have any right to any asset necessary to the conduct of the businesses of the Company Group.

(v) Insurance. The Company has delivered to Purchasers accurate and complete copies of all policies of insurance to which any member of the Parent Group is a party or under which the businesses of the Company Group are or have been covered at any time since March 23, 2006. Each insurance policy currently in effect and covering the property, business or employees of the Company Group is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and no member of the Company Group is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any such insurance policy.

(w) Full Disclosure. Since December 31, 2005, Parent has timely filed all forms, reports, schedules, statements and other documents required to be filed with (i) Canadian securities regulatory authorities, and (ii) the Securities and Exchange Commission (all such forms, reports, schedules, statements and other documents are collectively referred to as the “Parent Documents”). Except to the extent corrected in any amendment thereto filed after the date thereof and prior to June 30, 2008 (which corrections would not, in the aggregate, reasonably be expected to have a Company Material Adverse Change), no Parent Document at the time filed (x) contained any misrepresentation, or (y) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made; and each Parent Document complied in all material respects with the requirements of applicable Laws. Parent has not filed any confidential material change report with any Canadian securities authority or regulator or any stock exchange that at the date of this Agreement remains confidential.

(x) No Liabilities. Immediately following the Closing, the Company Group will have no liabilities other than (i) liabilities under the Transaction Documents, (ii) the liabilities reflected on the as adjusted balance sheet of Spinco included in Annex I to Exhibit R hereto that are unpaid and not delinquent; and

(iii) other liabilities that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Change. Parent shall indemnify the Company and the Purchasers and hold them harmless from and against any Losses suffered or incurred by any of them directly or indirectly as a result of the representations and warranties in this Section 2.1(x) being untrue in any respect.

For purposes of the foregoing representations and warranties in this Section 2.1 (and related definitions), in the case of any reference to the Company Group, or the businesses of the Company Group, such representations and warranties shall be deemed to include a reference to such applicable businesses and other activities as conducted under the ownership of Parent, as predecessor to the Company, prior to completion of the Restructuring and any reference to Subsidiaries of the Company shall include all Subsidiaries of Parent prior to the Restructuring that will be Subsidiaries of the Company after completion of the Restructuring (i.e., pro forma as if such Restructuring had already occurred).

2.2 Representations and Warranties of Purchasers. Each Purchaser, severally and not jointly, hereby represents and warrants to the Company that:

(a) Organization and Authority. Such Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the Transactions on a timely basis, and Purchaser has the corporate or other power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization.

(1) Such Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by such Purchaser and the consummation of the Transactions have been duly authorized by Purchaser’s board of directors, general partner or managing members, as the case may be, and no further approval or authorization by any of its partners or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by such Purchaser and assuming due authorization, execution and delivery by each party hereto other than such Purchaser, is a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2) The execution, delivery and performance of the Transaction Documents, purchase of the Convertible Note and the receipt of shares of Common Stock issuable upon the conversion thereof, and compliance with the terms and provisions thereof by such Purchaser, will not conflict with, permit the termination of, result in a breach, acceleration or violation (whether with or without the passage of time) of any of the terms and provisions of, (1) any Law applicable to Purchaser or any of its properties, or (2) any agreement or instrument to which such Purchaser is a party or by which Purchaser is bound or to which any of the properties of such Purchaser is subject, or (3) the charter or by-laws (or similar organizational documents) of such Purchaser; and such Purchaser has, in the case of the Convertible Note, full power and authority to purchase the Convertible Note and will have, in the case of shares of Common Stock issuable upon the conversion thereof, full power and authority to receive the shares of Common Stock of the Company issuable upon conversion of the Convertible Note.

(3) Other than under the HSR Act, and pursuant to Regulation D of the Securities Act and pursuant to the requirements of the Competition Act (Canada), the Investment Canada Act, Canadian securities Laws and the Toronto Stock Exchange, no Consent, notice to, or Order of, or filing with, any Governmental Entity is required for execution, delivery and performance of, or the consummation by such Purchaser of the Transactions.

(c) Purchase for Investment. Such Purchaser acknowledges that the Convertible Note has not, and the securities issuable upon conversion of the Convertible Note will not, at the time of issuance, have been, registered under the Securities Act or under any state securities Laws or qualified for distribution pursuant to Canadian securities Laws. Such Purchaser (1) is acquiring the Securities solely for investment with no present intention to distribute any of the Securities to any person in violation of applicable Law, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision, (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (5) is purchasing the Securities as “principal” and is an “accredited investor” for purposes of National Instrument 45-106 of the Canadian Securities Administrators.

(d) Access to Information. Such Purchaser acknowledges that documents, records and books pertaining to an investment in the Securities have been made available for inspection by Purchaser and Purchaser’s attorneys, accountants and financial advisors. Such Purchaser also represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and the terms and conditions of the sale of the Securities. Such Purchaser has not relied on any oral representation, warranty or other information (other than any representation or warranty expressly set forth in this Agreement) by the Company or Parent or any officer, employee or agent of the Company or Parent in connection with the sale of the Securities.

(e) Financial Capability. At Closing such Purchaser will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(f) Brokers and Finders. Except pursuant to the letter agreement between Affiliates of Ares and UBS Securities LLC, a true and correct copy of which has been delivered to the Company, no Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with the Transaction Documents or the Transactions, in each case, whose fees the Company would be required to pay.

ARTICLE III

COVENANTS

3.1 Implementation Steps by Parent.

(a) Parent shall lawfully convene and hold the Parent Meeting for the purpose of considering the Special Resolution as soon as reasonably practicable, and in any event, on or before October 31, 2008.

(b) As promptly as reasonably practicable Parent shall prepare the Circular together with all other documents required by applicable Laws in connection with the approval of the Special Resolution by the shareholders of Parent at the Parent Meeting (together with the Circular, the “Solicitation Documents”). Parent shall give the Purchasers no less than 5 business days to review and comment on each of the Solicitation Documents (including all preliminary forms thereof to be filed with any Governmental Entity), which shall be reasonably satisfactory to the Purchasers before they are filed or distributed to shareholders of Parent; provided that Purchasers shall provide comments to Parent as promptly as reasonably practicable.

(c) Parent shall cause the Solicitation Documents to be sent to each shareholder of Parent and filed as required by applicable Laws on or before the Mailing Date.

(d) Parent shall cause the Circular to contain the recommendation of the Directors of Parent to the effect that the shareholders of Parent vote in favor of the Special Resolution. Such Board may withdraw or make a change or modification of this recommendation if and only if (i) Parent and the Company have complied with the obligations contained in Section 3.11, (ii) Parent or the Company receives a proposal relating to an Alternate Transaction that such Board determines in good faith is reasonably likely to be materially more favorable to Parent and its stockholders than the Transactions, and (iii) such Board receives a written opinion from a Canadian law firm of national recognized reputation that the failure to make such withdrawal, modification or change would be inconsistent with its fiduciary duties to its stockholders under applicable Law.

(e) Parent shall ensure that (i) the Solicitation Documents materially comply with all applicable Laws and (ii) without limiting the generality of the foregoing, (x) no Solicitation Document contains any misrepresentation or any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the Purchasers in writing specifically for inclusion therein) and (y) the Circular materially complies with the applicable requirements of Canadian securities laws and provides the shareholders of Parent with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Parent Meeting.

(f) Parent shall promptly notify the Purchasers if at any time before or after the Closing it becomes aware that any Solicitation Document contains any misrepresentation or any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to any Solicitation Document or such application or registration statement. In any such event, the Purchasers and Parent shall cooperate in the preparation of any required supplement or amendment to the Solicitation Documents and, if required by applicable Law, shall cause the same to be distributed to the shareholders of Parent or filed with the applicable Governmental Entity.

(g) Parent shall diligently do all such acts and things as may be necessary to comply with National Instrument 54-101 of the Canadian Securities Administrators in relation to the Parent Meeting and, without limiting the generality of the foregoing, shall, in consultation with the Purchasers, use all reasonable efforts to benefit from the accelerated timing contemplated by such policy.

3.2 Interim Operations.

(a) Each of Parent and the Company covenants and agrees as to itself and its Subsidiaries that, on and after the date of this Agreement and prior to the Closing (unless Purchaser shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement), other than any action expressly set forth in the Restructuring Agreements, the businesses of the

Company Group shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable efforts to maintain the value of its business as a going concern, preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, vendors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing, except (A) as otherwise expressly required by this Agreement, (B) actions expressly set forth in the Restructuring Agreements, (C) as the Purchasers may approve in writing, or (D) as set forth on Section 3.2 of the Company Disclosure Letter, each of Parent and the Company shall not and shall not permit any member of the Parent Group to directly or indirectly:

(1) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(2) merge or consolidate any member of the Company Group with any other person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(3) acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $10,000,000 in any transaction or series of related transactions;

(4) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of (i) any member of the Parent Group (other than (x) the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company and (y) in the case of Parent, the issuance and sale of common stock of Parent with an aggregate value of $40 million or less after the final record date for the meeting to consider the Special Resolution and for which Parent uses its reasonable best efforts to limit to existing stockholders of Parent), or (ii) securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(5) create or incur any Lien material to the Company or any of its Subsidiaries not incurred in the ordinary course of business consistent with past practice;

(6) make any loans, advances, guarantees or capital contributions to or investments in any person (other than, with respect to the Company, between or among the Company and any of its direct or indirect wholly owned Subsidiaries or, with respect to Parent, between or among Parent and any of its direct or indirect wholly owned Subsidiaries other than the Company Group) in excess of $5,000,000 in the aggregate;

(7) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except, with respect to the Company, for dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary or, with respect to Parent, for dividends paid by any direct or indirect wholly owned Subsidiary of Parent (other than the Company Group) to Parent or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(8) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except, with respect to the Company, for transactions that are solely among the Company Group or, with respect to Parent, for transactions that are solely among Parent and its Subsidiaries other than the Company Group;

(9) incur any indebtedness for borrowed money or guarantee or assume such indebtedness of another person (other than the incurrence of indebtedness or guarantee of such indebtedness, with respect to the Company, between or among the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company, or, with respect to Parent, between or among Parent and a wholly owned Subsidiary of Parent other than the Company Group, or between or among wholly owned Subsidiaries of Parent other than the Company Group), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company Group, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (A) not to exceed $5,000,000 in the aggregate, or (B) guarantees incurred in compliance with this Section 3.2 by the Company of indebtedness of wholly owned Subsidiaries of the Company;

(10) amend, modify or terminate any agreement relating to indebtedness for borrowed money, other than indebtedness permitted under this Section 3.2, except for transactions, with respect to the Company, that are solely among the Company Group or, with respect to Parent, that are solely among the Parent Group other than the Company Group;

(11) make any material changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

(12) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $2,000,000 in the aggregate or any obligation or liability of the Company Group in excess of such amount in the aggregate;

(13) materially amend, modify or terminate any contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value of the change in excess of $5,000,000;

(14) sell, transfer, lease, license, pledge, mortgage, assign, abandon or allow to lapse or expire or otherwise dispose of, or encumber any rights, licenses, assets or properties, real, personal or mixed, in excess of $1,000,000 individually or $3,000,000 in the aggregate, except sales of inventory in the ordinary course of business and dispositions of obsolete or unnecessary assets;

(15) take any action or omit to take any action that is reasonably likely to result in any of the conditions to Closing not being satisfied;

(16) make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of increasing the overall Tax liability of any member of the Company Group;

(17) take any action that could cause the acceleration of contingent payments (including earnouts or milestone payments, other than earnouts or milestone payments resulting solely from superior performance) under any license agreement, merger, acquisition or other similar agreements, make any discretionary change of control payments or enter into any agreement to transfer, settle or extinguish, or any transaction that would have the effect of transferring, settling or extinguishing, any indebtedness owed by Angiotech Investment Partnership (or any successor thereof) to Parent or any of its Subsidiaries; or

(18) agree, authorize or commit to do any of the foregoing or voluntarily take any action that would make any of the representations and warranties contained in this Agreement untrue or incorrect at Closing.

(b) Notwithstanding the foregoing, the Company and its Subsidiaries may take any of the actions identified in subsections (4), (6), (7), (8), (10), or (14) above (the “Noticed Items”) to the extent that the prohibition thereof contravenes Section 4.08 of the indentures governing the Parent Notes by constituting a consensual encumbrance or restriction on dividends or distributions, loans or advances or transfers (including sales or leases) of assets; provided, that the Company provides written notice to the Purchasers at least 5 business days notice prior to taking such action.

3.3 Public Announcements. Subject to each party’s disclosure obligations imposed by applicable Law, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the Transactions, and none of Parent, the Company nor either Purchaser will make any such news release or public disclosure without first consulting with the others, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

3.4 Legend.

(a) Each Purchaser agrees that all certificates or other instruments representing the Convertible Notes subject to this Agreement will bear a legend substantially to the following effect:

THE NOTES EVIDENCED BY THIS CERTIFICATE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

SUCH NOTES AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) TO ANGIOTECH PHARMACEUTICAL INTERVENTIONS, INC. (UPON EXCHANGE, REDEMPTION OR OTHERWISE), (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR OTHER EXEMPTIONS THEN AVAILABLE UNDER THE SECURITIES ACT (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION IN CANADA, THE HOLDER OF THIS NOTE MUST NOT TRADE THIS NOTE IN CANADA BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF: (1) [INSERT CLOSING DATE]; AND (2) THE DATE THE ISSUER BECOMES A REPORTING ISSUER IN ANY CANADIAN PROVINCE OR TERRITORY.

(b) Purchasers agree that certificates representing the Common Stock into which the Convertible Notes are convertible may bear a legend substantially similar to the legend contained in Section 3.4(a).

(c) Upon request of a Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and other applicable Laws, the Company shall promptly cause the legend contained in Section 3.4(a) to be removed from any certificate for any Securities to be Transferred in accordance with the terms of the Transaction Documents. Each Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities Laws and agrees that it will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

3.5 Antitrust Clearances. The parties recognize that prior to conversion of the Convertible Note into Common Stock of the Company, filings and/or notices may be required under the HSR Act, the Competition Act (Canada), the Investment Canada Act and under other applicable foreign antitrust and competition Laws; for this purpose the parties agree to use their commercially reasonable efforts to take or cause to be taken all actions and to make all such filings/notices on a timely basis in order that any conversion into Common Stock of the Convertible Notes shall not be delayed beyond the date at which such conversion would otherwise occur.

3.6 Use of Proceeds. Upon receipt by Parent from the Company of the net proceeds from the sale of the Convertible Notes contemplated by this Agreement, the Parent Group shall use all such net proceeds to consummate the Tender Offers.

3.7 Waiver of Usury. Each of the Company and Parent covenants and agrees that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, and will use its reasonable best efforts to resist any attempts to claim or take the benefit of, any stay, extension or usury Law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of its obligations under this Agreement or the Convertible Notes; and each of the Company and Parent hereby expressly waives all benefit or advantage of any such Law, and covenants that it shall not, by resort to any such Law, hinder, delay or impede the execution of any power herein granted to Purchasers, but will suffer and permit the execution of every such power as though no such Law has been enacted.

3.8 Further Assurances. Whether before or after Closing, each party hereto, at the reasonable request of another party hereto, shall execute and deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions as may be necessary or advisable to carry out the intent and purpose of this Agreement. In addition, in connection with the Closing the Company shall enter into a management rights letter in form and substance reasonably acceptable to the Purchasers and Parent with each Purchaser, including New Leaf, who reasonably requires such a document.

3.9 Access to Information.

(a) Prior to Closing and subject to the provisions of the Confidentiality Agreement, Parent and the Company agree to (i) give or cause to be given to Purchasers and their employees, advisors and other representatives reasonable access, during normal business hours, to the offices, officers, employees, properties, books and records of the Company Group and request access to accountants, lenders and material customers and suppliers of the Company Group, as Purchasers may from time to time reasonably request and (ii) furnish or cause to be furnished to Purchasers such financial and operating data and other information with respect to the Company Group as Purchasers may from time to time reasonably request. No investigation made by Purchasers and their employees, advisors and other representatives shall affect the representations, warranties and agreements made by the Company and Parent pursuant to this Agreement, and each such representation, warranty and agreement shall survive any such investigation in accordance with the terms of this Agreement. Any request for access to be provided pursuant to this Section 3.9(a) shall be submitted to and subject to the reasonable approval of the Chief Executive Officer or Chief Financial Officer of Parent.

(b) The Company shall notify each Purchaser prior to the Closing if any officer or key employee or group of employees of the Company expresses to any member of senior management of the Company any intention of terminating his or her employment.

(c) Parent shall provide the Company with (i) access to Parent’s current and former insurers for claims arising out of events relating to the businesses of the Company Group occurring before the Closing and (ii) current and updated loss information for pre-Closing claims for five years from the Closing Date.

3.10 Intercompany Debt.

(a) Immediately prior to, or concurrent with, Closing, Parent and the Company will, and will cause their respective Subsidiaries to, cancel or repay, as applicable, all intercompany amounts owed to or by the Parent Group or any of them (other than the Company Group) on the one hand, and the Company Group, on the other, in each case other than (i) the Convertible Note Guarantees, (ii) the

Company Guarantees and guarantees of the same indebtedness by other members of the Company Group and (c) as provided in Section 3.10(b).

(b) Parent shall use its best efforts to ensure that immediately following the Closing (after giving effect to the cancellation or repayment of all intercompany accounts with the Parent Group, the repayment of the Restructuring Note and the payment of all expenses in connection with the Transactions), the Company Group, taken as a whole, shall have an amount of unrestricted cash and cash equivalents not less than the Minimum Amount. If at Closing the amount of such cash and cash equivalents (the “Closing Cash Balance”) is less than the Minimum Amount, Parent shall owe to the Company an intercompany receivable bearing interest on the amount thereof at an annual rate of 7.75% (the “Closing Cash Adjustment Receivable”), represented by a note in form and substance reasonably satisfactory to the Purchasers, in an amount equal to the Minimum Amount less than the Closing Cash Balance. Notwithstanding any other provision hereof, the Closing Cash Balance shall not be less than $60 million and the amount of the Closing Cash Adjustment Receivable shall not exceed $15 million. Parent shall pay the Closing Cash Adjustment Receivable as soon as practical taking into account its interest obligations for Parent Notes but in no event later than 12 months from incurrence.

3.11 Exclusivity. Prior to the Closing Date, Parent and the Company will not, and will not cause or permit any of their Subsidiaries or any of their respective directors, officers, employees, representatives or agents to, (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock, or any substantial portion of the assets, of the Parent Group (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussion or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Notwithstanding the foregoing sentence if Parent’s Board of Directors receives a written opinion from a Canadian law firm of national recognized reputation that complying with the previous sentence would be inconsistent with such Board’s fiduciary duties to its stockholders under applicable Law, Parent’s Board of Directors may elect not to comply with the previous sentence to the extent necessary to satisfy such fiduciary duties. Prior to the Closing Date, Parent and the Company will notify each Purchaser in writing as promptly as practicable (but in no event later than one (1) business day after) if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and shall identify the person making such proposal, offer, inquiry, or contact and terms, conditions and circumstances of such proposal.

3.12 Guarantees. The Company shall cause the obligations of the Company under the Convertible Notes to be fully and unconditionally guaranteed by (i) the Subsidiary Guarantors and members of the Parent Group who guarantee the Parent Notes pursuant to guarantees in the form attached as Exhibit B-2 to the Convertible Note and (ii) Parent pursuant to a guarantee in the form attached hereto as Exhibit B-1 to the Convertible Note (collectively, the “Convertible Note Guarantees”).

3.13 Parent Obligations. Parent shall timely perform all of its obligations under the indentures governing the Parent Notes, including the payment, when due, of all interest and principal relating thereto and shall indemnify and reimburse Company for any and all Losses that any member of the Company Group may directly or indirectly incur in connection with any guarantees of Parent’s indebtedness by any member of the Company Group. Parent shall not transfer any of the Excluded Liabilities to the Company Group and shall indemnify and hold harmless the Purchasers for any and all Losses, directly or indirectly, arising out of or resulting from the Excluded Liabilities. Prior to Closing, Parent shall comply with all covenants contained in the Convertible Note Guarantee applicable to Parent following the Closing.

Parent and the Company shall, and shall cause their Subsidiaries to (i) finalize and enter into each of the Restructuring Agreements as promptly as practical in form and substance reasonably satisfactory to the Purchasers and (ii) consummate the Restructuring as promptly as practical following receipt of a vote of Parent’s shareholders in favor of the Special Resolution. Without limiting the foregoing, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to do all such other acts and things as may be necessary or desirable to consummate and make effective, as soon as reasonably practicable, the Transactions.

From and after the Closing Date none of Parent nor any of its Affiliates shall retroactively allocate any fees, costs, expenses, deductibles, uninsured losses or other amounts directly or indirectly incurred or relating to periods prior to the Closing Date to any member of the Company Group.

3.14 Intellectual Property Licensing.

(a) It is acknowledged and agreed that Parent shall remain as licensee of the Intellectual Property licenses set forth on Section 3.14(a) of the Company Disclosure Letter (the “Existing Licenses”).

(1) Parent shall endeavor to sublicense the Existing Licenses to the Company as provided in this Section 3.14, and to license the Patent Family as defined in Section 3.14(a) of the Company Disclosure Letter. Notwithstanding the foregoing, if obtaining any such sublicense will result in Parent incurring out-of-pocket license fees in excess of $100,000 in granting any sub-license, Parent shall not be required to grant such sublicense unless and until the Company agrees to reimburse Parent for such excess.

(b) Parent shall use commercially reasonable efforts to, as promptly as practical, (i) amend the Existing Licenses in form and substance reasonably acceptable to Purchasers, and (ii) cause all rights held by Parent or its Affiliates in such amended Existing Licenses to be sublicensed to the Company, subject only to sublicenses granted under the Existing Licenses prior to the date hereof, all of which are set forth in Section 3.14(b) of the Company Disclosure Letter. Each sublicense shall be without cost to the Company, pursuant to a written exclusive sublicense in form and substance reasonably satisfactory to the Purchasers (each, a “Pending License”). Without limiting the foregoing, Parent shall use commercially reasonable efforts to (i) obtain a waiver by the licensor under each Existing License (the “Licensor”) of all rights of or claims by such Licensor to any portion of the value attributed to the grant of the Pending License and (ii) obtain the Consent of each such Licensor to allow the Company to grant further sublicenses under each Pending License without cost except as set forth in an Existing License with respect to sublicenses.

(c) To the extent reasonably possible, (i) each Pending License shall require the Company to pay to Parent only those royalty and other payments based on milestones or performance that Parent is actually required to pay to the applicable Licensor under the Existing License based on activities of Company, and (ii) the scope of the field of use licensed to the Company under each Pending License shall include all fields of use under the corresponding Existing License that are not already licensed to a third party under an agreement existing as of the date hereof (“Existing Agreement”). A list of all such Existing Agreements, and the Existing Licenses to which they relate, are set forth in subsections (b) and (a), respectively, of Section 3.14 of the Company Disclosure Letter.

(d) Each Pending License will be constructed to give the Company the maximum rights to exercise the Consent, notification and all other rights granted to Parent under the corresponding Existing License, subject only to any rights granted as of the date hereof to a third party under an Existing Agreement.

(e) Parent shall not sell, lend, pledge, license or otherwise dispose of, incur or permit any Lien on, or amend (without the Company’s prior written consent) any Existing License or any of Parent’s rights in Patent Family subject only to rights granted prior to the date hereof under the Existing Licenses.

(f) Without limiting the foregoing, excluding consideration received from current licensees of the Existing Licenses (and their successors and assigns), if Parent receives any consideration or other amounts under an Existing License or the Patent Family or for the grant of any right thereunder, Parent shall promptly pay all such amounts to Company.

(g) As promptly as practical following the closing, Parent shall grant to the Company an exclusive (including to the exclusion of Parent and its Affiliates other than the Company Group), worldwide, perpetual, royalty-free and fully paid up license, with the right to sublicense and (to the extent consistent with the UBC License (as defined in Section 3.14(a) of the Company Disclosure Letter)) transfer the foregoing, under Parent’s rights in and to the Patent Family, such license to be exclusive in all fields (other than the rights granted in the Existing Agreements).

The foregoing license grant shall, to the extent permitted by applicable Law, include rights to make, have made, use (including operate and maintain), import, sell,

offer to sell, distribute and otherwise dispose of, in any manner and to any person, products and perform or have performed services that incorporate or otherwise use the patents included in the Patent Family, including to practice any method or process for use in the manufacture of any such products or provide or have provided such services.

ARTICLE IV

TERMINATION

4.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by written agreement of the Company and Purchasers;

(b) by the Company or the Purchasers, upon written notice to the other party, in the event that the Closing does not occur on or before December 31, 2008; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any representation or warranty by it set forth herein, shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by Parent or Company, on the one hand, or the Purchasers, on the other hand, by written notice to the other party if:

(1) the other party has (and the terminating party shall not have) failed to perform and comply with, in all material respects, any material agreement, covenant and condition hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within 10 business days following notice of such failure; or

(2) any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating party’s obligations to consummate the Transactions, unless the occurrence of such event shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing;

(d) by the Company or the Purchasers, upon written notice to the other party, in the event that any Order shall restrain, enjoin or prohibit any of the Transactions, and such Order or other action shall have become final and nonappealable;

(e) by the Company or the Purchasers, if Parent shareholders do not pass the Special Resolution at the meeting at which it is proposed or if the number of common shares of Parent in respect of which notices of dissent are received exceeds the limitation set forth in Section 1.2(c)(1)(B); or

(f) by the Purchasers, if Parent’s Board of Directors has withdrawn, changed or modified its recommendation pursuant to Section 3.1(d).

4.2 Effects of Termination.

(a) In the event of any termination of this Agreement as provided in Section 4.1, this Agreement (other than Section 3.3, Section 4.2 and Article V, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that (i) nothing herein shall relieve any party from liability for breach of this Agreement and (ii) without limiting the foregoing, in the event of any termination of this Agreement other than as a result of a Purchaser’s breach, then Parent shall pay to ACOF Operating Manager III, LLC and New Leaf their proportionate shares (based on the aggregate principal amount of the Convertible Notes each of Ares and New Leaf are entitled to purchase hereunder, respectively) of (A) a non-refundable fee equal to $3.0 million (such amount, the “Commitment Fee” ) plus up to $3.0 million of expenses paid to Purchasers pursuant to Section 5.2 at or prior to the time of termination in the case of such termination by the Company or within two (2) business days after termination in the case of such termination by Purchasers and (B) if on or prior to the date that is 12 months following such termination, any member of the Parent Group enters into an agreement related to an Alternate Transaction, a non-refundable fee equal to $10 million (such amount the “Alternate Transaction Fee”) plus up to $4.0 million of expenses paid to Purchasers pursuant to Section 5.2 less any Commitment Fee and expenses already paid at or prior to the time of entering into any agreement related to such Alternate Transaction. Except to the extent required by applicable Law, the Company shall not withhold any withholding taxes from any payment under this Section 4.2.

(b) Parent and the Company shall indemnify and hold harmless Purchasers for all Losses directly or indirectly arising from or relating to any failure or delay by Parent to promptly pay the Commitment Fee, the Alternate Commitment Fee or the expenses as and when due under Sections 4.2 and 5.2, including the cost of enforcement of Purchasers’ rights hereunder (including the fees and expenses of counsel and all other professional advisers), in addition to the amount of any expenses, Alternate Transaction Fee, or Commitment Fee, together with interest on the amount thereof at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

(c) “Alternate Transaction” means any direct or indirect (i) equity or equity linked (including convertible debt) transaction relating to any member of the Parent Group (other than pursuant to bona fide employment benefit plans), (ii) sale of all or any material part of the business or assets of any member of the Parent Group, including through any asset sale, exclusive license, merger, reorganization or other form of business combination, or (iii) to the extent an agreement with respect thereto was entered into before this Agreement is terminated, any other transaction that would otherwise be inconsistent in any material respect with the Transactions, excluding in the case of clause (i) or (ii), above (x) a broadly syndicated public offering of Parent’s common stock with gross proceeds of $200 million or less commenced after the termination of this Agreement and (y) any sale, license or other transfer of the Excluded Assets.

ARTICLE V

MISCELLANEOUS

5.1 Survival; Limitation on Liability of Parent.

(a) Each of the representations and warranties of the Company and Parent set forth in this Agreement shall survive the Closing under this Agreement but only for a period of two years following the Closing Date (or until final resolution of any proceeding, claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect. Notwithstanding the foregoing, the representations and warranties set forth in Sections 2.1(q) (Taxes), (r) (Employee Benefit Plans), (s) (Brokers and Finders), and (t) (Private Offering), shall survive from the Closing Date through the 30th day following expiration of the applicable statute of limitations, and Sections 2.1(a) (Organization, Good Standing and Qualification), (b) (Capitalization), (c) (Authorization, Execution and Delivery), (e) (Enforceability) and (u) (Conflicts of Interest and Related Party Transactions) shall survive indefinitely.

(b) Notwithstanding anything herein to the contrary, Parent shall have no liability following the Closing (except in the case of fraud, knowing or willful misrepresentation) for any inaccuracy in or breach of any representation and warranty made by Parent in Section 2.1 except with respect to representations and warranties contained in Sections 2.1(a) (Organization, Good Standing and Qualification), (b) (Capitalization), (c) (Authorization, Execution and Delivery), (j) (Intellectual Property), (g) Title to Properties, (p) (Financial Statements), (q) (Taxes), (s) (Brokers and Finders), (u) (Conflicts of Interest and Related Party Transactions), (w) (Full Disclosure) and (x) No Liabilities.

5.2 Expenses. Whether or not the Transactions are consummated, Parent shall pay fees and expenses of each Purchaser hereto, but in the aggregate not to exceed $5,000,000 (subject to reduction as set forth in Section 4.02 in connection with the payment of a Commitment Fee or an Alternate Transaction Fee), incident to the due diligence investigation of the Parent Group, and the negotiation, preparation and execution of the Transaction Documents and the consummation of the Transactions, including attorneys’, accountants’ and other advisors’ fees and the fees and expenses of any broker, finder or agent retained by such party in connection with such Transactions unless the failure of the Closing to occur was the result of the Purchasers’ breach of this Agreement.

5.3 Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement will be effective against the Company, Parent or the Purchasers unless made in writing and signed by an officer of a duly authorized representative of the Company and Parent and Purchasers entitled to purchase at least a majority in aggregate principal amount of the Convertible Notes; provided, that no modification, amendment or waiver may adversely affect a Purchaser with respect to a term differently than another Purchaser without the consent of each affected Purchaser. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

5.5 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Courts of the State of New York located in the County of New York and the Federal courts of the United States of America located in the County of New York for the purpose of any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in such New York or Federal court. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

5.6 WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

5.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to Ares to it at:

Ares Corporate Opportunities Fund III, L.P.
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Attn: Bennett Rosenthal
Telephone: (310) 201-4100
Fax: (310) 201-4170

with a copy to (which copy alone shall not constitute notice):

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, California 90067
Attn: Michael A. Woronoff, Esq.
Telephone: (310) 557-2900
Fax: (310) 557-2193

(b)	If to New Leaf to it at:

New Leaf Venture Partners, L.L.C.
7 Times Square, Suite 1603
New York, New York 10036
Attn: Chief Financial Officer
Telephone: (646) 871-6400
Fax: (646) 871-6450

with a copy to (which copy alone shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attn: Nicholas S. O’Keefe, Esq.
Telephone: (650) 463-3018
Fax: (650) 463-2600

(c)	If to the Company to it at:

Angiotech Pharmaceutical Interventions, Inc.
1618 Station Street
Vancouver, BC Canada V6A 1B6
Attn: General Counsel
Telephone: (604) 221-7676
Fax: (604) 221-2330

with a copy to (which copy alone shall not constitute notice):

Sullivan & Cromwell LLP
1888 Century Park East, 21st
Los Angeles, California 90067
Attn: Alison S. Ressler, Esq.
Telephone: (310) 712-6600
Fax: (310) 712-8800

(d)	If to Parent to it at:

Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC Canada V6A 1B6
Attn: General Counsel
Telephone: (604) 221-7676
Fax: (604) 221-2330

with a copy to (which copy alone shall not constitute notice):

Sullivan & Cromwell LLP
1888 Century Park East, 21st
Los Angeles, California, 90067
Attn: Alison S. Ressler, Esq.
Telephone: (310) 712-6600
Fax: (310) 712-8800

5.8 Extension of Confidentiality Obligations. The Confidentiality Agreements, dated as of April 15, 2008 and March 26, 2008, between Parent and Ares and New Leaf, respectively (the “Confidentiality Agreement” ) shall terminate upon the Closing and be of no further force and effect as of the Closing. The parties agree that this Section 5.8 shall operate as an amendment to the Confidentiality Agreement, and references to the Confidentiality Agreement in this Agreement and the other Transaction Documents shall refer to the Confidentiality Agreement as so amended.

5.9 Entire Agreement, Etc. (a) This Agreement (including the Exhibits, Schedules and Company Disclosure Letter hereto) and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) neither the Company nor Parent may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers and no Purchaser may assign its rights under this Agreement without the prior written consent of the Company, such consent not to be unreasonably withheld, (any attempted assignment in contravention hereof being null and void), provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof and of the applicable Transaction Documents that apply to the “Purchasers” and thereafter shall be deemed a Purchaser for all purposes hereunder and under the other Transaction Documents. In addition, prior to a Qualified Transaction, New Leaf may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Ares.

5.10 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(b) the word “or” is not exclusive.

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”.

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

(e) “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by Law or other governmental action to close.

(f) “Circular” means the notice of the Parent Meeting and accompanying management proxy statement, including all schedules and exhibits thereto, to be sent by Parent to the shareholders of Parent in connection with the Parent Meeting.

(g) “Company Group” means the Company and its Subsidiaries (including entities that will be Subsidiaries immediately following consummation of the Restructuring).

(h) “Company Material Adverse Change” means any material adverse change in, or effect on, (A) the business, results of operations, properties, prospects or condition (financial or otherwise) of the Company Group, taken as a whole or (B) the ability of any member of the Parent Group to consummate the Transactions. Without limiting the foregoing, any changes or effects that, individually or in the aggregate would reasonably be expected to result in Losses to the Company Group of $20 million or more in the aggregate will be deemed a Company Material Adverse Change. Where a number of Losses under different covenants, representations and warranties are each individually less than $20 million, but in the aggregate exceed $20 million, all such Losses shall be aggregated for the purpose of determining a Company Material Adverse Change.

(i) “contract” or “agreement” means any agreement, contract, lease, mortgage, power of attorney, evidence of indebtedness, letter of credit, undertaking, covenant not to compete, license, instrument, obligation, commitment, understanding, policy, purchase or sales order, quotation or other commitment, whether oral or written, express or implied.

(j) “Employee Benefit Plan” means any (i) employee benefit plan within the meaning of Section 3(3) of ERISA, (ii) profit sharing, bonus, compensation, stock purchase, stock option, employment, termination, severance, retention or other similar plan, agreement or arrangement, and (iii) hospitalization, medical, life, or supplemental unemployment benefits plan, program, agreement or arrangement, which is or has been sponsored, maintained or contributed to or required to be contributed to by the Parent Group or any ERISA Affiliate for the benefit of any former or current consultant, employee, officer or director of the Parent Group or an ERISA Affiliate working in the United States, whether formal or informal.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l) “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Parent Group would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

(m) “Excluded Liabilities” shall have the meaning given thereto in Exhibit R hereto.

(n) “Foreign Plan” means any employee benefit and welfare plan or similar plan, policy or arrangement and (ii) bonus, compensation, stock purchase, stock option, employment, termination, severance, retention or other similar plan, agreement or arrangement that is maintained by the Parent Group outside of the United States for the benefit of their employees or consultants.

(o) “GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

(p) “Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, and extensions thereof, (ii) trademarks, trade names, service marks, brand names, and domain names, and all applications and registrations therefor, (iii) copyrights and all applications and registrations therefor, (iv) technology, inventions, processes, know-how, and trade secrets, and (v) all other intellectual property rights.

(q) “knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the persons listed on Exhibit K hereto.

(r) “liability” means any liability or obligation of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on the financial statements of Parent or the Company.

(s) “Losses” means any and all damages, fines, penalties, deficiencies, liabilities, claims, losses (including diminution in or loss of value), judgments, awards, settlements, Taxes, actions, obligations and costs and expenses in connection therewith (including interest, court costs and fees and expenses of attorneys, accountants and other experts, and any other expenses of proceedings (including costs of investigation, preparation and travel) or of any default or assessment).

(t) “Mailing Date” means the date by which the Circular must be mailed in order to have the Parent Meeting on or before October 31, 2008 in accordance with the constituent documents of Parent and applicable Laws.

(u) “Minimum Amount” means $75 million.

(v) “Order” means any award, writ, stipulation, determination, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any contract with, any Governmental Entity.

(w) “ordinary course of business” means the ordinary course of the businesses of the Company Group.

(x) “Parent Group” means Parent and all of its Subsidiaries including the members of the Company Group.

(y) “Parent Material Adverse Change” means any material adverse change in, or effect on, (A) the business, results of operations, properties, prospects or condition (financial or otherwise) of the Parent Group, taken as a whole or (B) the ability of any member of the Parent Group to consummate the Transactions. Without limiting the foregoing, any changes or effects that, individually or in the aggregate would reasonably be expected to result in Losses to the Parent Group of $20 million or more in the aggregate will be deemed a

Parent Material Adverse Change. Where a number of Losses under different covenants, representations and warranties are each individually less than $20 million, but in the aggregate exceed $20 million, all such Losses shall be aggregated for the purpose of determining a Parent Material Adverse Change.

(z) “Parent Meeting” means the meeting of shareholders of Parent, including any adjournments or postponements, to be called and held to consider the Special Resolution.

(aa) “person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Entity or other legal entity of any nature whatsoever.

(bb) “proceeding” means any action, charge, claim, demand, suit, arbitration, inquiry, notice of violation, investigation, litigation, audit or other proceeding (including a partial proceeding, such as a deposition), whether civil, criminal, administrative, investigative or informal.

(cc) “Restructuring” means the Restructuring described in Exhibit R hereto, which shall be consummated in form and substance reasonably satisfactory to the Investors; provided, that any terms of the Restructuring or Restructuring Agreements not specifically described in such Exhibit that in the aggregate could reasonably be expected to be material shall be satisfactory to the Purchasers in their sole discretion.

(dd) “Restructuring Agreements” shall have the meaning given thereto in Exhibit R hereto.

(ee) “Rights” means the Rights defined in the Rights Plan.

(ff) “Rights Plan” means the Shareholder Rights Plan Agreement amended and restated as of June 9, 2005, between Parent and Computershare Trust Company of Canada as Rights Agent.

(gg) “Tax” and, with correlative meaning, “Taxes” means with respect to any person (i) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including, without limitation, any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital stock franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, Pension Benefit Guaranty Corporation premiums, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any

Governmental Entity responsible for the imposition of any such tax (domestic or foreign).

(hh) “Tax Return” means any report, return, declaration, claim for refund or other information or statement supplied or required to be supplied by any member of the Parent Group or any member of the Company Group, relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

(ii) “Title Document” means any deed, title insurance policy, survey, mortgage, certificate of occupancy, building permit, inspection certificate or other agreement or other document granting a member of the Company Group title to or otherwise affecting or evidencing the state of title with respect to any Owned Real Property, together with all amendments, modifications and supplements thereto.

(jj) “Transferred Assets” shall have the meaning given thereto in Exhibit R hereto.

5.11 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

5.12 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.13 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefits, rights or remedies other than in the case of Section 4.2, ACOF Operating Manager III, LLC.

5.14 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

5.15 Certain Adjustments. If the representations and warranties set forth in Section 2.1(b) shall not be true and correct as of the Closing Date, the number of shares of Common Stock issuable upon conversion of the Convertible Notes shall be, at each Purchasers’ option and sole discretion, proportionately adjusted to provide such Purchaser the same percentage ownership in the Company as contemplated by this Agreement in the absence of such failure to be true and correct.

5.16 Specific Performance. The rights and remedies set forth in this Agreement are not intended to be exhaustive and the exercise by either party of any right of any right or remedy (including demand of the Commitment Fee or Alternate Transaction Fee) does not preclude the exercise of any other rights or remedies. Without limiting the foregoing, the parties agree that irreparable damage will occur if any of the provisions of this Agreement is not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof (without the need to post any bond), this being in addition to any other rights and remedies to which they are entitled at Law, in equity, under this Agreement or otherwise.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

COMPANY:

ANGIOTECH PHARMACEUTICAL INTERVENTIONS, INC.

By:	/s/ K. Thomas Bailey
	Name:	K. Thomas Bailey
	Title:	Chief Financial Officer

PARENT:

ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ K. Thomas Bailey
	Name:	K. Thomas Bailey
	Title:	Chief Financial Officer

Signature Page to Note Purchase Agreement

PURCHASERS:

ARES CORPORATE OPPORTUNITIES FUND III, L.P.

By: ACOF Operating Manager III, LLC, its manager

By: Ares Management, Inc., its general partner

By:	/s/ Bennett Rosenthal
Name: Bennett Rosenthal
Title: Authorized Signatory

New Leaf Ventures I, L.P.

By: New Leaf Venture Management I, L.P.
Its: General Partner

By: New Leaf Venture Management I, L.L.C.
Its: General Partner

By:	/s/ Ronald M. Hunt
Ronald M. Hunt
Managing Director

New Leaf Ventures II, L.P.

By:	New Leaf Venture Associates II, L.P.
Its:	General Partner

By:	New Leaf Venture Associates II, L.L.C.
Its:	General Partner

By:	/s/ Ronald M. Hunt
Ronald M. Hunt
Managing Director

Signature Page to Note Purchase Agreement

SUBSIDIARY GUARANTORS:

AFMEDICA, INC.

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: VP, Business Development

AMERICAN MEDICAL INSTRUMENTS HOLDINGS, INC.

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: President & Treasurer

ANGIOTECH BIOCOATINGS CORP.

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: VP, Business Development

ANGIOTECH CAPITAL, LLC

By:	/s/ David D. McMasters
Name: David D. McMasters
Title: Manager

ANGIOTECH DELAWARE, INC.

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: President & Treasurer

ANGIOTECH INTERNATIONAL HOLDINGS, CORP.

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

Signature Page to Note Purchase Agreement

ANGIOTECH INVESTMENT PARTNERSHIP

By:	Angiotech Pharmaceuticals, Inc.

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: Chief Financial Officer

By:	3091796 Nova Scotia Company

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

ANGIOTECH PHARMACEUTICALS (US), INC.

By:	/s/ David D. McMasters
Name: David D. McMasters
Title: Sr. Vice President, Legal & General Counsel

API CANADA HOLDINGS, INC.

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: Chief Financial Officer

B.G. SULZLE, INC.

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: President & Secretary

CRIMSON CARDINAL CAPITAL, LLC

By:	/s/ David D. McMasters
Name: David D. McMasters
Title: Manager

MANAN MEDICAL PRODUCTS, INC.

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: President & Treasurer

Signature Page to Note Purchase Agreement

MEDICAL DEVICE TECHNOLOGIES, INC.

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: President & Treasurer

NEUCOLL, INC.

By:	/s/ David D. McMasters
Name: David D. McMasters
Title: President & CEO

QUILL MEDICAL, INC.

By:	/s/ David D. McMasters
Name: David D. McMasters
Title: President & CEO

SURGICAL SPECIALTIES CORPORATION

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: President & Treasurer

SURGICAL SPECIALTIES PUERTO RICO, INC.

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: President & Treasurer

SURGICAL SPECIALTIES UK HOLDINGS LIMITED

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: President & Treasurer

By:	/s/ David D. Phinney
Name: David D. Phinney
Title: Secretary

TERCENTENARY HOLDINGS, CORP.

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

Signature Page to Note Purchase Agreement

0741693 B.C. LTD.

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

0761717 B.C. LTD.

By:	/s/ David M. Hall
Name: David M. Hall
Title: President

3091796 NOVA SCOTIA COMPANY

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

3091797 NOVA SCOTIA COMPANY

By:	/s/ David D. McMasters
Name: David D. McMasters
Title: President

3091798 NOVA SCOTIA COMPANY

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

3091799 NOVA SCOTIA COMPANY

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

3129537 NOVA SCOTIA COMPANY

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

3129538 NOVA SCOTIA COMPANY

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

Signature Page to Note Purchase Agreement

3129539 NOVA SCOTIA COMPANY

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

3129540 NOVA SCOTIA COMPANY

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

3129541 NOVA SCOTIA COMPANY

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

3132933 NOVA SCOTIA COMPANY

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

3132934 NOVA SCOTIA COMPANY

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

3132935 NOVA SCOTIA COMPANY

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

3132936 NOVA SCOTIA COMPANY

By:	/s/ William Stanger
Name: William Stanger
Title: Secretary

Signature Page to Note Purchase Agreement

Exhibit A

THE NOTE EVIDENCED BY THIS CERTIFICATE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) TO ANGIOTECH PHARMACEUTICAL INTERVENTIONS, INC. (UPON EXCHANGE, REDEMPTION OR OTHERWISE), (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR OTHER EXEMPTIONS THEN AVAILABLE UNDER THE SECURITIES ACT (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION IN CANADA, THE HOLDER OF THIS NOTE MUST NOT TRADE THIS NOTE IN CANADA BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF: (1) [INSERT CLOSING DATE]; AND (2) THE DATE THE ISSUER BECOMES A REPORTING ISSUER IN ANY CANADIAN PROVINCE OR TERRITORY.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. FOR THE ISSUE PRICE, AMOUNT OF OID, AND YIELD TO MATURITY FOR SUCH PURPOSES, PLEASE CONTACT THE OFFICE OF THE [TAX DIRECTOR/ CHIEF FINANCIAL OFFICER, etc.] AT Angiotech Pharmaceutical Interventions, Inc., 1618 station street, Vancouver, BC Canada V6A 1B6 [INSERT PHONE NUMBER].

[SENIOR/SUBORDINATED] CONVERTIBLE NOTE

Principal Amount: US$[—]	[—], 2008

FOR VALUE RECEIVED, the undersigned, Angiotech Pharmaceutical Interventions, Inc., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of [        ], a [—] [—] , or its successors and assigns (the “Holder”), the principal amount of [—] Dollars (US$[—]) on the Maturity Date (as hereinafter defined), and to pay interest on the unpaid principal amount of this Note at the Interest Rate (as hereinafter defined).

Section 1.	Certain Definitions. For the purposes of this Note:

(a)	“Acquired Debt” means, with respect to any specified Person:

(i)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(ii)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

(b)	“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

(c)	“Ares” means Ares Corporate Opportunities Fund III, L.P. and its Permitted Transferees (as defined in the Governance Agreement).

(d)	“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

(e)	“Bankruptcy Code” means Title 11, U.S. Code or any similar federal or state Law for the relief of debtors, the Bankruptcy and Insolvency Act (Canada), the UC-Companies’ Creditors Arrangement Act (Canada), the Winding Up and Restructuring Act (Canada) or any other federal, provincial, state or foreign bankruptcy, insolvency, receivership or similar Law.

(f)

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of

2

the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

(g)	“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in the City of New York, New York or the City of Vancouver, Province of British Columbia, Canada are permitted or required by Law, executive order or governmental decree to remain closed.

(h)	“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

(i)	“Capital Stock” means:

(i)	in the case of a corporation, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including without limitation all common stock and preferred stock;

(ii)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(iv)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not debt securities include any right of participation with Capital Stock.

(j)	“Common Stock” means the common stock, par value $0.01 per share, of the Borrower.

(k)	“Designated Event” means:

(i)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or

3

substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(ii)	the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(iii)	the consummation of any transaction (including, without limitation, any amalgamation, merger or consolidation), the result of which is that any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) other than Parent or the Holders and their controlled Affiliates becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares; or

(iv)	the Borrower amalgamates or consolidates with, or merges with or into, any Person (other than a Subsidiary of the Borrower) or any Person (other than a Subsidiary of the Borrower) amalgamates or consolidates with, or merges with or into, the Borrower, in either case in a transaction in which any of the outstanding Voting Stock of the Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Persons that Beneficially Own a majority of the outstanding Voting Stock of the Borrower immediately prior to such transaction Beneficially Own at least a majority of the outstanding Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

(l)	“Disqualified Stock” means any Capital Stock that, by its terms (or by terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

(m)	“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)

“Excluded Taxes” means, with respect to any Holder, (i) Taxes imposed on or measured by its overall net income or capital, however denominated, franchise Taxes imposed in lieu of overall net income or capital taxes, and branch profits Taxes imposed, in each case, by a jurisdiction (or any political subdivision

4

thereof) as a result of the recipient being organized or having its principal office or, in the case of any Holder, its applicable lending office in such jurisdiction (or any political subdivision thereof), (ii) in the case of a Foreign Holder, any U.S. federal withholding tax imposed on any interest payment pursuant to a law in effect at the time such Foreign Holder acquires an interest in this Note (or designates a new lending office), except to the extent that such Foreign Holder (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2(c)(i) and (iii) Taxes resulting from a Foreign Holder’s failure to comply with Section 2(c)(v) (i.e., failure to deliver a form that the Foreign Holder is legally entitled to deliver).

(p)	“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, without taking into account any liquidity or other discount, restrictions on transfer or differences in voting rights.

(q)	“Foreign Holder” means any Holder who or that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, any State or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or such trust has in effect a valid election to be treated as a “United States person” for U.S. federal income tax purposes.

(r)	“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

(s)	“Governance Agreement” means the Governance Agreement, dated , among the Borrower, the Parent and the Holders.

(t)	“Governmental Entity” means any court, tribunal, judicial or arbitral body, administrative agency or commission or other governmental authority or instrumentality, and any political or other subdivision, department or branch of any of the foregoing, whether federal, state, local or foreign, or any applicable self-regulatory organization.

(u)	“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

5

(v)	“Guarantor” means any Person that executes a Guarantee pursuant to Section 13(a) of this Note.

(w)	“Hedging Obligation” means any (i) obligation with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, (ii) other agreement or arrangement designed to manage interest rates or interest rate risk or (iii) other agreement or arrangement designed to protect against fluctuations in currency exchange rates or commodity prices; provided, however, that no phantom stock or similar plan providing for payments on account of services provided by current or former directors, officers, employees or consultants of the Borrower, Parent or any Subsidiary of the Borrower shall be a Hedging Obligation.

(x)	“Holders” means Ares, New Leaf Ventures I, L.P. and New Leaf Ventures II, L.P. and their permitted transferees.

(y)	“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(i)	in respect of borrowed money;

(ii)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(iii)	in respect of banker’s acceptances or similar instruments;

(iv)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(v)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed other than any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, or

(vi)	representing any Hedging Obligations.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

(z)	“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

6

(aa)	“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Note, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

(bb)	“Law” means any federal, state, local, or foreign law, statute or ordinance, code, rule or regulation, or any Order by any Governmental Entity or any award, writ, stipulation, determination, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any contract with, any Governmental Entity.

(cc)	“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

(dd)	“Note Purchase Agreement” means the Note Purchase Agreement, dated as of July [ ], 2008, among the Borrower, the Parent, the Holders and the guarantors party thereto.

(ee)	“Notes” means all convertible notes of the Borrower sold pursuant to the Note Purchase Agreement. For the avoidance of doubt, all references in this Note to actions that may be taken by Holders holding a certain principal amount of Notes means such principal amount of Senior Convertible Notes and Subordinated Convertible Notes, collectively, then outstanding.

(ff)	“Note Guarantee” means the Guarantee by each Guarantor of the Notes.

7

(gg)	“Obligation” means any principal, interest, penalty, fee, indemnification, reimbursement, damage and other liability payable under the documentation governing any Indebtedness.

(hh)	“Officer” of a Person means its Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Treasurer, any Vice President, Secretary or any Assistant Secretary.

(ii)	“Officers’ Certificate” means a certificate signed by any two Officers, one of whom must be the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or a Vice President of the Company and reasonably satisfactory in form and substance to the intended recipient thereof.

(jj)	“Order” means any award, writ, stipulation, determination, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any contract with, any Governmental Entity.

(kk)	“Other Taxes” means all present or future stamp, court or documentary Taxes and any other excise, property, intangible, mortgage recording or similar Taxes, charges or levies which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Note.

(ll)	“Parent” means Angiotech Pharmaceuticals, Inc.

(mm)	“Parent Designated Event” means:

(i)	any “Change of Control”, as such term is defined in the indentures governing the Parent Notes for so long as either such indenture remains in effect, or thereafter there occurs any transaction, including any amalgamation, merger or consolidation, the result of which is that any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) other than the Holders becomes the Beneficial Owner of more than 50% of the Voting Stock of Parent;

(ii)	an “Extraordinary Event” or a “Bankruptcy Event” of Parent, Angiotech Pharmaceuticals (US), Inc. or Quill Medical, Inc., in each case as defined in the Quill Merger Agreement;

(iii)	Parent ceases to own at least 50% of the Common Stock owned by it as of the date of this Note;

(iv)

any of the Parent Notes become due or subject to mandatory repurchase; provided that if the Parent Notes are repurchased or repaid by Parent or a third party without the direct or indirect receipt by Parent of any proceeds or use of funds or other assets of

8

the Borrower or any of its Subsidiaries, such event shall not be deemed to be a “Parent Designated Event; or

(v)	there is a default under the Parent Guarantee.

(nn)	“Parent Guarantee” means the Guarantee of the Notes of even date herewith by Parent for the benefit of the Holders.

(oo)	“Parent Group” means Parent and its the Subsidiaries other than the Borrower and the Subsidiaries of the Borrower

(pp)	“Parent Notes” means, collectively, the 2013 Notes and the 2014 Notes.

(qq)	“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

(rr)	“Qualified Transaction” means :

(i)	a bona fide underwritten public offering pursuant to an effective registration statement under the Securities Act of shares of the Common Stock following which such shares are listed on the New York Stock Exchange or the Nasdaq Global or Global Select Market, and in which the gross proceeds are at least $100 million at a price per share (1) before the first anniversary of the date of this Note, of at least $26.00; and (2) thereafter, of at least $28.00; or

(ii)	a series of transactions in which (1) all of the shares of Common Stock owned by Parent are distributed to the shareholders of Parent, (2) the Borrower has a class of securities registered in the United States under Section 12 of the Exchange Act, (3) the Common Stock is listed in the United States on the New York Stock Exchange or the Nasdaq Global or Global Select Market and (4) the closing price per share of the Common Stock is equal to or greater than $28.00 for twenty (20) consecutive trading days; provided that in the event that upon the closing of the transactions described in this clause (ii), the shares of Common Stock into which this Note is convertible are subject to a lock-up or other agreement restricting sales of Common Stock (other than the Registration Rights Agreement), then the transactions contemplated by this clause (ii) shall not be deemed a Qualified Transaction until the expiration of such sales restrictions.

In case there is any adjustment of the conversion rate applicable to this Note as provided in Section 8 (a), (b), (c) or (d) hereof, the minimum prices per share in clauses (i) and (ii) above shall be subject to an equivalent adjustment.

9

(ss)	“Quill Merger Agreement” means that Agreement and Plan of Merger, dated as of May 25, 2006, by and among Parent, Angiotech Pharmaceuticals (US), Inc., Quaich Acquisition, Inc. and Quill Medical, Inc.

(tt)	“Registration Rights Agreement” means the Registration Rights Agreement of even date herewith among the Borrower and the Holders.

(uu)	“Restructuring Agreement” has the meaning assigned thereto in the Note Purchase Agreement.

(vv)	“Senior Convertible Notes” means those Notes that do not contain the subordination provisions in Section 9 and such other related provisions.

(ww)	[1][“Senior Debt” means (i) all Indebtedness outstanding under the 2013 Notes; (ii) so long as there is any Indebtedness outstanding under the 2013 Notes, the Senior Convertible Notes; and (iii) all Obligations with respect to the items listed in the preceding clauses (i) and (ii).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include any other Indebtedness including, (i) any liability for federal, state, provincial, territorial, local or other taxes owed or owing by the Borrower or its Subsidiaries; (ii) any intercompany Indebtedness of the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries or any of their Affiliates; (iii) any trade payables; (iv) the portion of any Indebtedness that is incurred in violation of this Note or the Governance Agreement; (v) Indebtedness that is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of Section 1111(b)(1) of the Bankruptcy Code or (vi) other than the Senior Convertible Notes, any Indebtedness the proceeds of which are used to retire, redeem or otherwise refinance the 2013 Notes.]

(xx)	“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Note, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

(yy)	“Subordinated Convertible Notes” means those Notes that contain the subordination provisions in Section 9 and such other related provisions.

(zz)	“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other

[1]	To be included only in Subordinated Convertible Notes.

10

Persons performing similar functions is directly or indirectly owned or otherwise controlled by such Person and/or by one or more of its Subsidiaries.

(aaa)	“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

(bbb)	“2013 Notes” means the Parent’s Senior Floating Rate Notes due 2013.

(ccc)	“2014 Notes” means the Parent’s 7.75% Senior Subordinated Notes due 2014.

(ddd)	“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or body performing similar function) of such Person.

Section 2.	Interest.

(a)

This Note shall bear interest at a rate per annum (the “Interest Rate”) of [                 percent (    %)][2] , computed on the basis of a year consisting of twelve 30-day months. Interest at the Interest Rate shall accrue and be added to the principal amount daily and be compounded, semiannually in arrears on June 30 and December 31 of each year, beginning on December 31, 2008 and continuing through and including the Initial Maturity Date (as defined in Section 3). For all purposes, the principal amount of the Note shall include accrued but unpaid interest.

(b)	Upon the occurrence of an Event of Default (as defined in Section 11) and while such Event of Default is continuing, the Interest Rate shall be [ percent ( %)][3] per annum.

(c)	Taxes.

(i)	Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under this Note (including pursuant to a Note Guarantee) shall be made free and clear of and without reduction or withholding for any Taxes; provided, that if any applicable Law requires the deduction or withholding of any

[2]

The rate applicable to Senior Convertible Notes will generally be 150 bps lower than the rate applicable to Subordinated Convertible Notes[; provided that in no event will the rate on the Subordinated Convertible Notes equal or exceed the “applicable federal rate,” within the meaning of Section 1275(d) of the Internal Revenue Code and Treasury Regulations thereunder, applicable to the Subordinated Convertible Notes for the month the Senior Subordinated Notes are issued, plus 500 bps]. The weighted average rate applicable to the Convertible Notes at original issuance will be 7.75%.

[3]	Initial rate plus 225 bps.

11

Indemnified Taxes (including any Other Taxes) from any such payments, then (A) the sum payable by the Borrower shall be increased as necessary so that after all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2(c)(i)) have been made, each Holder receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) the applicable withholding agent shall make such deductions or withholdings and (C) the applicable withholding agent shall timely pay the full amount deducted or the cash equivalent thereof to the relevant Governmental Entity in accordance with applicable Law.

(ii)	Payment of Other Taxes by Borrower. Without limiting the provisions of Section 2(c)(i) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Entity in accordance with applicable Law.

(iii)	Indemnification by Borrower. Borrower shall indemnify each Holder, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2(c)), without duplication, payable by each Holder, and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity, provided that the Borrower shall not be required to so indemnify any Holder pursuant to this Section 2(c)(iii) for any such amounts and expenses in any fiscal year of such Holder if such Holder does not deliver such written demand within one (1) year from the end of such fiscal year; provided further, that if the Law giving rise to such demand has a retroactive effect, then such one (1) year period shall be extended to include such period of retroactive effect. Such written demand shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall include reasonable supporting documentation authenticating the claim. A certificate as to the amount of such payment or liability delivered to the Borrower by a Holder, shall be conclusive absent manifest error.

(iv)	Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Entity, the Borrower shall deliver to the applicable Holder(s) the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Holder(s).

12

(v)	Status of Holders. Any Foreign Holder that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Note shall deliver to the Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Holder, if requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Holder is subject to backup withholding or information reporting requirements.

(vi)	Treatment of Certain Refunds. If the Holder determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2(c), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2(c) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Holder and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Borrower, upon the request of the Holder, agrees to repay the amount paid over to the Borrower (plus any interest imposed by the relevant governmental authority) to the Holder in the event the Holder is required to repay such refund to such governmental authority. This paragraph shall not be construed to require the Holder to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person.

Section 3.	Maturity.

(a)	The entire unpaid principal amount of this Note and all accrued and unpaid interest thereon shall be due and payable on the earliest of the following dates to the extent applicable (the “Maturity Date”), unless this Note shall be converted prior to the Maturity Date pursuant to any provision hereof.

13

(i)	[4][December 2, 2013, unless all of the aggregate outstanding principal amounts and accrued and unpaid interest, if any, due under the 2013 Notes and the 2014 Notes have been repaid;]

(ii)	April 2, 2014, unless all of the aggregate outstanding principal amounts and accrued and unpaid interest, if any, due under the 2014 Notes have been repaid; or

(iii)	[Insert date 7 years from closing date].

(b)

For purposes of this Section 3, the references in subsections 3(a)(i) [5][and 3(a)(ii) to December 2, 2013 and] April 2, 2014, respectively, shall be modified to a date, if any, that is the maturity date (or, if earlier, the weighted average life to maturity) of Indebtedness incurred by Parent to fully refinance or retire [either the 2013 Notes or] the 2014 Notes[, as the case may be].

Section 4.	Payments. The principal of and all other amounts payable under this Note shall be payable in immediately available funds in lawful money of the United States that shall be legal tender for public and private debts at the time of payment. Any payment by other than immediately available funds which the Holder, at its option, elects to accept shall be subject to collection, and interest shall continue to accrue until the funds by which payment is made are available to the Holder for its use.

All payments under this Note shall be payable to the order of the Holder at such place as shall be designated in writing from time to time by the Holder (including, without limitation, any bank account that the Holder designates for receipt of funds by wire transfer).

Section 5.	Sinking Fund. No sinking fund is provided for this Note.

Section 6.	Redemption. This Note may not be redeemed by the Borrower prior to the Maturity Date.

Section 7.	Conversion.

(a)	The Holder at its option may convert this Note at any time on or after September 30, 2009 into the number of shares of Common Stock equal to the quotient of (i) the principal amount of this Note (including accrued but unpaid interest) divided by (ii) $ (as adjusted in accordance with the terms hereof, the “Conversion Price”). For the avoidance of doubt, at the time of issuance, the Notes (in the aggregate) shall be convertible into at least % of the outstanding shares of

[4]	Include only in Senior Convertible Notes.

[5]	Include only in Senior Convertible Notes.

14

Common Stock calculated on a fully diluted basis (without giving effect to any dilutive effect of a stock option or similar plan).

(b)	Unless the conversion of this Note would violate Section 4.10 of the indentures governing the Parent Notes, this Note will convert automatically into shares of Common Stock at the Conversion Price upon the consummation of a Qualified Transaction.

(c)	If on any date prior to a Qualified Transaction the conversion of the Note would result in (i) a “Change of Control Offer” as defined in the indenture governing the 2014 Notes (so long as any Parent Notes are then outstanding) or (ii) an “Extraordinary Transaction” as defined in the Quill Merger Agreement, the Notes shall be convertible on such date into (1) one share less than the number of fully paid and non-assessable shares of Common Stock that would result in such Change of Control or Extraordinary Transaction plus (2) an additional number of shares of non-voting Common Stock (in all respects other than voting, identical to the Common Stock) that would have been issuable in voting Common Stock but for this limitation (the “Conversion Limitation”).

(d)	The Conversion Limitation shall be applied only (i) to the Holder that would cause the Change of Control or (ii) if a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), on a pro rata basis among the Holders in such group, such that each Holder shall be entitled to that portion of the maximum number of shares of voting Common Stock that may be issued pursuant to the preceding paragraph.

(e)	Notwithstanding anything in this Section 7 to the contrary:

(i)

The Borrower shall, by written notice to the Holder within 2 Business Days after this Note is presented for conversion, refuse to convert this Note into shares of Common Stock if (A) any Parent Notes are then outstanding and (B) such conversion would, after giving effect to the use of proceeds associated with the closing of any concurrent Qualified Transaction (e.g., using the proceeds of an initial public offering to retire Parent Notes), violate Section 4.10 (Asset Sales) of the indentures governing the Parent Notes. If at any time after the earliest to occur of (i) a Qualified Transaction, (ii) the consummation of any other public offering of any Capital Stock of the Borrower, (iii) the Borrower’s entering into an agreement to effect a Designated Event and (iv) the consummation of a Designated Event, a Holder is not permitted to convert this Note into Common Stock, such Holder may sell all or any portion of this Note and the Borrower shall pay to such Holder in cash, within 5 Business Days, the excess of (x) the Fair Market Value (determined in the same manner as contemplated by Section 10(d) hereof) of the Common Stock issuable upon conversion of the transferred portion of the Note but for this limitation (the “Note

15

FMV”) over (y) the net cash proceeds (or Fair Market Value of any non-cash proceeds (determined in the same manner as contemplated by Section 10(d) hereof)) received by such Holder pursuant to such sale; provided, that the Holder shall first offer to sell such portion of this Note to the Borrower at the Note FMV, and the Borrower may purchase such portion at such price, in cash, within 5 Business Days of receipt of such offer from the Holder.

(ii)	At any time when this Note may be converted, the Holder may elect to convert (or in the case of automatic conversion, may elect to have converted) all or any portion of this Note into shares of non-voting Common Stock, which will be automatically convertible into Common Stock, upon the occurrence of such conditions as such Holder may specify, subject to Section 7(d).

(f)	Mechanics of Conversion.

(i)	The Holder may exercise its conversion right by delivering to Borrower the written notice substantially in the form set forth in Annex A, which conversion may be conditioned as set forth in such notice.

(ii)	As promptly as practicable thereafter (or, in the case of a conversion subject to conditions, upon the satisfaction thereof or waiver thereof by such Holder), the Borrower shall issue and deliver to or upon the written order of such Holder a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock.

Section 8.	Anti-Dilution Adjustments. The number of shares of Common Stock issuable pursuant to Section 7 of this Note shall be adjusted from time to time as hereinafter provided in this Section 8:

(a)	Adjustments Upon Stock Splits, Dividends, Distributions and Combinations. In case the Borrower shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or issue a stock dividend or make a distribution in shares of Common Stock with respect to outstanding shares of Common Stock or in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, then in each such case the Conversion Price shall be adjusted so that the Holder shall thereafter be entitled to receive upon conversion of this Note the aggregate number of shares of Common Stock and other shares of stock or other property that the Holder would have received if this Note had been converted immediately prior to such event. Successive adjustments shall be made whenever any event specified above shall occur.

16

(b)	Adjustments for Recapitalization by the Borrower. If at any time or from time to time prior to the full satisfaction of this Note there shall be a recapitalization of the Capital Stock of the Borrower, the Conversion Price shall be adjusted so that the Holder shall thereafter be entitled to receive upon conversion of this Note the aggregate number of shares of Common Stock and other shares of stock or other property that the Holder would have received if this Note had been converted immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions set forth in this Section 8 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Section 8 shall thereafter be applicable, as nearly as may be, in relation to any shares of stock or property thereafter deliverable upon conversion of this Note.

(c)	Adjustments for Reorganizations, Mergers, etc. In the event of any reorganization, consolidation or merger of the Borrower with or into another Person, the sale, lease, conveyance, transfer or other disposition of all or substantially all of the assets of the Borrower to another Person, or any reclassification of the Capital Stock of the Borrower, this Note shall thereafter be convertible into the kind and amount of shares of Common Stock and other shares of stock or other property that the Holder would have received if this Note had been converted immediately prior to such reorganization, consolidation, merger, sale, lease, conveyance, transfer, disposition, or reclassification. In such case, appropriate adjustment shall be made in the application of the provisions set forth in this Section 8 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Section 8 shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or property thereafter deliverable upon conversion of this Note.

(d)	Adjustments for Dividends, Loans or Sale, Lease or Transfer of Assets. Upon any (1) dividend or distribution by or loan from, or sale, transfer or lease of assets from the Borrower or any of its Subsidiaries to any member of the Parent Group (or in the case of any dividend or distribution, any other holder of Common Stock of the Company) or (2) any payment by the Borrower or any of its Subsidiaries on behalf of any member of the Parent Group pursuant to a Guarantee or otherwise, each Holder will have the option, exercisable by notice to the Borrower, to concurrently receive (i) an increase in aggregate principal amount of such Holder’s Note or (ii) a cash payment (or at the Holder’s option, a distribution of assets of the same kind as so sold, transferred or leased), in either case equal to (x) the Fair Market Value (if other than cash, determined and paid in the same manner as contemplated in Section 10(d)) of the dividend or distribution, amount being loaned, or assets being sold, transferred or leased multiplied by (y) a fraction, the numerator of which is the number of shares of Common Stock issuable upon conversion of such Holder’s Note (without giving effect to any restriction on such conversion) and the denominator of which is the number of shares of Common Stock owned by Parent (and any other holder of Common Stock receiving such dividend or distribution). In lieu of the foregoing, a Holder may elect to reduce the Conversion Price to the price equal to (1) the Conversion

17

Price in effect immediately prior to such adjustment less (2) (A) the amount of the cash payment to which the Holder would otherwise be entitled pursuant to Section 8(d) divided by (B) the number of shares of Common Stock issuable upon conversion of such Holder’s Note immediately prior to such adjustment.

To the extent that any such loan from the Borrower or any of its Subsidiaries is to be repaid by any member of the Parent Group, and Ares is provided at least 10 Business Days advance notice (in accordance with the notice provisions contained in the Governance Agreement) of such repayment, Ares shall elect, by notice to the Borrower within 9 Business Days after receipt of such notice, to (x) have such loan (or applicable portion thereof) forgiven by the Borrower or (y) allow the Borrower to require the Holders to repay the amounts received by them in connection with such loan or have an appropriate adjustment made to reverse, or partially reverse, the foregoing increase in principal amount of Notes or reduction in Conversion Price so that each Holder shall participate only in the net benefit received by the Parent Group as a result of such loan and subsequent repayment by the Parent Group.

(e)	Computation of Adjustments. Upon each computation of an adjustment in the number of shares Common Stock issuable upon conversion of this Note, the number of shares of Common Stock shall be calculated to the nearest whole share (i.e., fractions of less than one half of a share shall be disregarded and fractions of one half of a share, or greater, shall be treated as being a whole share).

(f)	Notice of Additional Adjustments. Upon any event requiring an adjustment in the number of shares of Common Stock pursuant to this Section 8, then and in each such case the Borrower promptly shall give written notice thereof to the Holder, which notice shall state the number of shares of Common Stock and other shares of stock or other property, if any, issuable upon conversion of this Note after giving effect to such adjustment and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(g)	Closing of Books. The Borrower will not close its books against the issuance or transfer of any shares of Common Stock issuable pursuant to this Section 8.

(h)	Treasury Stock. The sale or other disposition of any Common Stock theretofore held in the Borrower’s treasury shall be deemed to be an issuance thereof.

(i)	Costs. The Borrower shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion.

(j)	Shares to be Fully Paid. The Borrower will take all action necessary to assure that all shares of Common Stock issued upon the conversion will be duly and validly issued, fully paid and nonassessable, free and clear of all encumbrances and shall not be subject to preemptive rights or similar rights of stockholders.

18

(k)	Reservation of Shares. At all times as long as the Note remains outstanding, the Borrower will take all action necessary to assure that it has authorized, and reserved for the purpose of issue upon conversion of the Note, a sufficient number of shares of Common Stock to provide for conversion of the Note in full.

(l)	Approvals. The Borrower will take all action necessary to assure that shares of Common Stock may be validly and legally issued upon conversion of the Note and in compliance with the requirements of all Laws and any securities exchange upon which the Common Stock may be listed. The Borrower will not take any action that could result in any adjustment hereunder if the total number of shares of Common Stock issuable after such action upon conversion of the Note in full, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options or warrants and upon conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation of the Borrower.

Section 9.

Ranking.[6] [The provisions of this Section 9 shall apply only for so long as the 2013 Notes require that this Note be subordinated thereto. Upon repayment of the 2013 Notes (or after such 2013 Notes otherwise no longer require this Note to be subordinated thereto), this Section 9 shall terminate and be of no further force or effect, without otherwise affecting any other provision of this Note.

(a)	Agreement to Subordinate. The Borrower agrees, and the Holder by accepting this Note agrees, that the Indebtedness evidenced by this Note is subordinated in right of payment, to the extent and in the manner provided in this Section 9, to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of the holders of Senior Debt.

(b)	Liquidation; Dissolution; Bankruptcy. Upon any distribution to creditors of the Borrower in a liquidation or dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property, in an assignment for the benefit of creditors or any marshaling of the Borrower’s assets and liabilities:

(i)	holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holder of this Note will be entitled to receive any payment with respect to this Note (except that the Holder of this Note may receive and retain the interest in kind and shares of Common Stock issuable upon conversion of this Note); and

[6]	To be included only in Subordinated Convertible Notes.

19

(ii)	until all Obligations with respect to Senior Debt (as provided in clause (i) above) are paid in full, any distribution to which the Holder would be entitled but for this Section 9 will be made to holders of Senior Debt (except that the Holder of this Note may receive and retain the interest in kind and shares of Common Stock issuable upon conversion of this Note), as their interests may appear.

(c)	Default on Senior Debt.

(i)	The Borrower may not make any payment or distribution to the Holder in respect of Obligations with respect to this Note and may not acquire all or any portion of this Note from any Holder for cash or property (other than the payment of interest in kind and the issuance of shares of Common Stock in connection with the conversion of this Note) until all principal and other Obligations with respect to the Senior Debt have been paid in full if:

(1)	payment default on Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Senior Debt; or

(2)	any other default occurs and is continuing on any series of Senior Debt that permits holders of that series of Senior Debt to accelerate its maturity and the Holder receives a notice of such default (a “Payment Blockage Notice”) from the Borrower or the holders of any Senior Debt. If the Holder receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice will be effective for purposes of this Section 9(c) unless and until (A) at least 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (B) all scheduled payments of principal and interest on this Note that have come due have been paid in full in cash or in kind, as applicable.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Holder may be, or may be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or shall have been waived for a period of not less than 90 days.

(ii)	The Borrower may and will resume payments on and distributions in respect of this Note, and may acquire all or any portion of this Note in accordance with the terms of this Note, upon the earlier of:

20

(1)	in the case of a payment default, upon the date upon which such default is cured or waived, or

(2)	in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Debt has been accelerated, if this Section 9 otherwise permits the payment, distribution or acquisition at the time of such payment or acquisition .

(d)	Subrogation. After all Senior Debt is paid in full and until this Note is paid in full, the Holder will be subrogated (equally and ratably with all other Indebtedness pari passu with this Note) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holder of this Note have been applied to the payment of Senior Debt. A distribution made under this Section 9 to holders of Senior Debt that otherwise would have been made to the Holder of this Note is not, as between the Borrower and the Holder, a payment by the Borrower on this Note.

(e)	Relative Rights. This Section 9 defines the relative rights of the Holder of this Note and holders of Senior Debt. Nothing in this Note will:

(i)	impair, as between the Borrower and the Holder of this Note, the obligation of the Borrower, which is absolute and unconditional, to pay principal of and interest on this Note in accordance with its terms;

(ii)	affect the relative rights of the Holder of this Note and creditors of the Borrower other than the Holder’s rights in relation to holders of Senior Debt; or

(iii)	prevent the Holder of this Note from exercising its available remedies upon an Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to the Holder of this Note.

If the Company fails because of this Section 9 to pay the principal of or interest on this Note on the due date, the failure is still an Event of Default.

(f)	Subordination May Not Be Impaired by the Borrower or the Holder. No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by this Note may be impaired by any act or failure to act by the Borrower or the Holder of this Note or by the failure of the Borrower or the Holder of this Note to comply with the terms of this Note.

21

(g)	Ranking Relative to 2014 Notes. To the extent required by Section 4.16 of the indenture governing the 2014 Notes, the Indebtedness represented by this Note shall be pari passu in right of payment to the 2014 Notes until the termination of this Section 9 in accordance with its terms (and thereafter this Note shall constitute Senior Debt as defined in and for purposes of such indenture).]

7[The obligations of the Borrower under this Note will rank senior in right of payment to all subordinated Indebtedness of the Borrower and equal in right of payment to all other senior obligations of the Borrower.]

Section 10.	Holder’s Option to Require Repurchase.

(a)	Upon the occurrence of a Designated Event, the Holder shall have the right to require the Borrower to repurchase all or any portion of this Note pursuant to the offer described in this Section 10 (the “Designated Event Offer”) for an amount in cash equal to 100% of the principal amount of this Note to be purchased. In connection with any repurchase pursuant to this Section 10, the repurchase price shall be paid in cash.

(b)	Upon the occurrence of a Parent Designated Event, the Holder shall have the right to require the Borrower to repurchase all or any portion of this Note pursuant to the Designated Event Offer for an amount equal to the greater of (a) 100% of the principal amount of this Note to be purchased, and (b) the Fair Market Value of the Common Stock issuable upon conversion of the Note determined in accordance with paragraph (d) below.

(c)	Within 5 Business Days following the date on which a Designated Event or a Parent Designated Event occurred, or at the Borrower’s option, prior to any Designated Event, the Borrower shall send, by first class mail, a notice to the Holder, which notice will govern the terms of the Designated Event Offer and in the case of a Parent Designated Event, shall disclose Borrower’s estimate of the Fair Market Value of the Common Stock issuable upon conversion of the Note. Such notice will state, among other things, a detailed description of the Designated Event or the Parent Designated Event and the repurchase date, which must be no earlier than 10 Business Days nor later than 15 Business Days from the date such notice is mailed, other than as may be required by applicable Law (the “Designated Event Payment Date”). Interest shall accrue on the Note through and including the later of (x) Designated Event Payment Date and (y) the date of final payment in accordance with this Section 10. The notice, if mailed prior to the date of consummation of the Designated Event or the Parent Designated Event, shall state that the Designated Event Offer is conditioned on the Designated Event or Parent Designated Event being consummated on or prior to the Designated Event Payment Date. The Holder will be required to surrender this Note to the Borrower prior to the close of business on the second Business

[7]	Include only in Senior Convertible Notes.

22

Day prior to the Designated Event Payment Date with a notice indicating the portion of this Note the Holder is electing to have repurchased. The Borrower will promptly mail to the Holder of properly tendered Notes a new Note equal in principal amount to any unpurchased portion of the Notes surrendered.

The Borrower shall not be required to make a Designated Event Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Borrower and such third party purchases the portion of this Note properly tendered.

(d)	If the Holder and the Borrower cannot agree on the Fair Market Value of the Common Stock issuable upon conversion of the Note within 30 days after the Borrower has notified the Holder of the Parent Designated Event, the parties shall submit their final calculations of such value to an arbitrator (the “Arbitrator”) who shall be an independent valuation firm and be appointed by agreement of the Holder and the Borrower or, failing such agreement, by the American Arbitration Association (the “AAA”) in accordance with the Commercial Arbitration Rules of the AAA. The Arbitrator shall review such final calculations and make a selection as to which of the final calculations presented to it is, in the aggregate, more accurate. To clarify, the Arbitrator will be required to select one of the two calculations in its entirety. The decision of the Arbitrator shall be made within 30 days after being engaged, or as soon thereafter as reasonably practicable, and shall be final and binding on the parties. The costs and expenses of the Arbitrator shall be paid by the party whose final calculation is not selected by the Arbitrator as being more accurate. The Holder and the Borrower shall make available to the Arbitrator all relevant books and records relating to the calculations submitted and all other information reasonably requested by the Arbitrator.

(e)	Pending determination of the Fair Market Value of the Common Stock issuable upon conversion of the Note, the Borrower shall pay to the Holder, within 5 Business Days of the Holder’s request, but not earlier than the Designated Event Payment Date, an amount in cash equal to the greater of (x) 100% of the principal amount of the Note to be purchased, (y) the agreed upon Fair Market Value of the Common Stock issuable upon conversion of the Note and (z) the lower of the two Fair Market Values of the Common Stock issuable upon conversion of the Note reflected in the two final calculations referred to above; provided, that if the Arbitrator thereafter selects the higher of such Fair Market Values as being more accurate, the Borrower shall, within 2 Business Days of notice of such selection, pay an additional amount in cash to the Holder equal to the excess of such higher Fair Market Value over the amount previously paid in accordance with this Section 10(e), together with accrued interest thereon at the interest rate of this Note.

23

Section 11.	Default. (a) Each of the following events shall be an “Event of Default” hereunder:

(i)	the Borrower (a) fails to pay timely any amount due under this Note on the date the same becomes due and payable at maturity, upon acceleration, upon redemption or otherwise (whether or not prohibited by the subordination provisions hereunder) or (b) fails to comply with its obligations under Section 8(d), Section 10 or Section 12(a) of this Note;

(ii)	the Borrower or any of its Subsidiaries pursuant to or within the meaning of the Bankruptcy Code:

(1)	commences a voluntary case,

(2)	consents or fails to timely object to the entry of an order for relief against it in an involuntary case,

(3)	consents or fails to timely object to the appointment of a custodian of it or for all or substantially all of its property,

(4)	makes a general assignment for the benefit of its creditors, or

(5)	generally is not paying its debts as they become due;

(iii)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(1)	is for relief against the Borrower or any of its Subsidiaries in an involuntary case;

(2)	appoints a custodian of the Borrower or any of its Subsidiaries or for all or substantially all of the property of the Borrower or any of its Subsidiaries; or

(3)	orders the liquidation of the Borrower or any of its Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(iv)	Parent, the Borrower or any of their respective Subsidiaries fails to comply with any of its obligations under this Note or any Guarantee of this Note (other than as contemplated in clause (i) above), or under the Governance Agreement, the Registration Rights Agreement or the Note Purchase Agreement, and such failure is not cured within 30 days;

24

(v)	the Borrower or any of its Subsidiaries makes any payment pursuant to any Guarantee of the Parent Notes;

(vi)	any payment of, or vote by the Board of Directors of Parent to pay, any discretionary change of control payments, including the “Company Holders Protection Payment” set forth in the Quill Merger Agreement;

(vii)	except as permitted by the Notes, any Guarantee in favor of the Notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any guarantor of the Notes, or any Person acting on behalf of any guarantor, denies or disaffirms its obligations under its Guarantee of the Notes;

(viii)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed Parent, the Borrower or any of their respective Subsidiaries (or the payment of which is guaranteed by Parent, the Borrower or any of their respective Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Note, if that default:

(1)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(2)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; or

(ix)	failure by Parent, the Borrower or any of their respective Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days.

(b)

If an Event of Default (other than an Event of Default with respect to the Borrower specified in clause (ii) or (iii) of Section 11(a)) occurs and is continuing, the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, by notice to the Borrower, may declare the unpaid

25

principal of and any accrued interest on all the Notes to be due and payable, and immediately upon such declaration, the principal, premium, if any, and interest shall be due and payable. If an Event of Default with respect to the Borrower specified in clause (ii) or (iii) of Section 11(a) occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Holder. Upon any such acceleration, the Holder will be entitled to receive the maximum amount it would be entitled to receive pursuant to Section 10 as if such acceleration were a Parent Designated Event.

Section 12.	Covenants. Prior to the conversion of this Note, to the extent any covenants contained in Sections 12(c), 12(d) or 12(e) would contravene Section 4.08 of the indentures governing the Parent Notes, for so long as such indentures remain in effect (by constituting a consensual encumbrance or restriction on dividends or distributions, loans or advances or transfers (including sales or leases) of assets for the benefit of Parent or its Subsidiaries), then such covenant or covenants shall not be applicable, and need not be complied with, and shall not be the basis for any Event of Default hereunder, to only such extent and during only such time as shall be necessary to ensure the non-contravention thereof:

(a)	Restriction on Incurrence of Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur, create, issue, assume, Guarantee or otherwise become liable, contingently or otherwise, for any Indebtedness that is senior in right of payment to (contractually, structurally or otherwise), or pari passu with, this Note (including Acquired Debt), and the Borrower will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock, other than Indebtedness incurred on or prior to the date hereof, and other Indebtedness in an aggregate principal amount outstanding at any time not to exceed $20,000,000 in the form of a revolving credit line. Without limiting the foregoing, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, Guarantee or otherwise become liable, contingently or otherwise, for any Indebtedness the proceeds of which directly or indirectly refinance any Parent Notes.

(b)	Limitations on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset now owned or hereafter acquired, except:

(i)	Liens created or existing on or prior to the date of this Note;

(ii)

Liens incurred in the ordinary course of business (including but not limited to Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Borrower or any of its

26

Subsidiaries) with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(iii)	Liens imposed by Law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(iv)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(v)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(vi)	Liens in favor of the Borrower or its Subsidiaries;

(vii)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person merged into or amalgamated or consolidated with the Borrower or the Subsidiary;

(viii)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition; and

(ix)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business.

(c)

Transactions with Affiliates. Except for (i) transactions or agreements between the Borrower and its Subsidiaries or among Subsidiaries of the Borrower; (ii) transactions or agreements between Parent and the Borrower entered into on or prior to the date hereof as expressly contemplated by the Restructuring Agreement; and (iii) any employment agreement, employee benefit plan, officer or director indemnification agreement, consulting agreement, severance agreement, insurance policy or any similar arrangement entered into by the

27

Borrower or any of its Subsidiaries in the ordinary course of business and payments pursuant thereto, and the terms of which have been approved by the Board of Directors of the Borrower, the Borrower will not and will not permit any of its Subsidiaries, directly or indirectly, to enter into any transaction or agreement (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, advisory or other similar services) with, or for the benefit of, any Affiliate of Parent, the Borrower or any Subsidiary of either (each of the foregoing, an “Affiliate Transaction”), except for such transactions and agreements (1) that are not less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (2) as to which the Borrower delivers to the Holder (A) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10,000,000, a resolution of the Board of Directors of the Borrower set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by the majority of the disinterested Board of Directors of the Borrower and that in their reasonable good faith judgment, that (i) the transaction is in the best interest of the Company or such Subsidiary based on full disclosure of all relevant facts and circumstances and (ii) such transaction is on fair and reasonable terms competitive with those that could be obtained from an unrelated third party (such approval and determination to be evidenced by a resolution of such disinterested directors) and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving in excess of $25,000,000, in addition to satisfying the requirements of (A) above, an opinion as to the fairness of such Affiliate Transaction to the Borrower or such Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(d)	Limitation on Dividends. The Borrower shall not, and shall cause its Subsidiaries not to, pay dividends or make any other distributions on its Capital Stock other than dividends or distributions by a wholly owned Subsidiary of the Borrower paid or made to the Borrower or to another wholly owned Subsidiary of the Borrower.

(e)	Limitation on Investments. The Borrower shall not, and shall not allow any of its Subsidiaries to, make any Investment other than:

(i)	any Investment in the Borrower or a wholly-owned Subsidiary of the Borrower that is a Guarantor;

(ii)	any Investment in Cash Equivalents;

(iii)	any Investment in a Person, if as a result of such Investment:

(1)	such Person becomes a Subsidiary of the Borrower and a Guarantor; or

28

(2)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary of the Borrower that is a Guarantor;

(iv)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(v)	any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(vi)	Investments represented by Hedging Obligations;

(vii)	loans or advances to employees made in the ordinary course of business of the Borrower or any Subsidiary of the Borrower in an aggregate principal amount not to exceed $7.5 million at any one time outstanding;

(viii)	repurchases of the Notes; and

(ix)	other Investments made after the date of the Notes in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding not to exceed $50.0 million, provided that any such Investment will not be deemed to be outstanding pursuant to this clause (9) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (3) hereof.

(f)	Issue Price. The Borrower shall treat the issue price as the face amount of the Notes for purposes of Section 1273 of the Internal Revenue Code, and the Treasury Regulations thereunder.

(g)	Tax Treatment of the Notes. The Borrower shall not treat the Notes as a “contingent payment debt instrument” within the meaning of Treasury Regulation Section 1.1275-4.

(h)	Information. The Borrower shall

(i)	upon request of the Holder, make information available in a manner necessary to permit sales of the Notes or the Common

29

Stock issuable upon conversion of the Notes pursuant to Rule 144 and Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and

(ii)	take such further action as the Holder may reasonably request from time to time to enable such Holder to sell the Notes and Common Stock without registration under the Securities Act pursuant to the exemptions provided by Rule 144 and Rule 144A promulgated thereunder.

(i)

[No Layering. The Borrower will not, and will not allow any of its Subsidiaries to, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt and senior in right of payment to the Subordinated Convertible Notes (in the case of the Borrower) or such Subsidiary’s Guarantee of the Subordinated Convertible Notes.][8]

Section 13.	Guarantee.

(a)	Execution of Guarantee. Parent shall execute a Guarantee in the form attached hereto as Exhibit B-1. Parent and the Borrower shall cause each Person that Guarantees the Parent Notes, whether on, before or after the Closing Date to execute a Guarantee in the form attached hereto as Exhibit B-2.

(b)	Releases.

(i)	In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor (other than Parent), by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor (other than Parent), in each case to a Person that is not (either before or after giving effect to such transactions) the Borrower or a Subsidiary of the Borrower, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of all obligations under its Note Guarantee, provided that such Guarantor has also been released and relieved of all obligations under its Guarantee of the Parent Notes. Upon delivery by the Borrower to the Holders of written notice of the satisfaction of the conditions described in the foregoing sentence, the Holders will execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Note Guarantee.

[8]	To be included only in Subordinated Convertible Notes.

30

(ii)

On the 91st day following the repayment, retirement or redemption of all of the Parent Notes, and provided that Borrower and all of its Subsidiaries have been released and relieved of all obligations under all Guarantees of Indebtedness of any member of the Parent Group, the Parent shall be released and relieved of any obligations under its Note Guarantee.

Section 14.	Voting. Pursuant to Section [ ] of the Borrower’s Certificate of Incorporation, the Holders shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of voting Common Stock into which such Holder’s Notes could be converted pursuant to Section 7 hereof at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class.

Section 15.	Miscellaneous.

(a)	Replacement. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and provision of such indemnity as the Borrower may reasonably require, the Borrower will issue a new note, of like tenor and amount in lieu of such lost, stolen, destroyed or mutilated Note.

(b)	Usury. In no event shall the amount of interest due or payable hereunder exceed the maximum amount of interest allowed by applicable Law or otherwise violate applicable Law, and in the event any payment is made which exceeds such maximum lawful amount, then the amount of such excess sum shall be credited as a payment of principal. It is the express intent hereof that the Borrower shall not pay and the Holder shall not receive, directly or indirectly, interest in excess of what may lawfully be paid by the Borrower under applicable Law.

(c)	Restrictions on Transfers.

(i)

Except as permitted in the Registration Rights Agreement or the Governance Agreement, this Note and the shares of Common Stock issuable upon the conversion hereof may not be sold, assigned, pledged, hypothecated or otherwise transferred, in whole or in part, directly or indirectly, by operation of Law or otherwise (a “Transfer ”), without the prior written consent of the Borrower, which consent shall not be unreasonably withheld, provided that withholding consent for any Transfer to a material competitor of the Borrower shall be deemed to be reasonable. The restriction on transferability of this Note shall terminate at the fourth anniversary of the date of this Note. Transfers of any shares of Common Stock

31

shall be governed by the Registration Rights Agreement and the Governance Agreement. Borrower may not assign this Note or any of its rights or obligations hereunder.

(ii)	The Borrower shall maintain at one of its offices a register for the recordation of the names and addresses of the Holders, and principal amount of this Note owing to, each Holder pursuant to the terms of this Note from time to time (the “Register”). The Register shall be available for inspection by any Holder (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)	Successors and Assigns. As used herein and subject to the other transfer restrictions contained in this Note, the terms “Borrower” and “Holder” shall be deemed to include their respective heirs, successors, legal representatives and permitted assigns, whether voluntary by action of the parties or involuntary by operation of Law.

(e)	Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(i)	If to the Holder to it at:

[Holder]

[Address]

Attn: [            ]

Telephone: [(        )            ]

Fax: [(        )            ]

with a copy to (which copy alone shall not constitute notice):

Proskauer Rose LLP

2049 Century Park East, 32nd Floor

Los Angeles, CA 90067-3206

Attn: Michael A Woronoff, Esq.

Telephone: (310)557-2900

Fax: (310) 557-2193

(ii)	If to the Borrower:

32

Angiotech Pharmaceutical Interventions, Inc.

1618 Station Street

Vancouver, BC Canada V6A 1B6

Attn: General Counsel

Telephone: (604) 221-7676

Fax: (604) 221-2330

with a copy to (which copy alone shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East, 21st Floor

Los Angeles, California, 90067

Attn: Alison S. Ressler

Telephone: (310) 712-6600

Fax: (310) 712-8800

(f)	Severability. Should any provision of this Note for any reason be declared invalid or unenforceable, (i) such decision shall not affect the validity or enforceability of any of the other provisions of this Note, which remaining provisions shall remain in full force and effect, and (ii) the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by Law, but only to the extent that such enforceability or application is in accordance with the intent of the parties as evidenced by this Note.

(g)	Headings. The captions herein are for convenience and reference only and in no way define or limit the scope or content of this Note or in any way affect its provision.

(h)	Amendment; Waiver. No modification, amendment or waiver of any provision of this Note will be effective against the Borrower, Parent or the Holders unless made in writing and signed by an officer of a duly authorized representative of the Borrower, Parent and Holders holding at least a majority in aggregate principal amount of the Notes; provided, that no modification, amendment or waiver may adversely affect a Holder with respect to a provision differently from another Holder without the consent of each affected Holder No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any party will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

33

(i)	Presentments and Demand. The Borrower hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

(j)	Governing Law. This Note will be governed by and construed in accordance with the Laws of the State of New York. The Borrower hereby irrevocably submits to the exclusive jurisdiction of the Courts of the State of New York located in the County of New York and the Federal courts of the United States of America located in the County of New York for the purpose of any proceeding arising out of or relating to this Note and hereby irrevocably agrees that all claims in respect to such proceeding shall be heard and determined exclusively in such New York or Federal court. The Borrower agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(k)	Waiver Of Jury Trial. Each Of The Parties Hereto Hereby Irrevocably Waives Any And All Right To Trial By Jury In Any Legal Proceeding Arising Out Of Or Related To This Note Or The Transactions Contemplated Hereby.

[signature page follows]

34

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered on the date and year first written above.

ANGIOTECH PHARMACEUTICAL INTERVENTIONS, INC.

By:
	Name:	K. Thomas Bailey
	Title:	Chief Financial Officer

S-1

EXHIBIT A

NOTICE TO EXERCISE CONVERSION RIGHT

The undersigned, being a holder of the convertible notes of Angiotech Pharmaceutical Interventions, Inc. (the “Company”) exercises the right to convert                      outstanding aggregate principal amount of Convertible Notes on                     ,         , into shares of Common Stock of the Company, [upon the occurrence of [                        ] on or prior to [insert date]] in accordance with the terms of the Convertible Notes, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.

Dated: [At least one Business Day prior to the date fixed for conversion]

Fill in for registration of shares of Common Stock if to be issued otherwise than to the registered holder:

Name

Address

Please print name and address, including postal code number	(Signature)

A-1

EXHIBIT B-1

PARENT GUARANTEE

Reference is made to the Convertible Notes dated of even date herewith (the “Notes”) issued by Angiotech Pharmaceutical Interventions, Inc. (the “Borrower”) pursuant to the Note Purchase Agreement (the “Purchase Agreement”), dated July 6, 2008, among Borrower, Ares Corporate Opportunities Fund III, L.P. (“Ares”), New Leaf Ventures I, L.P. (“Leaf I”), and New Leaf Ventures II, L.P. (“Leaf II”, and together with Ares and Leaf I and their respective transferees, successors and assigns, the “Holders”). Capitalized terms used but not defined herein have the meanings given to them in the Notes.

1.	Guarantee. For value received, Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of British Columbia, Canada (the “Guarantor”), hereby irrevocably and unconditionally guarantees (a) the due and punctual payment of the principal of, interest on, and all other amounts under, the Notes, whether at maturity or otherwise (including by acceleration), the due and punctual payment of interest on overdue principal of, interest on, and all other amounts under, the Notes, if any, and the due and punctual performance of all other obligations of the Borrower to the Holders, in each case in accordance with the terms of the Purchase Agreement and the Notes, and (b) in case of any extension of time of payment or renewal of the Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity or otherwise.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and permitted assigns until full and final payment of all of the Borrower’s obligations under the Notes and the Purchase Agreement, or until otherwise released in accordance with Section 13(b) of the Notes. If any Holder is required by any court or otherwise to return to the Borrower, the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrower or the Guarantor, any amount paid by either to such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

This Guarantee shall inure to the benefit of the successors and assigns of the Holders, and, in the event of any transfer or assignment of rights by any Holder, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

The Guarantor agrees that this Guarantee is a guarantee of payment and not a guarantee of collection.

The Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Purchase Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or

B1-1

bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and the Purchase Agreement.

2.	Taxes. All payments to the Holders by the Guarantor under the Notes shall be made free and clear of, and without deduction or withholding for, any and all Taxes imposed by Canada (or any political subdivision or taxing authority of it), unless such Taxes are required by applicable law to be deducted or withheld. If the Guarantor shall be required by applicable law to deduct or withhold any such Taxes from or in respect of any amount payable under this Guarantee except, as provided in the next sentence, (i) the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this paragraph), the Holders receives an amount equal to the amount they would have received if no such deduction or withholding had been made, (ii) the Guarantor shall make such deductions or withholdings, and (iii) the Guarantor shall immediately pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable Law.

3.

Ranking. [9][The obligations of the Guarantor hereunder will be junior and subordinated in right of payment to the Senior Debt of such Guarantor on the same basis as the Notes are junior and subordinated to Senior Debt of the Borrower. For the purposes of the foregoing sentence, the Holders will have the right to receive and/or retain payments by the Guarantor only at such times as they may receive and/or retain payments in respect of the Notes pursuant to the Notes and this Guarantee. To the extent required by Section 4.16 of the indenture governing the 2014 Notes, the Indebtedness represented by this Guarantee shall be pari passu in right of payment to the 2014 Notes until the termination of Section 9 of the Subordinated Convertible Notes in accordance with its terms (and thereafter the Indebtedness represented by this Guarantee shall constitute Senior Debt as defined in and for purposes of such indenture.)]

10[The obligations of the Guarantor hereunder will rank senior in right of payment to all subordinated Indebtedness of the Guarantor and equal in right of payment with all other senior obligations of the Guarantor.]

4.	Covenants.

a.	If the Guarantor or any of its Subsidiaries (other than Borrower and the other guarantors of the Notes (the “Other Guarantors”)) receives any distribution or asset from the Borrower or any of its Subsidiaries (whether pursuant to a dividend, distribution, loan, transfer or sale of assets or otherwise) or receives net proceeds from the sale of any assets or the incurrence of any Indebtedness, the Guarantor will

[9]	To be included only in the guarantee of Subordinated Convertible Notes.

[10]	To be included only in the guarantee of Senior Convertible Notes.

B1-2

use, and will cause such Subsidiaries to use, all such amounts (or, in the case of non-cash property, the Fair Market Value thereof), within 30 days of receipt thereof, solely to repurchase, redeem, repay, retire or otherwise reduce (i) first, the outstanding principal amount of Indebtedness represented by the 2013 Notes until they are repaid in full, and (ii) thereafter, the outstanding principal amount of Indebtedness represented by the 2014 Notes, and not for any other purpose.

b.	The Guarantor will not, and will not permit any of its Subsidiaries (other than the Borrower and its Subsidiaries) to, directly or indirectly, (i) engage in any business other than the business conducted by the Guarantor on the date hereof after giving effect to the Restructuring (as defined in the Purchase Agreement) or (ii) incur any Indebtedness other than Indebtedness the net proceeds of which are used solely to repurchase, repay, retire or otherwise reduce (x) the outstanding principal and other amounts due under the 2013 Notes until they are repaid in full, and (y) thereafter, the outstanding principal and other amounts due under the 2014 Notes, and not for any other purpose.

c.	The Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, take any action that could (i) cause the default (or that upon notice, lapse of any applicable cure period or both could, unless cured or waived, cause a default) under any Indebtedness of the Borrower or any of the Other Guarantors (or the payment of which is guaranteed by the Borrower or any of the Other Guarantors), (ii) cause the acceleration (or that upon notice, lapse of any applicable cure period or both could, unless cured or waived, cause the acceleration) of contingent payments (including earnouts or milestone payments, other than earnouts or milestone payments resulting solely from superior performance) owed by Borrower, the Guarantor or any of their respective Subsidiaries under any license agreement, merger, acquisition or purchase agreement, collaboration or research agreement, or other similar agreements, (iii) result in an Extraordinary Transaction under the Quill Merger Agreement, (iv) pay any discretionary change of control payments, including the “Company Holders Protection Payment” set forth in the Quill Merger Agreement, or (v) otherwise trigger an acceleration (or that upon notice, lapse of any applicable cure period or both could, unless cured or waived, trigger an acceleration) of any of the liabilities or obligations of the Guarantor, the Borrower or any of their respective Subsidiaries under any similar agreements.

d.	The Guarantor will not, directly or indirectly:

i.	declare or pay any dividend or make any other payment or distribution on account of the Guarantor’s Capital Stock (including, without limitation, any payment in connection with any merger, amalgamation or consolidation) or to the direct or indirect holders of the Guarantor’s Capital Stock in their capacity as such; or

ii.	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation)

B1-3

any Capital Stock of the Guarantor or any direct or indirect parent of the Guarantor or any of its Subsidiaries.

e.	The Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any agreement to transfer, settle or extinguish, or any transaction that would have the effect of transferring, settling or extinguishing, any Indebtedness owed by Angiotech Investment Partnership (or any successor thereof) to the Guarantor or any of its Subsidiaries.

f.	The Guarantor will not, and will not permit any of its Subsidiaries (other than the Borrower and its Subsidiaries) to, directly or indirectly, enter into any agreement to, or the effect of which would be to, (i) restrict the activities of the Borrower or its Subsidiaries (ii) or create, incur, assume or otherwise cause or suffer to exist or become effective any Lien on any asset of the Guarantor or any of its Subsidiaries.

5.	No Subrogation. The Guarantor hereby agrees that (a) it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby and (b) as between the Guarantor, on the one hand, and the Holders, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in the Notes for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in the Notes, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Guarantee.

6.	Limitation on Liability. The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, provincial or other applicable Law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any Other Guarantor in respect of the obligations of such Other Guarantor, result in the obligations of the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance.

ANGIOTECH PHARMACEUTICALS, INC.

By
Name:
Title:

B1-4

EXHIBIT B-2

GUARANTEE

Reference is made to the Convertible Notes (the “Notes”) issued by Angiotech Pharmaceutical Interventions, Inc. (the “Borrower”) pursuant to the Note Purchase Agreement (the “Purchase Agreement”), dated July 6, 2008, among Borrower, Ares Corporate Opportunities Fund III, L.P. (“Ares”), New Leaf Ventures I, L.P. (“Leaf I”), and New Leaf Ventures II, L.P. (“Leaf II”, and together with Ares and Leaf I and their respective transferees, successors and assigns, the “Holders”). Capitalized terms used but not defined herein have the meanings given to them in the Notes.

1.	Guarantee. For value received, , a corporation organized under the laws of (the “Guarantor”), hereby irrevocably and unconditionally guarantees (a) the due and punctual payment of the principal of, interest on, and all other amounts under, the Notes, whether at maturity or otherwise (including by acceleration), the due and punctual payment of interest on overdue principal of, interest on, and all other amounts under, the Notes, if any, and the due and punctual performance of all other obligations of the Borrower to the Holders, in each case in accordance with the terms of the Purchase Agreement and the Notes, and (b) in case of any extension of time of payment or renewal of the Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity or otherwise.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and permitted assigns until full and final payment of all of the Borrower’s obligations under the Notes and the Purchase Agreement, or until otherwise released in accordance with Section 13(b) of the Notes. If any Holder is required by any court or otherwise to return to the Borrower, the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrower or the Guarantor, any amount paid by either to such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

This Guarantee shall inure to the benefit of the successors and assigns of the Holders, and, in the event of any transfer or assignment of rights by any Holder, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

The Guarantor agrees that this Guarantee is a guarantee of payment and not a guarantee of collection.

The Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Purchase Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives diligence,

B2-1

presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and the Purchase Agreement.

2.	Taxes. All payments to the Holders by the Guarantor under the Notes shall be made free and clear of and without deduction or withholding for any and all Taxes imposed by any jurisdiction in which the Guarantor is formed, incorporated or otherwise doing business (or any political subdivision or taxing authority of it), unless such Taxes are required by applicable law to be deducted or withheld. If the Guarantor shall be required by applicable law to deduct or withhold any such Taxes from or in respect of any amount payable under this Guarantee except, as provided in the next sentence, 1) the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this Section 2, the Holders receive an amount equal to the amount they would have received if no such deduction or withholding had been made, 2) the Guarantor shall make such deductions or withholdings, and 3) the Guarantor shall immediately pay the full amount deducted or withheld to the relevant governmental entity in accordance with applicable law.

3.

Ranking. [11][The obligations of the Guarantor hereunder will be junior and subordinated in right of payment to the Senior Debt (as defined in the Notes) of such Guarantor on the same basis as the Notes are junior and subordinated to Senior Debt of the Borrower. For the purposes of the foregoing sentence, the Holders will have the right to receive and/or retain payments by the Guarantor only at such times as they may receive and/or retain payments in respect of the Notes pursuant to the Notes and this Guarantee. To the extent required by Section 4.16 of the indenture governing the 2014 Notes, the Indebtedness represented by this Guarantee shall be pari passu in right of payment to the Guarantor’s guarantee of the 2014 Notes until the termination of Section 9 of the Subordinated Convertible Notes in accordance with its terms (and thereafter the Indebtedness represented by this Guarantee shall constitute Senior Debt as defined in and for purposes of such indenture.)]

12[The obligations of the Guarantor hereunder will rank senior in right of payment to all subordinated Indebtedness of the Guarantor and equal in right of payment with all other senior obligations of the Guarantor.]

4.	No Subrogation. The Guarantor hereby agrees that (a) it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby and (b) as between the Guarantor, on the one hand, and the Holders, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in the Notes for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in

[11]	To be included only in the guarantees of Subordinated Convertible Notes.

[12]	To be included only in the guarantees of senior convertible notes.

B2-2

respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in the Notes, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Guarantee.

5.	Limitation on Liability. The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, provincial or other applicable Law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any Other Guarantor in respect of the obligations of such Other Guarantor result in the obligations of the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

B2-3

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT1

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement ”) is entered into as of [—], 2008, among Ares Corporate Opportunities Fund III, L.P., a Delaware limited partnership (“Ares”) and New Leaf Ventures I, L.P. (“New Leaf I”) and New Leaf Ventures II, L.P. (“New Leaf II” and, together with New Leaf I, “New Leaf” and, together with Ares, “Investors”), and Angiotech Pharmaceutical Interventions, Inc., a Delaware corporation (“API”) .

RECITALS

WHEREAS, pursuant to that certain Note Purchase Agreement (the “Note Purchase Agreement”) among Investors, Angiotech Pharmaceutical Interventions, Inc. (“Parent”), and API, dated as of July [    ], 2008, API issued to Investors Convertible Promissory Notes (the “ Convertible Notes”) in the aggregate amount of $[            ] convertible into shares of Common Stock; and

WHEREAS, in connection with, and pursuant to the terms of, the Note Purchase Agreement, API and Investors wish to enter into this Agreement to grant to Investors certain resale and registration rights relating to any and all shares of Common Stock held by Investor.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Certain Definitions.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Purchase Agreement. In addition, as used in this Agreement, the following capitalized terms shall have the following respective meanings:

“Agreement” has the meaning ascribed to it in the Preamble of this Agreement.

“API” has the meaning ascribed to it in the Preamble of this Agreement.

“Ares” has the meaning ascribed to it in the Preamble of this Agreement.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” means the Common Stock, par value $0.01 per share, of API.

“Convertible Notes” has the meaning ascribed to it in the Recitals of this Agreement.

“ Exchange Act” means the Securities Exchange Act of 1934, as amended, and any similar federal statute successor thereto, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

[1]	Parent’s proposed registration agreement with API will be modified to reflect cutbacks and to change right to force registration of its shares in an IPO to 4 years.

“Exchange Notes” has the meaning ascribed to it in Section 28.

“FINRA” means the Financial Industry Regulatory Authority.

“Holder” means any holder, from time to time, of Registrable Securities.

“Holder Indemnified Parties” has the meaning ascribed to it in Section 9.

“Indemnified Party” has the meaning ascribed to it in Section 9.

“Indemnifying Party” has meaning ascribed to it in Section 9.

“Investors” has the meaning ascribed to it in the Preamble of this Agreement.

“IPO” means the initial public offering on Form S-1 of the Common Stock.

“IPO Demand Holder” has the meaning ascribed to it in Section 4.

“IPO Demand Request” has the meaning ascribed to it in Section 4.

“IPO Volume Limitation” means 20% of the Registrable Securities held by a particular Holder.

“Lock-Up Period” has the meaning ascribed to it in Section 11.

“Majority Holders” means a majority in interest of the Holders of Registrable Securities (calculated on an as converted basis).

“New Leaf” has the meaning ascribed to it in the Preamble of this Agreement.

“New Leaf I” has the meaning ascribed to it in the Preamble of this Agreement.

“New Leaf II” has the meaning ascribed to it in the Preamble of this Agreement.

“Note Purchase Agreement” has the meaning ascribed to it in the Recitals of this Agreement.

“Parent” has the meaning ascribed to it in the Recitals of this Agreement.

“Parent Registrable Securities” means the Common Stock owned by Parent benefiting from the registration rights set forth in the Parent Registration Rights Agreement.

“Parent Registration Rights Agreement” means the Registration Rights Agreement between API and Angiotech Pharmaceuticals, Inc., dated as of [                    ], 2008.

“Registrable Securities” means the Convertible Notes (or Exchange Notes) and any Common Stock (including Common Stock issuable upon conversion of the Convertible Notes (or Exchange Notes)) issued or issuable to the Investors pursuant to the Transaction Documents, together with any securities issued or issuable upon any stock split, stock dividend or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or similar event with respect to the foregoing.

“Registration Expenses” has the meaning ascribed to it in Section 8.

“Registration Request” has the meaning ascribed to it in Section 5(a).

“Registration Statement” means a registration statement filed by API with the Commission for a public offering and sale of securities of API (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Securities Act” means the Securities Act of 1933, as amended, and any similar federal statute successor thereto, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Suspension Event” has the meaning ascribed to it in Section 5(d).

Section 2. Sale or Transfer of Shares. No Investor shall sell or transfer any shares of the Common Stock unless any applicable Lock-Up Period has expired and such sale or transfer is (a) either pursuant to a registration statement under the Securities Act, or (b) if pursuant to an exemption from registration provided under the Securities Act, such Investor first shall have complied with the requirements of Section 3 of this Agreement.

Section 3. Resale of the Common Stock. If any shares of Common Stock are to be sold or transferred by an Investor other than pursuant to a registration statement under the Securities Act, prior to the consummation of any such sale such Investor shall give API notice of such proposed sale and, at API’s request, furnish API with an opinion of legal counsel (which may be in house legal counsel), reasonably satisfactory to API, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

Section 4. Initial Registration.

(a) In connection with an IPO of Common Stock by API, API shall, prior to the filing of any Registration Statement relating thereto, give written notice to Holders of its intention to do so and, upon the written request of Holders given within five (5) business days after API provides such notice, API shall use its reasonable efforts to include all shares of the Common Stock that API has been so requested by Holders to include in such Registration Statement; provided that a Holder shall not have the right under an IPO registration (other than pursuant to Section 4(b)) to include more than the IPO Volume Limitation, in such Registration Statement; and provided further that API shall have the right to postpone or withdraw the filing of any such Registration Statement (other than a Registration pursuant to Section 4(b)).

(b) If API has not yet consummated a Qualified Transaction (as such term is defined in the Convertible Notes), at any time after the four year anniversary of the date hereof upon the written request (an “IPO Demand Request”) of the Majority Holders (the “IPO Demand Holder”) requesting that API effect an IPO following which API’s shares of Common Stock are listed on the New York Stock Exchange or the Nasdaq Global or Global Select Market, by registering under the Securities Act of all or part of the Holders’ Registrable Securities and specifying the amount and intended method of disposition thereof, file a registration statement to effect the registration under the Securities Act of:

(i) such Registrable Securities that the Company has been so requested to register by the IPO Demand Holder; and

(ii) the number of Parent Registrable Securities that Parent requests API to include,

in each case subject to subsection (c) below, and all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities.

(c) Notwithstanding any other provision of this Section 4, if the managing underwriter advises API that marketing factors require a limitation of the number of shares to be underwritten, then API shall so advise all Holders of Registrable Securities that would otherwise be included in the registration statement, and the number of shares of Registrable Securities and Parent Registrable Securities that may be included in the underwriting shall be allocated as follows: (i) to the extent Parent’s Existing Notes remain outstanding, first, to Parent to the extent the net proceeds from the sale of such shares are used to repay Parent’s Existing Notes; (ii) next, to Holders pro rata among the Holders thereof on the basis of the Registrable Securities owned by each such Holder until they have been permitted to sell as much as Parent; (iii) next, to Holders pro rata among the Holders thereof on the basis of the Registrable Securities owned by each such Holder and Parent in proportion (as nearly as practicable) to the aggregate amount of Registrable Securities held by the Holders and the amount of Parent Registrable Securities held by Parent, until such Holders have included in the underwriting all shares requested by such Holders to be included, but only to the extent, Parent elects to participate in such underwritten offering pursuant to the Parent Registration Rights Agreement, and (iv) thereafter, among all other holders of Common Stock, if any, that have the right and have elected to participate in such underwritten offering, in proportion (as nearly as practicable) to the amount of shares of Common Stock owned by such holders. Without the consent of a majority in interest of the Holders of Registrable Securities participating in a registration referred to in Section 4(a), no securities other than Registrable Securities and Parent Registrable Securities shall be covered by such registration if the inclusion of such other securities would result in a reduction of the number of Registrable Securities covered by such registration or included in any underwriting or if, in the opinion of the managing underwriter, the inclusion of such other securities would adversely impact the marketing of such offering.

Section 5. Demand Registrations.

(a) Commencing on the date on which API becomes eligible to file a Registration Statement on Form S-3 (or any successor “short form” of registration relating to secondary offerings), a Majority Holder may request, in writing (a “Registration Request”), that API effect, through an underwritten offering, the registration of all or a portion of such Holder’s Registrable Securities. Thereupon, API shall, prior to the filing of any Registration Statement relating thereto, give written notice to Holders of its intention to do so, and as expeditiously as practicable, use its reasonable efforts to effect the registration on Form S-3 of all Registrable Securities which API has been requested to so register.

(b) Notwithstanding any other provision of this Section 5, if the underwriter advises a Holder that marketing factors require a limitation of the number of shares to be underwritten, then such Holder shall so advise API and API shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated as follows: (i) to Holders pro rata among the Holders thereof on the basis of the Registrable Securities owned by each such Holder and Parent in proportion (as nearly as practicable) to the aggregate amount of Registrable Securities held by the Holders and the amount of Parent Registrable Securities held by Parent, until such Holders and Parent have included in the underwriting all shares requested by such Holders and Parent to be included, but only to the extent, Parent elects to participate in such underwritten offering pursuant to the Parent Registration Rights Agreement and (ii) thereafter, among all other holders of Common Stock, if any, that have the right and have elected to participate in such underwritten offering, in proportion (as nearly as practicable) to the amount of shares of Common Stock owned by such holders. Without the consent of a majority in interest of the Holders of Registrable Securities participating in a registration referred to in Section 5(a), no securities other than Registrable Securities and the Parent Registrable Securities shall be covered by such registration if the inclusion of such other securities would result in a reduction of the number of Registrable Securities covered by such registration or included in any underwriting or if, in the opinion of the managing underwriter, the inclusion of such other securities would adversely impact the marketing of such offering.

(c) API shall not be required to accept (i) a Registration Request for less than the total amount of Registrable Securities then held by the Majority Holders if (based on the then current market prices) such securities to be included in the Registration Statement would not either (A) yield gross proceeds of at least $50 million or (B) constitute at least 20% of the Registrable Securities held by the Majority Holders immediately following API’s IPO and (ii) more than two Registration Requests pursuant to Section 5(a) hereof in any 365 calendar-day period; provided however, a Registration Request shall not count as one of the two permitted Registration Requests until the Registration Statement on which the Registrable Securities are registered has become effective and unless the holders of Registrable Securities are able to register and sell at least 75% of the Registrable Securities requested to be included in such registration; provided that in any event API shall pay all Registration Expenses in connection with any registration initiated as an Registration Request whether or not it has become effective and whether or not such registration counts as one of the permitted Registration Requests hereunder. All Registration Requests shall be underwritten registrations, unless otherwise agreed to by API and the holders of a majority of the Registrable Securities initially requesting such registration.

(d) If, at the time of any Registration Request provided to API pursuant to this Section 5 or at any time during which a Registration Statement is effective, (i) API is engaged or plans to engage within ninety (90) calendar days of the time of the request in a registered public offering as to which Investor may include at least 90% of its shares of Registrable Securities subject to any such Registration Request pursuant to this Section 5; (ii) API is engaged in any other activity which, in the good faith determination of a majority of API’s Board of Directors, would be materially adversely affected by the requested registration (provided that API’s engagement or plan to engage at the time of such Registration Request in a registered public offering shall be deemed not to be such an activity); or (iii) there exist pending negotiations relating to, or consummation of, a transaction or the occurrence of an event (other than in the ordinary course of business), in each case that would require additional disclosure of material information by API in the Registration Statement (such circumstances being hereinafter referred to as a “Suspension Event”) or other filing with any state securities commission that would materially adversely affect the Company’s ability to cause the Registration Statement or such filing to be made or to become effective or to amend or supplement the Registration Statement; then API may at its option, exercised upon written notice to Holders, direct that such request be delayed for a period not in excess of ninety (90) calendar days from the date of the Registration Request or the date of commencement of such other material activity, as the case may be, such right to delay a request to be exercised by API not more than one (1) time in any 365 calendar-day period. Upon receipt of such written notice from API of a Suspension Event, the holders of Registrable Securities initially making a Registration Request will be entitled to withdraw such request and, if such request is withdrawn, such Registration Request shall be treated as if it had never been made in the first instance, and API will pay any Registration Expenses incurred by Holders in connection therewith.

(e) Except for this Agreement and the Parent Registration Rights Agreement, neither API nor any of its Subsidiaries has previously entered into any contract granting any registration rights with respect to any of its securities to any person. API will not grant to any persons the right to request that API register any equity securities of API, or any securities convertible into or exchangeable or exercisable for any such securities, without the prior written consent of the Majority Holders.

Section 6. “Piggyback” Registration.

(a) If at any time API proposes to file a Registration Statement whether or not for sale for its own account, other than pursuant to Section 4 or Section 5 hereof, or if it proposes to effect a “shelf takedown” from an already effective Form S-3, it will, prior to such filing or prior to the time when any offering is commenced pursuant to a “shelf takedown”, as the case may be, give prompt written notice to Holders of its intention to do so and, upon the written request of Holders given within ten (10) days after API provides such notice, API shall use its reasonable efforts to include all Registrable Securities which API has been so requested by Holders to include in such Registration Statement; provided that API shall have the right to postpone or withdraw any registration (or offering pursuant to a shelf takedown, it being understood that for purposes of this Section 6, the terms “register”, “registration” and “registration statement” shall include a shelf takedown from an existing shelf) effected pursuant to this Section 6 without obligation to the holders of Registrable Securities, other than payment of the Registration Expenses of such Holders.

(b) In connection with any offering under this Section 6 involving an underwriting, API shall not be required to include any shares of the Common Stock in such underwriting unless Investor enters into an underwriting agreement pursuant to Section 7(c) hereof. Notwithstanding any other provision of this Section 6, if the underwriter advises a Holder that marketing factors require a limitation of the number of shares to be underwritten, then such Holder shall so advise API and API shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated as follows: (i) to Holders pro rata among the Holders thereof on the basis of the Registrable Securities owned by each such Holder and Parent in proportion (as nearly as practicable) to the aggregate amount of Registrable Securities held by the Holders and the amount of Parent Registrable Securities held by Parent, until such Holders and Parent have included in the underwriting all shares requested by such Holders and Parent to be included, but only to the extent, Parent elects to participate in such underwritten offering pursuant to the Parent Registration Rights Agreement and (ii) thereafter, among all other holders of Common Stock, if any, that have the right and have elected to participate in such underwritten offering, in proportion (as nearly as practicable) to the amount of shares of Common Stock owned by such holders. Without the consent of the Majority Holders participating in a registration referred to in Section 6(a), no securities other than Registrable Securities and the Parent Registrable Securities shall be covered by such registration if the inclusion of such other securities would result in a reduction of the number of Registrable Securities covered by such registration or included in any underwriting or if, in the opinion of the managing underwriter, the inclusion of such other securities would adversely impact the marketing of such offering.

(c) If API has previously filed a Registration Statement with respect to Registrable Securities pursuant to Sections 4 or 5 or pursuant to this Section 6, and if such previous registration has not been withdrawn or abandoned, API will not file or cause to be effected any other registration of any of its equity securities or securities convertible into or exchangeable or exercisable for its equity securities under the Securities Act (except on Form S 4 or S 8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities other than the Majority Holders, until a period of at least six months has elapsed from the effective date of such previous registration.

Section 7. Registration Procedures.

(a) If and whenever API is required by the provisions of this Agreement to use its reasonable efforts to effect the registration of any of Registrable Securities under the Securities Act, API shall as expeditiously as practicable:

(i) select the managing underwriters and approve the inclusion of any other underwriters (except with respect to an IPO Demand or another demand registration where the Majority Holders initially requesting such registration shall select and approve the managing underwriters and other underwriters, who must be reasonably acceptable to API);

(ii) prepare and file with the Commission a Registration Statement (including, except if otherwise directed by the Majority Holders, the “Plan of Distribution” attached hereto as Annex A) with respect to such Registrable Securities as soon as practicable and in any event within sixty (60) calendar days after it is initially requested to do so pursuant to this Agreement (other than an IPO Demand Request)), or within one hundred twenty (120) calendar days after it is initially requested to do so pursuant to Section 4, unless, under applicable rules and regulations of the Commission, it is required to delay in doing so, and use its reasonable efforts to cause that Registration Statement to (x) become effective as promptly as reasonably practicable but in any event within ninety (90) calendar days (one hundred twenty (120) calendar days in the case of an IPO Demand Request) after it is initially filed and (y) remain effective in accordance with paragraph (iii) below; provided, however, that, before filing a Registration Statement or prospectus or any amendments or supplements thereto, API will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such Registration Statement copies of all such documents proposed to be filed, which documents will be subject to review of such counsel; and, provided, further, to the extent API omits information from a form of prospectus that is part of an effective registration statement in reliance on paragraph (a) or (b) of Rule 430B under the Securities Act (or any successor provision) and chooses to include such information subsequently in the prospectus by including such information in API’s periodic or current reports filed pursuant to Section 13 or 15(d) of the Exchange Act, which periodic or current report is required to be identified in a form of prospectus filed with the Commission under paragraph (h) of Rule 430B, API will furnish to such underwriters, if any, sales or placement agent, if any, Holders and counsel selected by the holders of a majority of the Registrable Securities covered by such prospectus, copies of such periodic or current report prior to its being filed with the Commission;

(iii) prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective during the period required for distribution of the shares, but not more than six (6) months from the effective date of such Registration Statement or, if shorter, until the disposition of all of the shares of the Common Stock covered by such Registration Statement is completed (but, in any event, not before the expiration of any longer period required under the Securities Act); provided, however, that in the event API satisfies its obligations hereunder through a shelf takedown from an existing shelf, API shall be obligated to maintain the effectiveness of such Registration Statement for a period of six (6) months after the date of such shelf takedown or, if shorter, until the disposition of all of the shares of the Common Stock covered by such shelf takedown is completed (but, in any event, not before the expiration of any longer period required under the Securities Act);

(iv) furnish to each seller of Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(v) use its reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such states as any Holder shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable such Holder to consummate the public sale or other disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided, however, that API shall not be required in connection with this paragraph (v) to qualify as a foreign corporation in any jurisdiction where it would not otherwise be required to qualify but for this subsection, execute a general consent to service of process or subject itself to taxation in any jurisdiction;

(vi) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering (including but not limited to participating in investor presentations or other marketing activities as requested by the managing underwriter);

(vii) cause all such shares of the Common Stock registered pursuant to this Section 7 to be listed on each securities exchange and trading system on which shares of API’s Common Stock are then listed, if not so listed, to be listed on the New York Stock Exchange or the Nasdaq Global or Global Select Market;

(viii) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(ix) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant, or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of API as shall be necessary to enable them to exercise their due diligence responsibility, and cause API’s officers, directors, employees, agents, representatives, and independent accountants to supply all such information reasonably requested by any such seller, underwriter, attorney, accountant, or agent in connection with such Registration Statement;

(x) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, beginning with the first day of API’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xi) permit any Holder who, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of API to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to API in writing, which in the reasonable judgment of such Holder should be included;

(xii) promptly notify sellers of Registrable Securities of, and confirm in writing, the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose. API shall use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as practicable;

(xiii) use its reasonable efforts to cause such Registrable Securities covered by such Registration Statement to be registered with or approved by such Governmental Entities as may be necessary to enable the Holders to consummate the disposition of such Registrable Securities;

(xiv) use reasonable efforts to obtain a cold comfort letter from API’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters, which letter shall be addressed to the underwriters, and API shall use its reasonable efforts to cause such cold comfort letter to also be addressed to the Holders of such Registrable Securities;

(xv) use reasonable efforts to obtain an opinion from API’s outside counsel in customary form and covering such matters of the type customarily covered by such opinions, which opinion shall be addressed to the underwriters, and API shall use its reasonable efforts to cause such opinion to also be addressed to the Holders of such Registrable Securities;

(xvi) cooperate with the Holders of Registrable Securities covered by the Registration Statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;

(xvii) cooperate with each Holder of Registrable Securities covered by the Registration Statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD; and

(xviii) use its reasonable efforts to make available the executive officers of API to participate with the holders of Registrable Securities and any underwriters in any “road shows” or other selling efforts that may be reasonably requested by the Holders in connection with the methods of distribution for the Registrable Securities.

(b) If API has delivered preliminary or final prospectuses to sellers of Registrable Securities and after having done so the prospectus is amended (or must be amended) to comply with the requirements of the Securities Act, API shall promptly notify such sellers and, if requested, Holders shall immediately cease making offers of shares of the Common Stock and return all prospectuses to API. API shall promptly provide Holders with revised prospectuses and, following receipt of the revised prospectuses, Holders shall be free to resume making offers of the shares of the Common Stock.

(c) All Holders distributing their securities through an underwriting pursuant to this Agreement shall, together with API as provided in Section 7(a), enter into an underwriting agreement in customary form with the underwriter or underwriters; provided, that no Holder shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be limited to an amount equal to the net proceeds from the offering received by such Holder.

Section 8. Allocation of Expenses.

API will pay all customary issuer’s Registration Expenses in connection with all registrations under this Agreement. For purposes of this Section 8, the term “Registration Expenses” shall mean all fees and expenses incident to the performance of or compliance with this Agreement by API, including all registration and filing fees, exchange listing fees, printing expenses, accounting fees, fees and disbursements of counsel for API, fees and disbursements of the Holders (including one counsel chosen by the holders of a majority of the Registrable Securities included in the registration), but excluding underwriting discounts and selling commissions relating to the shares of the Common Stock, which will be borne by the party selling such shares.

Section 9. Indemnification.

(a) In the event of any registration of any shares of the Common Stock under the Securities Act pursuant to this Agreement, API will indemnify and hold harmless Holders, their directors, officers, members, agents, partners, shareholders, and employees and each underwriter of such shares of the Common Stock, and each other person, if any, who controls Holder or underwriter (within the meaning of the Securities Act or the Exchange Act) (collectively, the “Holder Indemnified Parties”) against (in addition to any indemnification or contribution provisions required by an underwriter in a customary underwriting agreement) any Losses to which such Holder Indemnified Party may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such Losses arise out of, are based upon, are caused by, or result from, any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of, are based upon, are caused by or result from the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and API will reimburse such Holder Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Loss as such expenses are incurred; provided, however, that API will not be liable in any such case to the extent that any such Loss arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to API, in writing, by or on behalf of such Holder or such underwriter or controlling person, as applicable, specifically for use in the preparation thereof.

(b) In the event of any registration of any of the shares of the Common Stock under the Securities Act pursuant to this Agreement, each Holder will indemnify and hold harmless API, each of its directors and officers, each underwriter and each person, if any, who controls API or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any Losses, to which API, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities laws or otherwise, insofar as such Losses arise out of, are based upon, are caused by or result from any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of, are based upon are caused by or result from any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to API by or on behalf of such Holder, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of each Holder hereunder shall be limited to an amount equal to the net proceeds received by such Holder from the sale of Registrable Securities sold pursuant to the Registration Statement as contemplated herein.

(c) Each party entitled to indemnification under this Section 9 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9, except to the extent of any prejudice to the Indemnifying Party due to such failure to give notice. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that under no circumstances will the Indemnifying Party be required under this Section 9 to pay the expenses of more than one counsel for the Indemnified Parties unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other of such Indemnified Parties with respect to such claim. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying

Party. Any consent required pursuant to this Section 9 shall not be unreasonably withheld or delayed.

(d) If the indemnification provided for in this Section 9 is unavailable or insufficient to hold harmless an Indemnified Party under this Section 9 in respect of any Losses referred to herein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by API on the one hand and the sellers of Registrable Securities and any other sellers participating in the Registration Statement on the other hand from the sale of Registrable Securities pursuant to the registered offering of securities as to which indemnity is sought, or (ii) if the allocation provided by clause (i) above is not permitted by Law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of API on the one hand and of the sellers of Registrable Securities and any other sellers participating in the Registration Statement on the other hand in connection with the Registration Statement on the other in connection with the statement or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by API on the one hand and the sellers of Registrable Securities and any other sellers participating in the Registration Statement on the other hand shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) to API bear to the total net proceeds from the offering (before deducting expenses) to the sellers of Registrable Securities and any other sellers participating in the Registration Statement. The relative fault of API on the one hand and of the sellers of Registrable Securities and any other sellers participating in the Registration Statement on the other hand shall be determined by reference to, among other things, whether the untrue or alleged omission to state a material fact relates to information supplied by API or by the sellers of Registrable Securities or other sellers participating in the Registration Statement and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) API and the sellers of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the sellers of Registrable Securities were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Losses shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, no seller of Registrable Securities shall be required to contribute any amount in excess of the net proceeds received by such seller from the sale of Registrable Securities covered by the Registration Statement filed pursuant hereto.

(f) The indemnification and contribution by any such party provided for under this Agreement shall be in addition to any other rights to indemnification or contribution which any Indemnified Party may have pursuant to law or contract and will remain in full force and effect regardless of (i) any investigation made or omitted by or on behalf of the Indemnified Party or any officer, director, employee or controlling person of such Indemnified Party and will survive the transfer of securities, (ii) the completion of any offering of Registrable Securities in a Registration Statement and (iii) the termination of this Agreement. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

Section 10. Information by Holders. Each Holder shall furnish to API such information regarding such Holder and the distribution proposed by such Holder as API may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in Section 7.

Section 11. “Lock -Up” Agreements.

(a) If required by an underwriter of Common Stock or other equity securities of API, each Holder shall agree not to sell or otherwise transfer or dispose of any Registrable Securities held by such Holder for the period of time (the “Lock-Up Period”) requested by such underwriter to the extent API, Parent and all executive officers and directors of API and Parent enter into substantially similar (or more restrictive) agreements; provided, that, in any event, such period of time shall be:

(i) not more than one hundred eighty (180) calendar days following the effective date of API’s Registration Statement filed in connection with the IPO) covering the Common Stock to be sold on its or such Holder’s behalf to the public in an underwritten offering; or

(ii) not more than ninety (90) calendar days in connection with any Registration Statement covering the Common Stock to be sold on its or such Holder’s behalf to the public in an underwritten offering after the IPO.

(b) API agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, for a period specified by the representatives of the underwriters in an underwritten public offering (not to exceed a period ending on the one hundred and eightieth (180th) day following the effective date of any such underwritten public offering of API’s equity securities) (except as part of such underwritten registration or pursuant to registrations on Form S 4 or S 8 or any successor form), and (ii) to use its reasonable efforts to cause each holder of its Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, purchased or otherwise acquired from API at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during any such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the public underwritten offering otherwise agree.

(c) Such agreement shall be in writing in a form reasonably satisfactory to API, the Holders and such underwriter. The periods referred to in this Section 11 may be extended on account of FINRA Rule 2711(f) as reasonably requested by the lead managing underwriter. API may impose stop-transfer instructions with respect to the shares of the

Common Stock or other securities subject to the foregoing restriction until the end of the Lock-Up Period.

Section 12. Black-Out Period. Following the effectiveness of the Registration Statement and the filings with any state securities commissions, each Holder agrees that it will not effect any sales of shares of the Common Stock pursuant to the Registration Statement or any such filings at any time after they have received notice from API to suspend sales (a) as a result of the occurrence or existence of a Suspension Event, or (b) so that API may correct or update the Registration Statement or such filing, which correction shall be promptly made. Holders may recommence effecting sales of the shares of the Common Stock pursuant to the Registration Statement or such filings following further notice to such effect from API, which notice shall be given by API not later than two (2) business days after the conclusion or completion of any such Suspension Event, correction or update.

Section 13. Rule 144 Requirements. After the earliest of (a) the closing of the sale of securities of API pursuant to a Registration Statement, (b) the registration by API of a class of securities under Section 12 of the Exchange Act, or (c) the completion by API of an offering of its securities (other than pursuant to an employee benefit plan) in accordance with the provisions of Regulation A under the Securities Act, API agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) use its reasonable efforts to file with the Commission in a timely manner all reports and other documents required of API under the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to each Holder upon request a written statement by API as to its compliance with the information requirements of said Rule 144 (at any time after ninety (90) calendar days after the closing of the IPO), and of the reporting requirements of the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of API, and such other reports and documents of API as Holders may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

Section 14. Termination. This Agreement shall terminate and be of no further force or effect with respect to any Holder at such time as Rule 144 under the Securities Act is available for the immediate sale of all shares of the Common Stock (or Notes) held by such Holder. Notwithstanding any other provision hereof, Sections 8 (Allocation of Expenses), 9 (Indemnification), 13 (Rule 144 Requirements), 15 (Notices), 22 (Captions), 24 (Governing Law and Jurisdiction) and 26 (Remedies) shall survive any termination of this Agreement.

Section 15. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

if to API, to:

Angiotech Pharmaceutical Interventions, Inc.

1618 Station Street

Vancouver, BC Canada V6A 1B6

Attention: General Counsel

Facsimile: (604) 221-2330

with a copy to (which copy alone shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attention: Alison S. Ressler, Esq.

Facsimile: (310) 712-8800

if to Ares, to:

Ares Corporate Opportunities Fund III, L.P.

2000 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Attention: Bennett Rosenthal

Facsimile: (310) 201-4170

with a copy to (which copy alone shall not constitute notice):

Proskauer Rose LLP

2049 Century Park East, Suite 3200

Los Angeles, California 90067

Attention: Michael A. Woronoff, Esq.

Facsimile: (310) 557-2193

If to New Leaf to it at:

New Leaf Venture Partners, L.L.C.

7 Times Square, Suite 1603

New York, New York 10036

Attention: Chief Financial Officer

Facsimile: (646) 871-6450

with a copy to (which copy alone shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Nicholas S. O’Keefe, Esq.

Facsimile: (650) 463.2600

Section 16. Entire Agreement. This Agreement, the Convertible Note and the Governance Agreement among Parent, Investors and API, dated as of [            ], 2008 constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

Section 17. No Inconsistent Agreements. API will not hereafter enter into any agreement with respect to API’s securities that is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

Section 18. Adjustments Affecting Registrable Securities. API will not take any action, or permit any change to occur, with respect to API’s securities that would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or that would adversely affect the marketability of such Registrable Securities in any such registration (including effecting a stock split, combination of shares, or other recapitalization).

Section 19. Amendments and Waivers. No modification, amendment or waiver of any provision of this Agreement will be effective against the parties hereto unless made in writing and signed by an officer of a duly authorized representative of API and the Majority Holders provided, that no modification, amendment or waiver may adversely affect a Holder with respect to a term differently than the Majority Holders without the consent of each affected Holder. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 20. Successors and Assigns. API may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Majority Holders. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, successors and assigns. In addition, and whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of the Holders (or any portion thereof) as such shall be for the benefit of, and enforceable by, any subsequent Holder (or of such portion thereof); provided, however, that in each case (i) the assignor shall, within ten (10) days after such assignment, furnish to API written notice of the name and address of such assignee and the securities with respect to which such registration rights are being assigned and (ii) such assignee shall agree in a written agreement delivered to

API to be subject to all the terms and provisions set forth in this Agreement to the same extent as the assignor.

Section 21. Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 22. Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 23. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 24. Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the Laws of the State of New York. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Courts of the State of New York located in the County of New York and the Federal courts of the United States of America located in the County of New York for the purpose of any proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect to such proceeding shall be heard and determined exclusively in such New York or Federal court. Each of the parties hereto agrees that a final judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 25. No Limitation on Convertible Securities. Nothing in this Agreement shall operate to limit the right of any Holder to request the registration of Registrable Securities issuable upon conversion, exchange or exercise of securities held by such Holder notwithstanding the fact that at the time of request such Holder does not hold the Registrable Securities underlying such securities.

Section 26. Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor; provided, however the parties hereto stipulate that the remedies at law of any party hereto in the event of any default or threatened default by any other party hereto in the performance of or compliance with the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced (without posting a bond or other security) by a decree for the specific performance thereof, whether by an injunction against violation thereof or otherwise.

Section 27. Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

Section 28. Further Assurances. API shall execute and deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions as may be necessary or advisable to carry out the intent and purpose of this Agreement. Without limiting the foregoing, if a Holder elects to register Convertible Notes, the Company shall, and shall cause each of the Guarantors, to (i) enter into an indenture in form and substance reasonably satisfactory to the Holders, with a Trustee reasonably acceptable to the Holders, which indenture shall provide for the issuance of Convertible Notes (“Exchange Notes”) containing terms substantially identical to the Convertible Notes, (ii) exchange Exchange Notes for Convertible Notes, (iii) qualify such indenture under the Trust Indenture Act of 1939, and (iv) take such other actions reasonably requested by the Holders to permit the public sale of the Exchange Notes in accordance with the terms of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

ANGIOTECH PHARMACEUTICAL
INTERVENTIONS, INC.

By:
Name:
Title:

ARES CORPORATE OPPORTUNITIES FUND III, L.P.

By:	ACOF Operating Manager III, LLC
Its:	Manager

By:	Ares Management, Inc.
Its:	General Partner

By:
Name:
Title:

NEW LEAF VENTURES I, L.P.

By:	New Leaf Venture Management I, L.P.
Its:	General Partner

By:	New Leaf Venture Management I, L.L.C.
Its:	General Partner

By:
Ronald M. Hunt
Managing Director

Signature Page to Registration Rights Agreement

NEW LEAF VENTURES II, L.P.

By:	New Leaf Venture Associates II, L.P.
Its:	General Partner

By:	New Leaf Venture Management II, L.L.C.
Its:	General Partner

By:
Ronald M. Hunt
Managing Director

Signature Page to Registration Rights Agreement

Annex A

Plan of Distribution

The selling stockholders, including their pledgees, donees, transferees, beneficiaries or other successors in interest, may from time to time offer some or all of the shares of common stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling stockholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus, but they will pay all discounts, commissions or brokers’ fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of the shares. We will not receive any proceeds from the sale of the shares of our common stock covered hereby.

The selling stockholders may sell the shares of common stock covered by this prospectus from time to time, and may also decide not to sell all or any of the shares that they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may sell shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling stockholders in one or more types of transactions, which may include:

•

purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent;

•

one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•	short sales or transactions to cover short sales relating to the shares;

•	one or more exchanges or over the counter market transactions;

•	through distribution by a selling stockholder or its successor in interest to its members, partners or shareholders;

•	privately negotiated transactions;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•	distributions to creditors and equity holders of the selling stockholders; and

•	any combination of the foregoing, or any other available means allowable under applicable law.

A selling stockholder may also resell all or a portion of its securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended provided it meets the criteria and conforms to the requirements of Rule 144.

The selling stockholders may enter into sale, forward sale and derivative transactions with third parties, or may sell shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward sale or derivative transactions, the third parties may sell shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling stockholder or borrowed from the selling stockholders or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

In addition, the selling stockholders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling stockholders’ securities or in connection with the offering of other securities not covered by this prospectus.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, offering or a purchase by a broker or dealer. The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:

•	the number of shares of common stock offered;

•	the price of such shares of common stock;

•	the proceeds to the selling stockholders from the sale of such shares;

•	the names of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

The selling stockholders may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase shares of common stock from the selling stockholders at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. Any contracts like this will be described in and be subject to the conditions listed in the applicable prospectus supplement.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

In connection with sales of our common stock covered hereby, the selling stockholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by the selling stockholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act. [This prospectus delivery requirement may be satisfied through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act.]

We and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling stockholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling stockholders or their affiliates in the ordinary course of business.

The selling stockholders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. These restrictions may affect the marketability of such shares.

In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available. In addition, any shares of a selling stockholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

In connection with an offering of common stock under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock offered under this prospectus. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange or another securities exchange or automated quotation system, or in the over-the-counter market or otherwise.

EXHIBIT C

GOVERNANCE AGREEMENT

by and among

ANGIOTECH PHARMACEUTICALS, INC.,

ANGIOTECH PHARMACEUTICAL INTERVENTIONS, INC.,

ARES CORPORATE OPPORTUNITIES FUND III, L.P.,

NEW LEAF VENTURES I, L.P.

and

NEW LEAF VENTURES II, L.P.

Dated as of [            ], 2008

TABLE OF CONTENTS

		Page
ARTICLE I.
DEFINITIONS; RULES OF CONSTRUCTION

SECTION 1.01.	Definitions	1
SECTION 1.02.	Rules of Construction	7

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

SECTION 2.01.	Representations and Warranties	8

ARTICLE III.
SHARE TRANSFERS

SECTION 3.01.	Restrictions on Transfer	9
SECTION 3.02.	Improper Transfer	9
SECTION 3.03.	Permitted Transfers	9

ARTICLE IV.
RIGHTS OF CERTAIN STOCKHOLDERS

SECTION 4.01.	Tag-Along Rights.	10
SECTION 4.02.	Drag-Along Rights	12
SECTION 4.03.	Financial Statements and Other Information	13
SECTION 4.04.	Preemptive Notice	14
SECTION 4.05.	Board of Directors and Investor Director Veto Rights.	15
SECTION 4.06.	Call Right.	20
SECTION 4.07.	Voting of Shares; Action by the Company.	20

ARTICLE V.
RIGHTS OF EXIT

SECTION 5.01.	Exit after Fourth Anniversary	21

ARTICLE VI.
Additional agreement

SECTION 6.01.	Approvals.	23
SECTION 6.02.	Insurance	24

ARTICLE VII.
MISCELLANEOUS

SECTION 7.01.	Confidentiality.	24

-i-

-ii-

EXHIBIT C

GOVERNANCE AGREEMENT

THIS GOVERNANCE AGREEMENT (the “Agreement”), dated as of [            ], 2008, by and among Angiotech Pharmaceutical Interventions, Inc., a Delaware corporation (the “Company”), Ares Corporate Opportunities Fund III, L.P., a Delaware limited partnership (together with its Permitted Transferees, “Ares”), New Leaf Ventures I, L.P. (“New Leaf I”) and New Leaf Ventures II, L.P. (“New Leaf II” ), and Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of the Province of British Columbia, Canada (“Parent”).

WHEREAS, on [            ], 2008, each Investor, Parent and the Company entered into that certain Note Purchase Agreement (the “Note Purchase Agreement”) providing, among other things, for the purchase by the Investors of convertible promissory notes in the aggregate original principal amount of $[            ] (the “Convertible Notes”); and

WHEREAS, in connection with the transactions contemplated by the Note Purchase Agreement and as a condition to the issuance of the Convertible Notes, the parties hereto desire to enter into this Agreement.

NOW, THEREFORE, the parties mutually agree as follows:

ARTICLE I.

DEFINITIONS; RULES OF CONSTRUCTION

SECTION 1.01. Definitions. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Note Purchase Agreement. The following terms, as used herein, have the following meanings:

“Additional Stock” has the meaning set forth in Section 4.04(a).

“Affiliate Transaction” means any direct or indirect Transfer of the properties or assets of the Company or any of its Subsidiaries to, or purchase of any property or assets by any such Person from, or any such Person entering into or suffering to exist any contract with, or for the benefit of, any of such Person’s Affiliates (other than the Company and its Subsidiaries).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Antitrust Division” has the meaning set forth in Section 5.01(a).

“Ares” has the meaning set forth in the preamble to this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by Law or other governmental action to close.

“By-laws” means the By-laws of the Company, as amended or amended and restated from time to time.

“Call Event” shall be deemed to occur if on any date (1) (a) either (i) for the most recently ended four full fiscal quarters ending on or prior to such date, the EBITDA Ratio is less than 1.25x or (ii) for the most recently ended two full fiscal quarters ending on or prior to such date, the EBITDA Ratio is less than 1.0x and (b) Parent has less than $10.0 million in unrestricted cash and cash equivalents on such date or (2) the Company or any of its Subsidiaries makes any payment pursuant to the Company Guarantees.

“Call Share Price” means, at any date of determination, an amount equal to the lower of

(a) (i) the sum of (A) 2.5 times the consolidated revenues of the Company for the most recent twelve calendar month period, determined in accordance with GAAP, less (B) consolidated total Indebtedness of the Company on such date, plus (C) the unrestricted consolidated cash and cash equivalents of the Company on such date divided by (ii) the total number of shares of Common Stock outstanding on such date, calculated on a fully diluted basis after giving effect to the exercise, conversion or exchange of all options, warrants, rights and other convertible or exchangeable securities (without regard to voting requirements or any restrictions on exercise, conversion or exchange) and

(b) the Fair Market Value of a share of the Common Stock as of such date.

“Capital Stock” means, with respect to any Person any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any rights, warrants or options (including convertible debt) exercisable or exchangeable for or convertible into such capital stock.

“Common Stock” means, collectively, the Voting Common Stock, par value $0.01 per share, of the Company and, except as otherwise expressly noted, the Non-Voting Common Stock.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Guarantees” shall mean the guarantees provided by the Company or any of its Subsidiaries with respect to the Existing Debt.

“Conditions” means, with respect to any transaction, (a) the expiration of all waiting periods and receipt of all required consents from any (i) Governmental Entity or (ii) any other Person, if in the case of this clause (ii), the failure to obtain a consent would reasonably be expected to cause a material adverse effect to the Company, (b) compliance with all Laws applicable to such transaction and (c) the absence of any Order preventing such transaction.

“Confidential Information” means any confidential information that concerns the Company and Persons that are or will become its Subsidiaries or the financial condition, business, operations or prospects of any of them furnished by or on behalf of the Company to any Stockholder (including, by virtue of its present or former right to designate a Director);

2

provided, that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or its Representatives in violation of this Agreement, or (ii) was or becomes available to such Stockholder on a non confidential basis from a source other than the Company, provided that such source is or was (at the time of receipt of the relevant information) not, to such Stockholder’s knowledge, bound by a confidentiality agreement with respect to such information with (or other confidentiality obligation to) the Company or another Person.

“consent” means any approval, consent, qualification, ratification, variance, exemption, grant, easement, certificate, license, franchise, permission, registration, permit, waiver or other authorization.

“Convertible Notes” has the meaning set forth in the preamble to this Agreement.

“Designated Event” has the meaning set forth in the Convertible Notes.

“EBITDA” means for any period, (a) the consolidated net income of Parent and its Subsidiaries (other than the members of the Company Group) determined in accordance with GAAP, plus (b) to the extent deducted in calculating such consolidated net income, without duplication: (1) income tax expense; (2) consolidated interest expense; (3) depreciation expense; (4) amortization expense; (5) any non-recurring restructuring and extraordinary charges (as determined in accordance with GAAP); and (6) all other non-cash charges reducing consolidated net income for such period, excluding (A) non-cash charges that require an accrual of, or a reserve for, cash charges for any future periods and (B) normally occurring accruals (such as reserves for accounts receivable), and less (c)(1) any extraordinary, unusual or non-recurring gains, (2) the effect of any write-up of assets, unrealized gains or similar non-cash items of income, and (3) all cash payments made by Parent or any of its Subsidiaries (other than the members of the Company Group) during such period to the extent such payments relate to non-cash charges that were added back in determining EBITDA for such period or any prior period.

“EBITDA Ratio” means for any period, the ratio of EBITDA for such period to the consolidated cash interest expense of Parent and its Subsidiaries (other than the members of the Company Group) for such period, determined in accordance with GAAP. In the event that Parent or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the period for which the EBITDA Ratio is being calculated and on or prior to the date on which the event for which the calculation of the EBITDA Ratio is made, then the EBITDA Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period.

“Electing Stockholder” has the meaning set forth in Section 4.04(b).

“Eligible Offering” means an offer by the Company or any of its Subsidiaries after the date hereof to Transfer or issue to any Person or Persons (including any of the Stockholders), any Capital Stock of the Company, other than:

3

(i) in a bona fide underwritten public offering registered under the 1933 Act;

(ii) any offer subsequent to an Initial Public Offering that meets the test of a Qualified Transaction;

(iii) pursuant to the Option Plans and approved by the Board to employees, officers, independent directors, consultants and/or advisors to the Company or its Subsidiaries;

(iv) as consideration to any third party seller in connection with the bona fide acquisition by the Company or any Subsidiary of the Company of the assets or securities of any Person in any transaction approved by the Board and a majority of the Investor Directors; and

(v) as an inducement to a third party investor (in its capacity as a lender) in connection with any bona fide debt financing, subject to terms and conditions approved by the Board and a majority of the Investor Directors.

“Existing Debt” means Parent’s Senior Floating Rate Notes due 2013 and 7.75% Senior Subordinated Notes due 2014.

“Exit” shall mean an Initial Public Offering or a Liquidation of the Company.

“Exit Investors” has the meaning set forth in Section 5.01.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, without taking into account any liquidity or other discount, restrictions on transfer or differences in voting rights. When determining Fair Market Value, if the applicable parties hereto cannot agree on the Fair Market Value within 10 days, such parties shall submit their final calculations of such value to an arbitrator (the “Arbitrator”) who shall be an independent valuation firm and be appointed by agreement of the parties or, failing such agreement, by the American Arbitration Association (the “AAA”) in accordance with the Commercial Arbitration Rules of the AAA. The Arbitrator shall review each party’s determination of Fair Market Value and make a selection as to which of the determinations presented to it is, in the aggregate, more accurate. To clarify, the Arbitrator will be required to select one of the two determinations in its entirety. The decision of the Arbitrator shall be made within 30 days after being engaged, or as soon thereafter as reasonably practicable, and shall be final and binding on the parties. The costs and expenses of the Arbitrator shall be paid by the party whose final determination is not selected by the Arbitrator as being more accurate. Each party shall make available to the Arbitrator all relevant books, records and calculations relating to such party’s determination submitted and all other information reasonably requested by the Arbitrator.

“GAAP” means generally accepted accounting principles consistently applied in the United States.

4

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall have the meaning given thereto in the Convertible Notes.

“Independent Director” means (a) if nominated by Parent, a Person who has no prior or existing business or material professional or personal relationship with Parent, the Company or senior management (including members of the Board) of Parent or the Company; (b) if nominated by the Investors, a Person who has no prior or existing business or material professional or personal relationship with the Investors (in each case, other than in such Person’s capacity as a member of the Company’s Board of Directors or any committee thereof).

“Initial Public Offering” means a bona fide a underwritten initial public offering of the Common Stock pursuant to an effective registration statement filed under the 1933 Act (excluding registration statements filed on Form S-8, any similar successor form or another form used for a purpose similar to the intended use for such forms).

“Insurance Programs” has the meaning set forth in Section 6.02.

“Investor” means Ares, New Leaf I, New Leaf II, each of their respective Permitted Transferees, and any other successor to an Investor’s rights and obligations under this Agreement.

“Investor Call Notice” has the meaning set forth in Section 4.06(a).

“Investor Directors” has the meaning set forth in Section 4.05(a).

“Investor Registration Rights Agreement” means that certain registration rights agreement among the Investors and the Company, dated of even date herewith.

“Law” means any federal, state, local or foreign law, statute or ordinance common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Liquidation” means any liquidation, dissolution, winding up or sale of the Company or Subsidiary of the Company (whether by merger, reorganization, stock sale or sale of all or substantially all of the assets, or otherwise, but excluding a reorganization effected solely to change the Company’s state of incorporation).

“Material Competitor” on any date means a material competitor to the Company and its Subsidiaries as of such date.

“New Leaf” means New Leaf I and New Leaf II.

“New Leaf I” has the meaning set forth in the preamble to this Agreement.

“New Leaf II” has the meaning set forth in the preamble to this Agreement.

5

“Non-Voting Common Stock” means the Non Voting Common Stock par value $0.01 per share, of the Company.

“Note Purchase Agreement” has the meaning set forth in the preamble to this Agreement.

“Other Consideration” has the meaning set forth in Section 4.01(a).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Directors” has the meaning set forth in Section 4.05(a).

“Parent Registration Rights Agreement” means that certain registration rights agreement between Parent and the Company, dated as of [            ].

“Parent Shares” has the meaning set forth in Section 4.06(a).

“Permitted Transferee” means , in the case of any Investor, (a) any Affiliate (other than an individual) of such Investor and (b) any other investment fund, investment partnership, investment account or other investment Person whose investment manager, investment advisor, managing member or general partner is such Investor or an Affiliate of such Investor.

“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint stock company, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

“pre-Closing Claim” has the meaning set forth in Section 6.02.

“Preemptive Notice” has the meaning set forth in Section 4.04(a).

“Pro Rata Portion” means on any date (a) with respect to any Tag-Along Stockholder, the percentage of such Tag-Along Stockholder’s Common Stock equal to the ratio of (i) the number of Tag-Along Offered Shares to (ii) the total number of shares of Common Stock held by Parent, in each case on such date, and (b) in any other case, a fraction, the numerator of which is the number of shares of Capital Stock owned by such Stockholder and the denominator of which is the number of shares of Capital Stock owned by all Stockholders, in each case on such date.

“Purchaser” has the meaning set forth in Section 4.01(a).

“Qualified Transaction” has the meaning set forth in the Convertible Notes.

“Quill Merger Agreement” means that certain Agreement and Plan of Merger by and among Angiotech Pharmaceuticals, Inc., Angiotech Pharmaceuticals (US), Inc., Quaich Acquisition, Inc. and Quill Medical, Inc., dated as of May 25, 2006.

“Remaining Securities” has the meaning set forth in Section 4.04(b).

6

“Representatives” means, with respect to any Person, its partners, managing members, directors, officers, employees, agents, counsel, investment advisors or representatives.

“Securities” means the Common Stock and Convertible Notes.

“Stockholder” means Parent and each Investor.

“Stockholder’s Representations” has the meaning set forth in Section 4.01(c).

“Tag-Along Notice” has the meaning set forth in Section 4.01(a).

“Tag-Along Offered Shares” has the meaning set forth in Section 4.01(a).

“Tag-Along Sale” has the meaning set forth in Section 4.01(a).

“Tag-Along Stockholder” means a Stockholder that elects to participate in a Tag-Along Sale pursuant to Section 4.01 hereof.

“Tagging Stockholders” has the meaning set forth in Section 4.01(a).

“Third Party” means any Person who is not a Stockholder at the time of determination.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Transfer” means the direct or indirect offer, sale, lease, donation, assignment (as collateral or otherwise), license, mortgage, pledge, grant, hypothecation, encumbrance, gift, bequest or transfer or disposition of any interest (legal or beneficial) in any security (including transfer by reorganization, merger, sale of substantially all of the assets or by operation of law), provided that no Transfer shall be deemed to have occurred solely as a result of the entering into of any bona fide agreement, covenant, restriction, negative pledge or other similar encumbrance relating to, or otherwise affecting, the ability to pledge or otherwise Transfer any security or interest therein.

“Triggered IPO” has the meaning set forth in Section 5.01(b).

“Triggered Sale” has the meaning set forth in Section 5.01(a).

“Voting Common Stock” means the Voting Common Stock, par value $0.01 per share, of the Company.

“Wholly Owned Subsidiary” means any Subsidiary of the Company all of the Capital Stock of which is owned by the Company and/or one or more Wholly Owned Subsidiaries.

SECTION 1.02. Rules of Construction.

(a) Solely for purposes of this Agreement (including the definition of “Pro Rata Portion”) (i) whenever a threshold for ownership of shares of Common Stock, the amount

7

invested in equity interests of the Company, the percentage of ownership of the outstanding shares of Common Stock of the Company, or any similar matter is to be determined, all shares of Common Stock issuable to the Investors upon conversion of the Convertible Notes (as if such conversion were then permissible without restriction) shall be treated as owned by the Investors and (ii) whenever a right or obligation to consent, vote, sell or purchase, or otherwise take any action with respect to, shares of Common Stock is applicable hereunder, such right or obligation shall apply with respect to the Convertible Notes and all references to shares of Common Stock under the related provisions shall be deemed to include the Convertible Notes, in each case as if they were the number of shares of Common Stock receivable with respect thereto, determined on an as-converted basis (as if such conversion were then permissible without restriction); provided, that for purposes of Section 4.05 any shares of Non-Voting Common Stock shall be disregarded as provided therein.

(b) Any provision of this Agreement which refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(c) In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

(d) References to numbered or letter articles, sections and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise. All references to this Agreement include, whether or not expressly referenced, the exhibits and schedules attached hereto.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

SECTION 2.01. Representations and Warranties. Each of the parties hereby severally represents and warrants to each of the other parties as follows:

(a) Authority; Enforceability. Such party (i) has the legal capacity or organizational power and authority to execute, deliver and perform its obligations under this Agreement and (ii) (in the case of parties that are not natural persons) is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization. This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

(b) Consent. No consent is required to be made or obtained, other than those that have been made or obtained on or prior to the date hereof, in connection with the execution, delivery or performance of this Agreement by such party.

8

ARTICLE III.

SHARE TRANSFERS

SECTION 3.01. Restrictions on Transfer. Except as provided in Section 3.03, of this Agreement, (i) no Stockholder shall Transfer any Securities without the prior written consent of the Company (which consent shall not be unreasonably withheld), to be given, in the case of a proposed Transfer by Parent, by the Investor Directors, and in the case of a proposed Transfer by any Investor, by the Parent Directors, and (ii) New Leaf shall not transfer any Securities without the prior written consent of Ares. Each Stockholder hereby acknowledges and agrees that it shall not be unreasonable for the Company to withhold its consent with respect to any proposed Transfer to any Material Competitor.

SECTION 3.02. Improper Transfer. Any attempt to Transfer any Securities in violation of the terms of this Agreement shall be null and void, and no right, title or interest in or to such Securities shall be Transferred to the purported Transferee. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such attempted Transfer on its stock or other records.

SECTION 3.03. Permitted Transfers. Notwithstanding anything to the contrary contained in, and without complying with any provision of, Section 3.01 or 3.02 hereof, to the extent permitted under applicable Law:

(a) So long as the Existing Debt remains outstanding, Parent may, from time to time, Transfer (without regard to or compliance with Section 4.01 of this Agreement) to any Person other than a Material Competitor, for cash, up to a number of shares of the Common Stock equal in value (based on the net cash proceeds to be received by Parent in connection with any such Transfer) to the then outstanding aggregate principal amount of Existing Debt (plus all accrued interest thereon and the amount of all fees and expenses that would be incurred to repay, retire, redeem or otherwise repurchase such Existing Debt); provided that (i) all net proceeds received in such Transfer shall be applied to repay, retire, redeem or otherwise repurchase Existing Debt; (ii) the number of shares of Common Stock that Parent shall be permitted to Transfer pursuant to this Section 3.03(a) shall not in the aggregate exceed 49% of the total number of shares of Common Stock held by Parent as of the date of this Agreement; and (iii) prior to or concurrently with each Transfer pursuant to this Section 3.03(a), the Transferee duly executes and delivers an agreement in form and substance reasonably satisfactory to the Company and the Investors pursuant to which such Transferee (x) agrees to be bound by all obligations of Parent contained in this Agreement and (y) acknowledges that such Transferee shall not be entitled to any rights under this Agreement (other than as may be consented to in writing by Ares and the Company).

(b) Each Stockholder may Transfer any or all of the Securities held by it after the earlier of (i) the fourth anniversary of the date of this Agreement and (ii) a Qualified Transaction; provided, that New Leaf shall not Transfer the Securities prior to a Qualified Transaction without the prior written consent of Ares (after the fourth anniversary of the date of this Agreement, such consent not to be unreasonably withheld).

9

(c) Each Investor may Transfer any or all of the Securities held by it to any Permitted Transferee of such Investor who duly executes and delivers an agreement in form and substance reasonably satisfactory to the Company and the Investors pursuant to which such Permitted Transferee agrees to be bound by the terms and conditions of this Agreement.

(d) Tagging Stockholders may Transfer Securities pursuant to Section 4.01.

(e) Dragged Stockholders may Transfer Securities pursuant to Section 4.02.

(f) The parties may Transfer Securities pursuant to Section 4.06 and Section 5.01.

ARTICLE IV.

RIGHTS OF CERTAIN STOCKHOLDERS

SECTION 4.01. Tag-Along Rights.

(a) If Parent at any time proposes to Transfer any shares of Common Stock (a “Tag-Along Sale”) to a Third Party (the “Purchaser”), other than in a registered public offering pursuant to the terms of the Parent Registration Rights Agreement or in connection with an Initial Public Offering, Parent shall give written notice (a “Tag-Along Notice”) of such proposed Tag-Along Sale to each of the Investors at least twenty (20) calendar days prior to the consummation of such proposed Tag-Along Sale setting forth:

(i) Angiotech Holding’s bona fide intention to Transfer such shares;

(ii) the total number of shares of Common Stock proposed to be Transferred (the “Tag-Along Offered Shares”), the purchase price per share of Common Stock, and if all or any portion of the proposed consideration is payable other than in cash, (x) a description of all such non-cash consideration (“Other Consideration”) and (y) the estimated Fair Market Value of such Other Consideration as of such date;

(iii) the identity of the Purchaser;

(iv) any other material terms and conditions of the proposed Tag-Along Sale;

(v) the expected date of the proposed Tag-Along Sale; and

(vi) an undertaking that each Investor shall have the right to elect to sell up to its Pro Rata Portion (which, for the avoidance of doubt, shall include Convertible Notes counted on an as-converted basis) of such Tag-Along Offered Shares in accordance with this Section 4.01.

(b) Upon delivery of a Tag-Along Notice, each Investor shall have the right, but not the obligation, to sell up to its Pro Rata Portion of the Tag-Along Offered Shares

10

pursuant to the terms and conditions of this Section 4.01, to the Purchaser by sending written notice to Parent no later than fifteen (15) calendar days after the date of the Tag-Along Notice, indicating its election to sell up to its Pro Rata Portion of such Tag-Along Offered Shares. Such notice shall set forth the number of shares of Common Stock that such Investor elects to include in the Tag-Along Sale, which number shall not exceed its Pro Rata Portion of the Tag-Along Offered Shares. Parent shall not consummate the Tag-Along Sale unless the Purchaser purchases all of the shares of Common Stock requested to be included in the Tag-Along Sale by the Tag-Along Stockholders on the same terms and conditions applicable to Parent; provided, that (i) each Tagging Stockholder may elect to receive in lieu of all or any portion of Other Consideration, cash in an amount equal to the Fair Market Value thereof and (ii) if the number of shares of Common Stock which Parent and the Tag-Along Stockholders elect to sell in the Tag-Along Sale exceeds the Tag-Along Offered Shares, to the extent that the Purchaser does not elect to purchase such excess, the number of shares of Common Stock to be sold by Parent and each Tag-Along Stockholder shall be reduced on a pro rata basis according to the proportion which the number of shares of Common Stock which each such party elects to have included in the Tag-Along Sale bears to the total number of shares of Common Stock elected by all such parties to have included in the Tag-Along Sale. Neither Parent nor any of its Affiliates shall receive any direct or indirect consideration in connection with the proposed Tag-Along Sale (including by way of fees, consulting arrangements or a non-compete payment) other than the consideration received in exchange for its shares of Common Stock. The closings of a sale by Parent and any Tagging Stockholders shall occur simultaneously and be conditioned upon each other.

(c) To exercise its right to sell pursuant to this Section 4.01, each Tagging Stockholder may be required to agree to make customary representations and warranties to the Purchaser with respect to (i) such Tagging Stockholder’s due organization, power and authority, (ii) such Tagging Stockholder’s ownership of, and ability to freely convey, such shares without liens or encumbrances (other than those that arise under federal or state securities laws or by virtue of this Agreement), (iii) customary representations regarding non-contravention of such Stockholder’s charter, bylaws or other organizational documents or material agreements of such Stockholder and (iv) the enforceable nature of such Stockholder’s obligations under the documents for such sale to which it is a party (collectively, “Stockholder’s Representations”), in each case in the form made by Parent. No Tagging Stockholder shall be required to make any representations or warranties in connection with the proposed Tag-Along Sale other than the Stockholder’s Representations.

(d) No Tagging Stockholder shall be (i) liable in respect of any indemnification provided in connection with a proposed Tag-Along Sale (w) in excess of its Pro Rata Portion of the consideration received, (x) in excess of the consideration received by such Tagging Stockholder in such sale, (y) for the breach of any representations or warranties made by any other Stockholder or (z) other than on a several (and not joint) basis with other Stockholders or (ii) required to participate in any escrow relating to such proposed Tag-Along Sale in excess of such Tagging Stockholder’s pro rata participation in the proposed Tag-Along Sale (based on proceeds to be received).

(e) Parent shall have the right for a period of seventy-five (75) calendar days after the expiration of the 15-calendar day period referred to in Section 4.01(b) to Transfer the shares of Capital Stock subject to the Tag-Along Notice (not otherwise sold by the Tagging

11

Stockholders) to the Purchaser at a price not greater than the price contained in, and otherwise on terms and conditions not materially more favorable to Parent than those set forth in, the Tag-Along Notice. After the end of the 75 calendar-day period referred to in this Section 4.01(d), Parent will not effect the Transfer of any shares of Capital Stock without commencing de novo the procedures set forth in this Section 4.01.

(f) The Tag-Along Sellers will deliver or cause to be delivered to each Tagging Stockholder copies of all transaction documents relating to the proposed Tag-Along Sale (and all drafts thereof) as the same become available.

SECTION 4.02. Drag-Along Rights.

(a) If, at any time after the date hereof, the Company proposes, in any transaction or series of related transactions, to consummate a transaction that is, or would result in, a Designated Event approved by a majority of the Board in compliance with Section 4.05 hereof, then the Company shall have the right (but not the obligation) to require the Stockholders to (in each case, to the extent applicable):

(1) sell all of their Securities to any applicable purchaser at the same price per share and on the same terms and conditions (including, without limitation, time of payment and form of consideration) as to be paid to the other Stockholders;

(2) vote all of their Securities in favor of the transactions constituting such Designated Event;

(3) waive their appraisal or dissenters’ rights with respect to such Designated Event;

(4) make the Stockholder’s Representations, in each case in the form made by the other Stockholders (it being understood, that no Stockholder shall be required to make any representations or warranties in connection with the Designated Event other than the Stockholder’s Representations);

(5) deliver at the closing of such Designated Event, certificates evidencing the Securities owned by such Stockholder, duly endorsed in blank or accompanied by written instruments of transfer in form and substance reasonably satisfactory to the Company; and

(6) subject to the other provisions hereof, execute such other documents as the Company may reasonably request in order to consummate the Designated Event at the time specified by the Company.

(b) The Company shall exercise its rights pursuant to this Section 4.02 by delivering to the Stockholders written notice specifying (i) the material terms of the Designated Event (including, without limitation, to the extent applicable, the identity of any applicable purchaser, the price per share to be paid, and the expected closing date of the proposed Designated Event) and (ii) any actions the Company desires the Stockholder to take pursuant to Section 4.02(a).

12

(c) No Stockholder shall (x) be liable in respect of any indemnification in connection with any Designated Event contemplated by this Section 4.02 (i) in excess of its Pro Rata Portion of the consideration received, (ii) in excess of the consideration received by such Stockholder therefrom, (iii) for the breach of any representations or warranties made by any other Stockholder or (iv) other than on a several (and not a joint and several) basis with other Stockholders or (y) be required to participate in any hold-back, escrow, contingent consideration or other similar items relating to such Designated Event in excess of such Stockholder’s pro rata participation therein (based on proceeds to be received).

(d) Notwithstanding anything herein to the contrary, neither the Board nor the Company shall have any obligation to any Stockholder as a result of any decision by the Board or the Company to accept or consummate, or not to accept or consummate, any Designated Event (it being understood that any and all such decisions shall be made by the Company upon receiving the requisite Board Approval in its sole discretion).

SECTION 4.03. Financial Statements and Other Information.

(a) General. For so long as the Investors own in the aggregate at least 5% of the shares of Common Stock outstanding, the Company shall furnish to each Investor that requests:

(1) Monthly Statements. As soon as available, but no later than 30 calendar days after the end of each monthly accounting period, unaudited monthly summary financial information prepared in the ordinary course of business by the Company’s senior management.

(2) Quarterly Reports. As soon as available, but not later than 60 calendar days after the end of each quarterly accounting period (other than the last quarterly period of each fiscal year), unaudited consolidated financial statements of the Company and its consolidated Subsidiaries, which shall include a statement of cash flows and statement of operations for such quarterly accounting period and a balance sheet as of the last day thereof, prepared in accordance with GAAP consistently applied in all material respects (except as noted therein), except that such financial statements shall not include footnotes and shall be subject to normal year-end audit adjustments.

(3) Annual Reports. As soon as available, but not later than 120 calendar days after the end of each fiscal year of the Company ending after the date of this Agreement, audited consolidated financial statements of the Company and its consolidated Subsidiaries, which shall include a statement of cash flows and statement of operations for such fiscal year and a balance sheet as at the last day thereof, each prepared in accordance with GAAP, consistently applied in all material respects (except as noted therein), and accompanied by the report of a firm of independent certified public accountants of recognized standing selected by the Board.

(4) Budget. Prior to December 15 in each fiscal year of the Company, an annual updated consolidated business and strategic budget and plan, including cash flow and other financial projections (setting forth in detail the assumptions therefor) on a

13

quarterly basis for the Company and its consolidated Subsidiaries for the immediately following fiscal year of the Company.

(5) Other Reports. Any written reports that are presented by Parent, the Company or any of their Subsidiaries to any investor, potential investor or any lending or financing source that are not otherwise presented to the Board of Directors (excluding non-recurring informal correspondence) and any internal management reports prepared by management of the Company.

(6) Miscellaneous. Promptly, from time to time, such other information regarding the assets and properties and operations, business affairs and financial condition of the Company and its Subsidiaries as any Investor entitled to information under this Section 4.03 may reasonably request that is available to the Company without the incurrence of unreasonable effort or expense or unreasonable interference with the operations of the Company and its Subsidiaries.

(b) For so long as the Investors are entitled to designate Investor Directors or Board observers pursuant to paragraph (c) below, the Company will permit Representatives of the Investors to visit and inspect any of its properties, to examine and make abstracts or copies from documents and information in the possession of the Company, and to discuss its affairs, finances and accounts with its officers, employees and, upon reasonable advance notice to the Board, independent public accountants, all at such reasonable times without material interruption of the Business.

(c) Board Observer. Investors holding a majority of the Common Stock held by all Investors shall have the right, from time to time, to designate up to two non-voting board observers who will be entitled to attend all meetings of the Board and receive all notices and copies of all materials provided to the Board, provided that (i) such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board, (ii) that at the Company’s request such observer shall enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (iii) the Company shall be entitled to exclude any such observer from such portions of a Board meeting to the extent such observer’s presence would be reasonably likely to result in the waiver of attorney-client privilege. Notwithstanding anything to the contrary, for so long as New Leaf and its Affiliates own at least 50% of the Common Stock New Leaf owns as of the date of this Agreement, unless a representative of New Leaf is one of the Investor Directors, one such observer shall be designated by New Leaf.

SECTION 4.04. Preemptive Notice.

(a) The Company shall deliver a written notice (a “Preemptive Notice”) to each Stockholder at least twenty (20) calendar days prior to the consummation of each Eligible Offering. The Preemptive Notice shall:

(1) state the number and class of shares of such Capital Stock of the Company (“Additional Stock”) to be offered;

(2) state the price and terms upon which the Additional Stock will be offered

14

(including the proposed date of issuance and the identity of the proposed purchasers); and

(3) contain an offer to sell to such Stockholder, on the same terms and at the same price to be paid by purchasers in the Eligible Offering (provided, that if the purchasers will pay non-cash consideration, the Stockholder shall be entitled, in lieu thereof, to pay cash in an amount equal to the Fair Market Value of such non-cash consideration), an amount of Additional Stock sufficient for such Stockholder to maintain its Pro Rata Portion of the Company’s Capital Stock prior to the Eligible Offering.

(b) For a period of fifteen (15) calendar days following the delivery of such Preemptive Notice, each Stockholder shall be entitled, by written notice to the Company, to elect to purchase all or part of the Additional Stock described therein. Upon the expiration of the above-mentioned 15-calendar day period, the Company shall notify each Stockholder that has elected to purchase securities pursuant to this Section 4.04 (each such Stockholder, an “Electing Stockholder”) of any securities for which a Stockholder has elected not to purchase pursuant to such Eligible Offering (the “Remaining Securities”). Upon receipt of such notification, each Electing Stockholder shall have five (5) business days to notify the Company of its intention to purchase such Electing Stockholder’s Pro Rata Portion of the Remaining Securities. To the extent that elections pursuant to this Section 4.04 shall not be made with respect to any offered securities within such 15-calendar day period, then the Company shall not be obligated to issue to such Stockholder such securities for which such Stockholder has elected not to purchase. If any such offer is accepted by any Stockholder, the Company shall sell to such Stockholder, and such Stockholder shall purchase from the Company for the consideration and on the terms set forth in the Preemptive Notice, the Additional Stock that such Stockholder has elected to purchase, at the same time as the consummation of the Eligible Offering.

(c) If a Stockholder does not exercise its preemptive rights, then the Company shall be permitted to proceed with the proposed issuance of Capital Stock specified in the Preemptive Notice to the extent not purchased by another Stockholder. The Company shall have 30 days after the expiration of the deadline to respond to the Preemptive Notice to consummate such proposed issuance, at a price not less than the price specified in the Preemptive Notice and on other terms not less favorable to the Company than those terms set forth in the Preemptive Notice, before the provisions of this section shall again be in effect with respect to any such issuance.

(d) The Company shall comply with all applicable securities Laws before issuing any securities pursuant to this Section 4.04 and shall not be in violation of the provisions hereof by reason of such compliance.

SECTION 4.05. Board of Directors and Investor Director Veto Rights.

(a) Board of Directors. At each annual or special stockholders’ meeting called for the election of directors, and whenever the stockholders of the Company act by written consent with respect to the election of directors (in the case of clause (ii), (iii), and (iv) below, on or prior to the closing date of a Qualified Transaction) each Stockholder shall vote or otherwise give such Stockholder’s consent in respect of all shares of the Capital Stock of the Company

15

(whether now owned or hereafter acquired) owned by such Stockholder, and take all other appropriate action (and the Company shall take all necessary and desirable actions), to cause:

(i) the By-laws of the Company to provide that the authorized number of directors on the Board shall be seven (7);

(ii) the election to the Board of:

(A) three (3) directors designated by Parent (the “Parent Directors”), which directors shall initially be William Hunter, Hank McKinnell and Edward M. Brown;

(B) three (3) directors designated by Investors holding a majority of the shares of Common Stock held by all Investors (the “Investor Directors”); and

(C) one (1) Independent Director designated by Parent, subject to the approval of the Investors (which approval shall not be unreasonably withheld); provided that if at any time the Investors acquire or otherwise beneficially own a number of shares of Common Stock (excluding any shares of Non-Voting Common Stock) greater than the number of shares of Common Stock (excluding any shares of Non-Voting Common Stock) beneficially owned by Parent, then Investors holding a majority of the shares of Common Stock held by all Investors shall designate the Independent Director, subject to the approval of Parent (which approval shall not be unreasonably withheld);

all of which persons shall hold office subject to their earlier removal in accordance with clause (iv) below, until their respective successors shall have been elected and qualified;

(iii) the removal from the Board of any director elected in accordance with clause (ii) above, with or without cause:

(A) in the case of any Parent Director, upon the written request of Parent;

(B) in the case of any Investor Director, upon the written request of holders of a majority of the shares of Common Stock held by all Investors; and

(C) in the case of the Independent Director, upon the written request of the Person then entitled to appoint such Independent Director pursuant to clause (a)(ii)(C) above;

(iv) upon any vacancy in the Board as a result of any individual designated as provided in clause (ii) above ceasing to be a member of the Board,

16

whether by resignation or otherwise, the election to the Board as promptly as possible:

(A) in the case of a vacancy by any Parent Director, an individual designated by Parent;

(B) in the case of a vacancy by any Investor Director, an individual designated holders of a majority of the shares of Common Stock held by all Investors; and

(C) in the case of a vacancy by the Independent Director, an individual nominated by the Person that would at the time of such vacancy be entitled to appoint such Independent Director pursuant to clause (a)(ii)(C), above.

(b) Investor Directors Subsequent to Qualified Transaction. After the closing of a Qualified Transaction, Investors then holding a majority of the shares of Common Stock held by all Investors shall have the right to appoint (i) two (2) directors to the Board so long as the shares of Common Stock held by all Investors is equal to or exceeds 17.5% of the then issued and outstanding shares of Common Stock; and (ii) one (1) director to the Board if the shares of Common Stock then held by all Investors on a combined basis falls below 17.5%, but is equal to or exceeds 7.5%, of the then issued and outstanding shares of Common Stock. Removal of any director appointed by Investors, and the appointment of any director upon any vacancy created by the resignation or removal of such director, pursuant to this Section 4.05 shall be governed by Section 4.05(a)(iii) and Section 4.04(a)(iv) of this Agreement as if such directors were “Investor Directors” under such Sections.

(c) Chairman of the Board. The Chairman of the Board shall initially be appointed by Parent, subject to the approval of the Investors (which approval shall not be unreasonably withheld). If at any time the Investors acquire or otherwise own beneficially a number of shares of Common Stock (specifically excluding any shares of Non-Voting Common Stock) greater than the number of shares of Common Stock (specifically excluding any shares of Non-Voting Common Stock) beneficially owned by Parent, then Investors holding a majority of the shares of Common Stock held by all Investors shall appoint the Chairman of the Board, subject to the approval of Parent (which approval shall not be unreasonably withheld).

(d) Board Committees. Committees of the Board shall consist of one director designated by Parent and one director designated by Ares, so long as each has the right to designate at least one director to the Board pursuant to this Agreement, provided that there is no applicable legal or regulatory restriction preventing such designee from becoming a member of such committee.

(e) Transfer of Board and Committee Designation Rights. An Investor’s Board and committee designation rights will be transferable only in accordance with a valid transfer of Securities pursuant to this Agreement.

(f) Director Expenses. The Company will pay all reasonable out-of-pocket expenses incurred by the directors in connection with their participation in meetings of the Board

17

(and committees thereof) and the boards of directors (and committees thereof) of the Subsidiaries of the Company. Each director designated by the Investors will receive the same compensation, if any, for serving on the Board (and committees thereof) or on the boards of directors (and committees thereof) of the Subsidiaries of the Company as any other director receives.

(g) Investor Director Approval Rights. From the date hereof through and including the last date that the Investors have the right to designate at least one (1) member of the Board, each of the following actions by, or involving, the Company or any of its Subsidiaries will require the approval of a majority of the Investor Directors; provided that (A) the approval rights set forth in (vii) through (xi) will expire upon the closing date of a Qualified Transaction and (B) the Company and its Subsidiaries may take any of the actions identified in subsections (ii), (iii), (iv), (vi) or (xiv) below without the approval of a majority of the Investor Directors to the extent that requiring such approval explicitly violates Section 4.08 of the indentures governing the Parent Notes by constituting a consensual encumbrance or restriction on dividends or distributions, loans or advances or transfers (including sales or leases) of assets:

(i) consummation of any transaction or series of transactions that is or would result in a Designated Event;

(ii) any acquisition or Transfer (in each case, including by merger, consolidation, business combination or similar transaction) of any assets, properties, businesses or entities in a transaction or series of related transactions with an aggregate Fair Market Value (including the value of any debt assumed or to be assumed in such transaction) in excess of $35 million;

(iii) any loan, advance or capital contribution to any Person (other than the Company or any Wholly Owned Subsidiary that, while the Convertible Notes are outstanding, guarantees the Convertible Notes);

(iv) any incurrence, optional repayment or material modification of the terms of any Indebtedness in an aggregate principal amount in excess of $25 million;

(v) any issuance, redemption or repurchase of Capital Stock, except for issuances contemplated under the Convertible Notes or upon exercise of options granted under the Option Plans;

(vi) any declaration or payment of cash or other dividends or distributions of any kind on or with respect to Capital Stock of the Company or any of its Subsidiaries, other than dividends or other distributions by a Wholly Owned Subsidiary to the Company or any other Wholly Owned Subsidiaries that, while the Convertible Notes are outstanding, guarantees the Convertible Notes;

(vii) capital expenditures (other than up to $10 million in the aggregate to fund a coating facility located in Vancouver for the primary purpose of coating or impregnating medical devices with 5-Fluorouracil-coating) in the aggregate in any fiscal year (A) in excess of 10% of the consolidated revenues of the Company and its Subsidiaries for such fiscal year or (B) that would result in net negative

18

consolidated cash flow for the Company and its Subsidiaries for the fiscal year in which such expenditures are made;

(viii) research and development expenses in the aggregate in any fiscal year (A) in excess of 15% of the consolidated revenues of the Company and its Subsidiaries for such fiscal year or (B) that would result in net negative consolidated cash flow for the Company and its Subsidiaries for the fiscal year in which such expenses are incurred;

(ix) any appointment, termination or change (including a change in responsibilities) of either the chief executive officer or the chief financial officer of the Company;

(x) any engagement of financial advisors or investment bankers;

(xi) any action that would cause a default under the Existing Debt or an acceleration or increase of the amounts paid or payable under the Quill Merger Agreement (including any Earnout Payment, as such term is defined under the Quill Merger Agreement);

(xii) the creation, termination or modification of any joint venture or similar business alliance if the Company and its Subsidiaries make, or are committed to make, cash payments in excess of $20 million in the aggregate with respect thereto, other than transactions solely between or among the Company and any Wholly Owned Subsidiary that, while the Convertible Notes are outstanding, guarantees the Convertible Notes;

(xiii) commencement of a voluntary case under the U.S. bankruptcy code or any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect; consent to the entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, under any such Law; consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the making of a general assignment for the benefit of creditors; and

(xiv) any Affiliate Transaction other than as required by the Restructuring Agreements.

(h) Notwithstanding any other provision of this Agreement or otherwise, the exercise of, and the initiation and conduct of all proceedings (as defined in the Note Purchase Agreement) in respect of, the rights of the Company or any of its Subsidiaries on the one hand against the rights of the Parent and its Subsidiaries (excluding the Company and its Subsidiaries) on the other hand, under the Transaction Documents (including the Restructuring Agreements), including the Company’s right to terminate or amend any such agreement, shall be approved (and controlled) solely by the Investor Directors without requiring the affirmative vote of any other Person. With respect to the Management Services Agreement, dated as of             , 2008, the foregoing sentence will not apply to decisions regarding the day-to-day operation or

19

performance under, or the renewal, continuation, termination, or cancellation of, the Management Services Agreement.

SECTION 4.06. Call Right.

(a) If a Call Event occurs prior to the earlier of (i) the consummation of a Qualified Transaction and (ii) the date on which the Company Guarantees have been fully and unconditionally released, Investors holding a majority of the shares of Common Stock held by all Investors may thereafter, by written notice to Parent (an “Investor Call Notice”), elect to purchase (or cause one or more of its designees to purchase), for cash, up to a number of shares of Common Stock owned by Parent, the proceeds of which would pay off the remaining amounts due under the Existing Debt (the “Parent Shares”) at a price per share equal to the Call Share Price. The Investors delivering the Investor Call Notice shall permit any other requesting Investor the opportunity to purchase its pro rata share of the Parent Shares pursuant to this Section. The Investor Call Notice shall set forth (x) the proposed date of purchase of the Parent Shares which shall be no later than 15 days after the date of the Investor Call Notice (subject to the receipt of all governmental approvals (or the lapse of all governmental waiting periods)); and (y) the place or places where certificates for the Parent Shares are to be surrendered for payment.

(b) Parent shall cooperate fully in the sale of shares contemplated by this Section 4.06, and shall take all actions reasonably requested by the Investors in connection therewith, including, (i) selling each Parent Share at the Call Share Price and otherwise on the terms and conditions contemplated by this Agreement, (ii) to the extent applicable, voting all of the Parent Shares in favor of such sale, (iii) cooperating with the Investors in obtaining all consents required for consummation of such sale and (iv) waiving any appraisal or dissenters rights applicable to such sale.

(c) Notwithstanding anything in this Agreement or the Parent Registration Rights Agreement, to the contrary, after delivery of an Investor Call Notice, Parent shall not Transfer any Parent Shares other than pursuant to this Section 4.06.

(d) In connection with any sale consummated pursuant to the Investor Call Right, the seller shall pay its own legal fees and shall not be obligated to make any representations or warranties to the applicable purchaser other than with respect to such sellers’ existence, authority to enter into such a sale transaction, receipt of all necessary consents with respect such sale transaction and ownership and valid transfer of the Parent Shares, free and clear of all Liens. At the closing of any such sale, Parent shall deliver certificates evidencing the Capital Stock to be sold or cancelled in connection with such sale, duly endorsed for transfer or accompanied by stock powers executed in blank, against payment of the Call Share Price therefore by wire transfer to the account or accounts specified by such holder.

SECTION 4.07. Voting of Shares; Action by the Company.

(a) At each annual or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, each Stockholder shall take all action , including by way of voting the Securities, to give effect to the agreements

20

contained in this Agreement. To effectuate the provisions of this Article IV, each Stockholder hereby agrees that when any action or vote is required to be taken by such Stockholder, such Stockholder shall use his or its reasonable best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of stockholders of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings pursuant to applicable provisions of the Delaware General Corporation Law.

(b) Each Stockholder affirms that its agreement under this Section 4.07 (and any other agreements in this Agreement to vote any Securities) is given as a condition of this Agreement and as such is coupled with an interest and is irrevocable. This voting agreement shall remain in full force and effect throughout the time that this Agreement is in effect. The Company shall use its reasonable best efforts to take all actions to give effect to the agreements contained in this Agreement.

ARTICLE V.

RIGHTS OF EXIT

SECTION 5.01. Exit after Fourth Anniversary. If a Qualified Transaction has not been effected prior to the fourth anniversary of the Closing, Investors then holding a majority of shares of Common Stock held by all Investors on a combined basis (the “Exit Investors”) shall have the right to initiate and effect an Exit by giving written notice to the Board. If the Company and the Exit Investors have not agreed within 30 days of such notice on the plan for effectuating an Exit:

(a) Triggered Sale.

(i) The Exit Investors shall have the right, acting together, to cause a sale of the Company (by merger, reorganization, sale of stock or assets, or otherwise) (a “Triggered Sale”). The Company shall obtain the agreement of all other existing and future stockholders of the Company, and each Stockholder agrees to take all actions necessary or reasonably requested by the Exit Investors to consummate any Triggered Sale, including (A) selling all of their shares to the acquiror on the same terms and conditions as the Exit Investors, (B) voting for, consenting to and/or not raising objections against such Triggered Sale, (C) waiving (to the extent applicable) any dissenters, appraisal rights or similar rights in connection with a merger or consolidation and (D) taking all necessary and desirable actions in connection with the consummation of the Triggered Sale as reasonably requested by the Exit Investors, including exercising any warrants or conversion privileges.

(ii) If any Stockholder fails to deliver certificates representing its shares of capital stock as required by this Section 5.01 or fails to vote in favor of such Triggered Sale and the Triggered Sale in question is consummated, then, to the extent permitted by Law, such stockholder (A) shall not be entitled to the consideration it is to receive under this Section 5.01 until it cures such failure, (B) shall for all purposes be deemed no longer to be a

21

stockholder of the Company and have no voting rights with respect to its shares of capital stock of the Company from and after the date of required delivery, (C) shall not be entitled to any dividends or other distributions with respect to the shares held by it from and after the date of required delivery, (D) shall have no other rights or privileges granted to a stockholder under this or any other agreement from and after the date of required delivery and (E) in the event of Liquidation, shall have rights subordinate to the rights of any equity holder with respect to any consideration it would have received if it had complied with this Section 5.01, if any, until it cures such failure. If any party so fails to deliver such certificates as so required it shall execute, acknowledge and deliver all such further agreements and take all such further actions as may be necessary or desirable to give effect to the provisions of this Section 5.01. This Section 5.01(a)(ii) shall not be the exclusive remedy for breach of a Stockholder’s obligations hereunder. Such Stockholder may be liable for damages upon such breach and the Exit Investors or the Company may exercise their rights relating to any other remedy available at law or equity.

(iii) The Company shall take all actions necessary or reasonably requested to consummate any such Triggered Sale and shall use its best efforts to assure the success thereof, including (a) securing the services of an investment bank, selected by the Exit Investors and reasonably acceptable to the Company, to assist in procuring a purchaser; (b) preparing or assisting in the preparation of due diligence materials; (c) making such due diligence materials available to prospective purchasers; (d) making its directors, officers and employees available to prospective purchasers for presentations and due diligence interviews, and (e) entering into customary agreements with respect to the Triggered Sale.

(b) Triggered IPO.

(i) The Exit Investors shall have the right, acting together, to cause the Company to register, issue and sell additional shares of its Common Stock to the public in an underwritten public offering led by an investment bank selected by such Investors and reasonably acceptable to the Company (a “Triggered IPO”).

(ii) The Company shall take all actions necessary or reasonably requested to consummate any such Triggered IPO and shall use its best efforts to assure the success thereof, including (A) preparing or assisting in the preparation of the registration statement and prospectus and taking such other action relating to registration that is contemplated by this Section 5.01 and (B) making its directors and officers available for customary road show.

22

ARTICLE VI.

ADDITIONAL AGREEMENT

SECTION 6.01. Approvals.

(a) Upon the proposed Transfer or issuance of Securities by or to any Stockholder pursuant to this Agreement, the Company shall promptly (i) make all filings (if any) which it is required to make under the HSR Act or any similar Law, and (ii) furnish any Stockholder with such necessary information and reasonable assistance as such Stockholder may reasonably request in connection with the preparation of any necessary filings or submissions. The Company shall, at its own expense, use reasonable best efforts to respond to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any Governmental Entity pertaining to the Company with respect to the proposed Transfer.

(b) Each Stockholder shall promptly (i) make any and all filings which it is required to make under the HSR Act and any similar Law with respect to the proposed Transfer and (ii) furnish the Company with such necessary information and reasonable assistance as it may request in connection with its preparation of any necessary filings or submissions. Each Stockholder will use its reasonable best efforts to respond promptly to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any Governmental Entity pertaining to such Stockholders, as the case may be, with respect to the proposed Transfer.

(c) Each of the parties hereto shall use its reasonable best efforts to give such notices and obtain all other consents or Orders of all Governmental Entities and other third parties that may be or become necessary to effect the Transfer of Securities contemplated by this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such Consents or Orders.

(d) The Company shall pay all expenses and fees payable to all Governmental Entities in connection with the filings made by it pursuant to this Article VI.

23

SECTION 6.02. Insurance. For so long as the Company is a Subsidiary of Parent, Parent will cause the Company and its Subsidiaries to be covered under insurance programs maintained by Parent and its Affiliates (the “Insurance Programs”) with financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties. At the request of Investors then holding a majority of the shares of Common Stock held by all Investors on a combined basis, the Company may implement its own insurance programs. If the Company is no longer a Subsidiary of Parent and coverage under the Insurance Programs ceases to apply, Parent (i) agrees that the Company and its Subsidiaries will continue to be covered by, and will be permitted to make claims under the Insurance Programs with respect to claims incurred prior to any such date that the Company is no longer covered by its Insurance Programs (each, a “pre-Closing Claim”) and (ii) shall cooperate with the Company and its Subsidiaries in the processing of pre-Closing Claims.

ARTICLE VII.

MISCELLANEOUS

SECTION 7.01. Confidentiality.

(a) Each Stockholder acknowledges and agrees that it will not disclose, and it will use its reasonable best efforts to cause its Representatives not to disclose, any Confidential Information to any Person; provided, that Confidential Information may be disclosed:

(i) to such Stockholder’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such Stockholder;

(ii) to the extent required by applicable Law to which a Stockholder is subject;

(iii) if such Person determines in good faith that such disclosure is required in order to comply with such Person’s obligations under the federal or state securities laws, rules or regulations, the rules of the Financial Industry Regulatory Authority or the New York Stock Exchange, the Nasdaq Stock Market or any other similar body;

(iv) to any Person to whom such Stockholder is contemplating a Transfer of its Securities and such Person’s Representatives (provided that such Transfer would not be in violation of the provisions of this Agreement and as long as such potential Transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement substantially similar to the provisions hereof); or

(v) if the prior written consent of the Board shall have been obtained.

24

(b) Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Stockholder.

SECTION 7.02. Expenses. The Company shall reimburse each Investor for all out-of-pocket costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by such Investor and its Affiliates (a) on behalf of the Company or any of its Subsidiaries or in connection with the provision of services to any of them or (b) in any way relating to, or arising out of, the investment in the Company; provided that such Investor shall consult with the Company in advance prior to engaging any financial advisor.

SECTION 7.03. Notices. Any notice, request, instruction or other document to be given hereunder by any party to any other party will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to Ares:

Ares Corporate Opportunities Fund III, L.P.

2000 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Attn: Bennett Rosenthal

Telephone: (310) 201-4100

Fax: (310) 201-4170

with a copy to (which copy alone shall not constitute notice):

Proskauer Rose LLP

2049 Century Park East, Suite 3200

Los Angeles, California 90067

Attn: Michael A. Woronoff, Esq.

Telephone: (310) 557-2900

Fax: (310) 557-2193

(b)	If to New Leaf:

New Leaf Venture Partners, L.L.C.

7 Times Square, Suite 1603

New York, New York 10036

Attn: Chief Financial Officer

Telephone: (646) 871-6400

Fax: (646) 871-6450

with a copy to (which copy alone shall not constitute notice):

25

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attn: Nicholas S. O’Keefe, Esq.

Telephone: (650) 463-3018

Fax: (650) 463.2600

(c)	If to the Company:

Angiotech Pharmaceutical Interventions, Inc.

1618 Station Street

Vancouver, BC Canada V6A 1B6

Telephone: (604) 221-7676

Fax: (604) 221-2330

Attn: General Counsel

with a copy to (which copy alone shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East, 21st Floor

Los Angeles, California 90067

Attn: Alison S. Ressler, Esq.

Telephone: (310) 712-6600

Fax: (310) 712-8800

(d)	If to Parent:

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, BC Canada V6A 1B6

Telephone: (604) 221-7676

Fax: (604) 221-2330

Attn: General Counsel

with a copy to (which copy alone shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East, 21st Floor

Los Angeles, California, 90067

Attn: Alison S. Ressler, Esq.

Telephone: (310) 712-6600

Fax: (310) 712-8800

SECTION 7.04. Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement will be effective against the Company, Parent or the Investors unless made in writing and signed by an officer of a duly authorized representative of the Company and Parent and Investors holding a majority of shares of Common Stock held by all Investors on a combined basis provided, that no modification, amendment or waiver may

26

adversely affect an Investor with respect to a term differently than the Investors holding a majority of shares of Common Stock held by all Investors on a combined basis without the consent of each affected Investor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 7.05. Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

SECTION 7.06. Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York (except to the extent that mandatory provisions of Delaware Law are applicable). Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Courts of the State of New York located in the County of New York and the Federal courts of the United States of America located in the County of New York for the purpose of any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in such New York or Federal court. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

SECTION 7.07. WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

SECTION 7.08. Entire Agreement, Etc. (a) This Agreement (including the Exhibits hereto) and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) neither the Company or Parent may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors holding a majority shares of Common Stock held by all Investors on a combined basis and an Investor may only assign its rights under this Agreement in connection with a Transfer otherwise permitted by this Agreement, provided any such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof and of the applicable Transaction Documents that apply to the “Investors” and thereafter shall be deemed an Investor for all purposes hereunder and under the other Transaction Documents. In addition, New Leaf may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Ares other

27

than in connection with a Transfer in accordance with Article III. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

SECTION 7.09. Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

SECTION 7.10. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

SECTION 7.11. No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto, any benefits, rights or remedies.

SECTION 7.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages alone could not adequately compensate for such damage. It is accordingly unconditionally and irrevocably agreed that the parties shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of Transfers not made in compliance with this Agreement), in addition to any other remedies to which they are entitled at law or equity.

SECTION 7.13. Additional Stock Subject to Agreement. All shares of Capital Stock of the Company that any Stockholder hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants or otherwise whether by merger, consolidation or otherwise (including shares of a surviving corporation into which the shares of Capital Stock of the Company are exchanged in such transaction) will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

SECTION 7.14. Termination of Certain Provisions. Other than the provisions set forth in Sections 4.05(f) and this Article VII, all rights and obligations under this Agreement will terminate and be of no force and effect upon the date on which the Investors no longer own any shares of Common Stock.

[Signature Pages Follow]

28

IN WITNESS WHEREOF, the Company and each Stockholder has executed this Agreement as of the day and year first above written.

ANGIOTECH PHARMACEUTICAL INTERVENTIONS, INC.

By:
Name:
Title:

ANGIOTECH PHARMACEUTICALS, INC.

By:
Name:
Title:

ARES CORPORATE OPPORTUNITIES FUND III, L.P.

By:	ACOF Operating Manager III, LLC, its manager

By:	Ares Management, Inc., its general partner

By:
Name:
Title:

NEW LEAF VENTURES I, L.P.

By:	New Leaf Venture Management I, L.P.
Its:	General Partner

By:	New Leaf Venture Management I, L.L.C.
Its:	General Partner

By:
Ronald M. Hunt
Managing Director

29

NEW LEAF VENTURES II, L.P.

By:	New Leaf Venture Associates II, L.P.
Its:	General Partner

By:	New Leaf Venture Management II, L.L.C.
Its:	General Partner

By:
Ronald M. Hunt
Managing Director

30

Exhibit D

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER MAY NOT OFFER, SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, OR OTHERWISE DISPOSE OF OR ENCUMBER THE SECURITIES REPRESENTED BY THIS CERTIFICATE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

ANGIOTECH PHARMACEUTICAL INTERVENTIONS, INC.

[—], 2008

SUBORDINATED INTERCOMPANY NOTE

U.S. $[—]

FOR VALUE RECEIVED, Angiotech Pharmaceutical Interventions, Inc., a Delaware corporation (the “Borrower”) HEREBY PROMISES TO PAY to Angiotech Pharmaceuticals, Inc. (the “Parent”), or its permitted assigns, on demand by Parent, the principal amount of $[—], without interest, payable in cash. If there has occurred and is continuing any Event of Default (as defined below), then the principal amount of this Note shall become immediately due and payable without further action on the part of either the Borrower or Parent.

The Borrower shall treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes. The principal among of this Note is payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

1.	Subordination

This Note is subordinated to any and all Indebtedness (as defined in the indentures, dated as of March 23, 2006 and December 11, 2006, among the Parent, each of the guarantors party thereto and Wells Fargo Bank, N.A., related to the Parent’s Senior Floating Rate Notes due 2013 (the “Floating Rate Notes”) and 7.75% Senior Subordinated Notes due 2014 (the “Subordinated Notes”), respectively) of the Borrower. [For the avoidance of doubt, this Note is expressly subordinated to the guarantees issued by the Borrower in respect of the obligations of the Parent under the Floating Rate Notes and the Subordinated Notes.]

2.	Prepayments

This Note may be prepaid, in whole or in part, at any time or from time to time, at the option of the Borrower, without prepayment penalty.

3.	Events of Default

Each of the following events shall constitute an event of default (each, an “Event of Default”):

(1) The failure of the Borrower to pay the principal amount of this Note upon demand from Parent;

(2) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Borrower in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Borrower a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; and

(3) the commencement by the Borrower of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Borrower in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Borrower or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower in furtherance of any such action.

4.	Governing Law

This Note shall be construed in accordance with and governed by the laws of the State of New York.

5.	Successors and Assigns

All of the covenants, promises and agreements in this Note shall bind the Company’s successors and assigns, whether so expressed or not.

6.	Headings

The headings of the sections and paragraphs of this Note are inserted for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by a duly authorized officer and to be dated as of the day and year first above written.

ANGIOTECH PHARMACEUTICAL INTERVENTIONS, INC.

By:
Name:
Title:

EXHIBIT E

FORM OF LEGAL OPINION

[List of Purchasers]

Ladies and Gentlemen:

In connection with the purchase today by you pursuant to the Note Purchase Agreement dated as of [July     ], 2008 (the “Agreement”) by and among Angiotech Pharmaceutical Interventions, Inc., a Delaware corporation (the “Company”), Angiotech Pharmaceuticals, Inc. (“Angiotech”), a corporation organized under the laws of British Columbia, Canada, Ares Corporate Opportunities Fund III, L.P. (“Ares”), a Delaware limited partnership, New Leaf Ventures I, L.P. and New Leaf Ventures II, L.P. and the other subsidiaries of Angiotech party thereto, of $                 principal amount of Senior Convertible Notes (the “Senior Notes”) and $                 principal amount of Subordinated Convertible Notes (the “Subordinated Notes and, together with the Senior Notes, the “Securities”) we, as special counsel for the Company and special U.S. counsel for Angiotech, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Certain officers’ certificates that we have relied on for purposes of this opinion are identified in Schedule 1 hereto (the “Officers’ Certificates”). Capitalized terms not otherwise defined herein are defined as set forth in the Agreement. Upon the basis of such examination, it is our opinion that:

1. Each of the Company and its Subsidiaries identified on Annex I hereto [for subsidiaries other than in New York, California and Delaware, local counsel opinions will be obtained] (the “U.S. Subsidiaries”) has been duly incorporated or organized and is an existing corporation or organization, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, in each case with corporate or company power and authority to own, lease or operate its respective properties and assets and conduct its businesses as now being conducted and as proposed to be conducted (as described in the Officers’ Certificates). Based on certificates from officials of the respective states concerned, each of the Company and the U.S. Subsidiaries is duly qualified to do business as a foreign corporation or organization, as applicable, in good standing in the jurisdictions identified on Annex II hereto.

2. The authorized capital stock of the Company consists of                      shares of non-voting common stock, par value $                     per share (the “Non-Voting Common Stock”) and                      shares of voting common stock, par value $                     per share (the “Voting Common Stock”), par value $                     per share. Prior to the Closing, there were issued and outstanding                      shares of Voting Common Stock. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company has reserved an aggregate of                      shares of Common Stock for employee stock issuances, including pursuant to stock options or stock appreciation rights (“SARs”) of which, as of the date hereof, no options and SARs in respect of                      shares are outstanding and                      shares remain available for future grant. To our knowledge and based on the Officers’ Certificates, except as set forth in the preceding sentence or under the Notes, there are no other options, warrants, conversion privileges or other rights to purchase or otherwise acquire any shares of capital stock or other securities of the Company, or any other agreements, arrangements or understandings to issue any such securities or rights. All shares of capital stock issued by the Company have been issued in compliance with the registration and qualification provisions of all applicable state and federal securities laws.

3. Each of the Company and the U.S. Subsidiaries has all requisite power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party and to consummate the Transactions. Each Transaction Document has been duly authorized by the Company and each U.S. Subsidiary that is a party thereto and constitutes (assuming their due authorization, execution and delivery by the parties thereto other than the Company and the U.S. Subsidiaries) a valid and legally binding obligation of each member of the Parent Group party thereto, enforceable against each such person in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and public policy considerations, and except as the enforcement of indemnification and/or contribution provisions thereof may be limited by applicable Law.

4. The issuance and delivery of the shares of Common Stock issuable upon conversion of the Notes (the “Conversion Shares”) have been duly authorized, and the Conversion Shares have been duly reserved for issuance upon such conversion and, when so issued, each of the Conversion Shares will be duly and validly issued, fully paid and nonassessable. Neither the issuance, sale and delivery of the Notes, nor the issuance and delivery of the Conversion Shares is subject to any preemptive rights of shareholders of the Company or, to our knowledge, to any right of first refusal or other similar right in favor of any person.

5. Other than as previously obtained or made, and other than under the HSR Act or as referred to in Section 2.1(d) of the Agreement, no notice to, Consent or Order of any Applicable Governmental Entity is required in connection with the execution, delivery or performance of the Transaction Documents or the consummation of the Transactions, including, without limitation, the Restructuring, the offer, sale, issuance or delivery of the Notes and the issuance and delivery of the Conversion Shares.

2

6. To our knowledge and based on the Officers’ Certificates, in the period from July 1, 2007 to the date of this opinion, Parent has filed all reports (the “SEC Documents”) required to be filed by it under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective filing dates, the SEC Documents complied in all material respects as to form with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder (provided that we express no opinion as to the financial statements and other financial disclosures included or required to be included therein). The statements in the Company’s Definitive Proxy Statement, dated [—], 2008, under the captions [Description of the Securities]1, [The Note Purchase Agreement], [The Governance Agreement], [The Restructuring] and [The Registration Rights Agreement], insofar as such statements purport to summarize certain provisions of the Securities or the Transaction Documents, fairly summarize such provisions in all material respects.

7. Subject to the accuracy of the factual matters contained in the Investors’ representations in Section 2.2 of the Agreement, and after giving effect to the notices and other matters referred to in paragraph 5 of this opinion, the offer, sale and issuance of the Notes and the Conversion Shares in conformity with the terms of the Transaction Documents constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and from the qualification requirements of the California Corporate Securities Law of 1968.

8. Neither the execution, delivery and performance of the Transaction Documents, nor the consummation of the Transactions will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any Person (other than consents already obtained) under, or result in the imposition of a Lien on any properties of any member of the Parent Group or an acceleration of Indebtedness pursuant to (i) the organization documents of the Company or any U.S. Subsidiary, (ii) any agreement identified on Annex III or (iii) any Applicable Law of the type that based on our experience is customarily considered to be applicable to transactions of this nature.

9. To our knowledge and based on the Officers’ Certificates, there is no action, suit, proceeding or investigation pending, or threatened in writing, against or affecting Parent or any of its Subsidiaries nor any of their respective properties that either (i) except for                     , would be required to be disclosed in the Exchange Act reports of Angiotech and is not so disclosed or (ii) seeks to restrain, enjoin, prevent the consummation of or otherwise questions the validity of the Restructuring Documents, any of the Transactions or any actions taken or to be taken by any member of the Parent Group in connection therewith.

10. The Company is not an Investment Company within the meaning of the Investment Company Act of 1940, as amended.

11. [Additional opinions re: Restructuring, Tender Offer and/or Consent Solicitation to the extent necessary; any such to be in form and substance as may be mutually agreeable.]

[1]	And/or under different captions if different captions are used to describe the material terms of the Securities or the Transaction Documents.

3

As contemplated by the qualifications set forth in paragraphs (3) and (8) above, in rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers or antitrust matters.

In connection with our opinion set forth in paragraph (7) above, we have relied upon the representations, warranties and agreements of the Company and you in the Agreement as to the absence of general solicitation in connection with the offering of the Securities and certain other related matters.

The foregoing opinion is limited to the Federal laws of the United States, and the laws of the States of New York and California and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

With respect to all matters of Canadian law, we understand that you have been provided with and are relying upon the opinions, dated the date hereof, of Borden Ladner Gervais LLP, British Columbia counsel for the Company and [Stewart McKelvey Stirling Scales LLP, Nova Scotia counsel for the Company], delivered to you pursuant to the Agreement.

We have also relied as to certain matters upon information obtained from public officials, officers of Angiotech and the Company and other sources believed by us to be responsible, and we have assumed that the Transaction Documents have been duly authorized, executed and delivered by the other parties thereto other than the Company and the U.S. Subsidiaries, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

This opinion is furnished by us, as counsel to the Company, to you, as purchasers of the Securities, solely in your capacity as such, and may not be relied upon by any other person other than (i) your Permitted Transferees (as defined in the Governance Agreement) and (ii) any other transferee of the initial Purchasers that is an institutional Accredited Investor or Qualified Institutional Buyer (as such terms are defined in Rule 144 and Rule 144A under the Securities Act). This opinion may not be quoted, referred to or furnished to any other person and may not be used in furtherance of any other transaction.

Very truly yours,

SULLIVAN & CROMWELL LLP

4

Annex I

[List of all U.S. Subsidiaries of the Company]

Delaware

Afmedica, Inc.

American Medical Instruments Holdings, Inc.

Angiotech Delaware, Inc.

B.G. Sulzle, Inc.

Quill Medical, Inc.

Manan Medical Products, Inc.

Medical Device Technologies, Inc.

NeuColl, Inc.

Surgical Specialties Corporation

New York

Angiotech BioCoatings Corp.

5

Annex II

[All jurisdictions the Company has informed us that the ownership or lease of property or the conduct of the Transferred Businesses requires such qualification, except for any failures to obtain or maintain any such qualifications as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Change. This annex will name each entity concerned and list the states where it is qualified.]

6

Annex III

[A specific list of U.S. law agreements but intended to pick up any material agreements of a type that would impact the Transactions, with materiality based on the Officer’s Certificates referred to in Schedule 1, whether or not filed, including the indentures for the Parent Notes.]

7

Schedule 1

[Identifies Officers’ Certificates relied upon.]

8

EXHIBIT F

EXHIBIT F FORM OF LEGAL OPINION

[LETTERHEAD OF BORDEN LADNER GERVAIS LLP]

                                                                                              , 2008

Ares Corporate Opportunities Fund III, L.P.

New Leaf Ventures I, L.P.

New Leaf Ventures II, L.P.

Dear Sirs:

We have acted as Canadian counsel to Angiotech Pharmaceuticals, Inc. (the “Parent”) in connection with:

(a)	the sale of a portion of its existing businesses (the “Transferred Businesses”) to its subsidiary, Angiotech Pharmaceutical Interventions, Inc. (the “Company”) pursuant to the Restructuring Documents (as defined below);

(b)	the sale by the Company of the Convertible Notes to Ares Corporate Opportunities Fund III, L.P. and New Leaf Ventures I, L.P. and New Leaf Ventures II, L.P. pursuant to a note purchase agreement dated July , 2008 (the “Note Purchase Agreement”);

(c)	the repurchase by the Parent of Senior Notes and Subordinated Notes pursuant to the Tender Offers.

In this opinion, “BCBCA” means “ the Business Corporations Act (British Columbia) and “charter” has the meaning ascribed to it in the BCBCA. Capitalized terms used in this opinion that we do not define have the meanings given to them in the Note Purchase Agreement.

This opinion is being provided to you pursuant to Section 1.2(c)(2)(C) of the Note Purchase Agreement.

Scope of Review, Reliances and Assumptions

We have examined executed copies of the following documents:

[List all restructuring documents, once settled]

(collectively, the “Restructuring Documents”)

2

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the charter of the Parent, certain resolutions of the Parent’s directors and shareholders relating to the Restructuring Documents and a certificate of good standing provided by the British Columbia Registrar of Companies in respect of the Parent. We have relied exclusively upon these documents without independent investigation for the purpose of providing our opinions expressed below in paragraphs 1 and 2. We have relied upon these documents without independent investigation, although not exclusively, for the purpose of providing our other opinions.

As to certain questions of fact material to such opinion, we have also examined and relied upon certificates of representatives of the Parent, duplicate copies of which are attached to this opinion (the “Officers’ Certificates”).

Assumptions

In examining all documents we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, electronic, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

(e)	the certificate of incorporation is conclusive evidence that the Parent is incorporated under the British Columbia Business Corporations Act;

(f)	all facts set forth in the certificates supplied by the respective officers and directors of the Parent including, without limitation, the Officers’ Certificates are complete, true and accurate;

(g)	each of the Restructuring Documents has been duly authorized, executed and delivered by and are enforceable in accordance with their terms against each party to it other than the Parent; and

3

(h)	performance of the obligations of the Parent under the Restructuring Documents would not be illegal under the law of the place of performance if that is a place other than British Columbia.

Jurisdiction

The opinions set out below are restricted to the laws of the Provinces of British Columbia and Ontario (together, the “Provinces”) and the federal laws of Canada applicable therein which are in effect as of the date hereof and we assume no obligation to update the opinions to take into account any changes in such laws after the date hereof. We express no opinion as to any other laws or matters governed by any other laws.

[NTD: add any additional Canadian jurisdictions in which noteholders reside]

To Our Knowledge

Where used herein, the phrase “to our knowledge” means the current actual knowledge of those lawyers in our firm who were involved in the preparation of this opinion and the Restructuring Documents and it is intended to indicate that during the course of our representation of the Parent, no information has come to the attention of such lawyers which would give them actual knowledge or notice that such opinion or any other matter is not accurate. However, we have not undertaken any special or independent investigation to determine the existence or absence of such facts or circumstances. No inference as to the existence or absence of such facts may be drawn merely from the fact of our representation of the Parent.

We understand that the reliances, limitations and assumptions expressed in the preceding paragraphs are satisfactory to you.

Opinions

Based on the above, and subject to the qualifications below, we are of the opinion that:

1.	the Parent (a) is a corporation incorporated and existing under the laws of British Columbia, and (b) has the corporate power to carry on the Transferred Businesses as now being conducted by it and to enter into and perform its obligations under the Restructuring Documents.

2.	The execution and delivery of and performance by the Parent of the Restructuring Documents to which it is a party and the consummation of

4

the Transactions has been authorized by all necessary action on the part of the Parent and its shareholders, including the approval of the Special Resolution by the shareholders of the Parent.

3.	The execution and delivery of and performance by the Parent of the Restructuring Documents does not constitute or result in a violation or breach of or a default under:

(a)	its charter; or

(b)	any law, rule or regulation having the force of law in the Provinces or the federal laws of Canada.

4.	Except as have already been made or obtained, no authorization, consent or approval of, or filing, registration, qualification or recording with any Governmental Entity having jurisdiction in the Provinces is required in connection with the execution and delivery of, or performance by the Parent of, the Restructuring Documents in accordance with their terms, except for approvals required under the Investment Canada Act and the Competition Act (Canada).

5.	The Restructuring Documents have been duly executed and delivered by the Parent as a matter of corporate law in compliance with the laws of the Province of British Columbia and with the provisions of the Parent’s charter.

6.	The Tender Offers are exempt from the issuer bid rules of the securities laws of the Provinces.

7.	All necessary documents have been filed, all requisite proceedings have been taken and all other legal requirements have been fulfilled by Parent under the securities laws of the Provinces to enable the Parent to complete the Tender Offers.

8.	In any proceeding brought before a court of competent jurisdiction in the Province of British Columbia (a “Court”) to interpret and enforce the Restructuring Documents the Court would apply the law of New York, in accordance with the choice of the law of New York as the governing law of the Restructuring Documents, to all issues that under the conflict of laws rules of the Province of British Columbia are to be determined in accordance with the proper law of a contract, provided that:

5

(a)	the choice of the law of New York is bona fide and legal and there is no reason for avoiding the choice of law on the grounds of public policy, as these criteria are interpreted under conflict of laws rules of the Province of British Columbia; and

(b)	in any such proceeding the Court:

(i)	will not take judicial notice of the provisions of the law of New York and will only apply them to the extent that they are proven to its satisfaction by expert testimony;

(ii)	will apply the laws of the Province of British Columbia (“Provincial law”) that under Provincial law would be characterized as procedural and will not apply any law of New York that under Provincial law would be characterized as procedural;

(iii)	will apply Provincial laws that have overriding effect, as interpreted under Provincial law; and

(iv)	will not apply (directly or indirectly) any laws of New York that under Provincial law would be characterized as a foreign revenue, penal, expropriatory or other public law.

9.	The laws of the Province of British Columbia would permit a common law action to be brought in a Court on a subsisting, final, monetary (or, in appropriate circumstances, non-monetary), in personam judgment by a court in a civil proceeding in New York, which was not under appeal and for which the time limited for appeals had expired, within 10 years of the date of the judgment and provided the time for enforcing it in New York had not expired if the judgment was for the payment of money or the return of personal property, and otherwise within six years of the date of the judgment. Provided that the judgment creditor proved on a balance of probabilities that:

(a)	the New York court had jurisdiction under New York law to deal with the New York proceeding and to require the judgment debtor to appear before it;

(b)	either there was a real and substantial connection between the parties, the cause of action and New York or the judgment debtor had attorned to the jurisdiction of the New York court, and

6

(c)	the New York court had in fact granted the New York judgment in the judgment creditor’s favour,

the Court would grant judgment enforcing the New York judgment unless the judgment debtor proved on a balance of probabilities that:

(a)	the judgment creditor had committed a fraud on the New York court leading to the New York court concluding it had jurisdiction under New York law when it did not;

(b)	there were new facts, which the judgment debtor could not previously have discovered exercising due diligence, suggesting the judgment creditor had obtained the New York judgment by fraud going to its merits;

(c)	the New York court’s procedure was contrary to British Columbian principles of natural or fundamental justice;

(d)	the New York judgment was contrary to British Columbian’s public policy, that is to its essential concept of justice or its basic morality, for example because it enforced foreign revenue, tax, expropriatory or penal laws or was contrary to an order under the Foreign Extraterritorial Measures Act or the Competition Act; or

(e)	there was a manifest error on the face of the New York judgment.

The Court would apply Provincial law with respect to the procedures for the enforcement of the New York judgment. The Court’s judgment would be in Canadian dollars, converted from the currency of the New York judgment at the rate of exchange applicable on a conversion date which would be in the discretion of the Court, unless the Court considered that the judgment creditor would be most truly and exactly compensated if all or part of the money payable under the judgment were measured in the currency of the New York judgment, in which case the Court would give judgment for the amount of Canadian dollars necessary to purchase the equivalent amount of the currency of the New York judgment at a British Columbia chartered bank on the last banking day before the judgment debtor paid the amount of the judgment to the judgment creditor.

If the New York judgment included an interest component, it would be included in the principal amount of the British Columbia judgment, with interest accruing on the total from the date of the British Columbia

7

judgment at the British Columbia post-judgment interest rate, unless the Court considered that the judgment creditor would be most truly and exactly compensated if all or part of the money payable under the judgment were measured in the currency of the New York judgment, in which case interest would accrue at New York’s interest rate most closely analogous to the British Columbia prime lending rate of banks to governments.

10.	To our knowledge, there is no action, suit, proceeding or investigation pending, or threatened, against or affecting the Parent, any of its Subsidiaries nor any of their respective properties that either (i) could cause a Parent Material Adverse Change or (ii) seeks to restrain, enjoin, prevent the consummation of or otherwise questions the validity of the Restructuring Documents, any of the Transactions or any actions taken or to be taken by the Parent in connection therewith.

11.	The statements in the Parent’s information circular dated —, 2008 under the headings “—” [insert any sections describing Canadian law or events governed by Canadian law (such as shareholder consent)] are accurate in all material respects.

12.	[Additional opinions relating to any other documents governed by Canadian law, in form and substance acceptable to BLG and the addressees].

This opinion is solely for the benefit of the addressees (and any transferees of the Convertible Notes) and not for the benefit of any other person. It is rendered solely in connection with the Restructuring Documents. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

BORDEN LADNER GERVAIS LLP

EXHIBIT G

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF ANGIOTECH PHARMACEUTICAL INTERVENTIONS, INC.

a Delaware Corporation

Angiotech Pharmaceutical Interventions, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES AS FOLLOWS:

1. The date of the filing of its original Certificate of Incorporation with the Secretary of State of Delaware was February 5, 2008.

2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 103, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation has received payment for its stock.

3. The text of the Certificate of Incorporation of this Corporation, as amended to the date hereof, is hereby amended and restated in its entirety as follows:

First: The name of the corporation is Angiotech Pharmaceutical Interventions, Inc. (the “Corporation”).

Second: Its registered office in the State of Delaware is to be located at the Corporation Services Company, 2711 Centerville Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Services Company.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL.

Fourth:

A. Authorized Shares. The total number of shares of capital stock which the Corporation shall have the authority to issue is              shares of voting common stock, par value per share of $0.01 (the “Voting Common Stock”) and              shares of non-voting common stock, par value per share of $0.01 (the “Non-Voting Common Stock,” together with the Voting Common Stock, the “Common Stock”). The Corporation shall not have the authority to authorize any class of preferred stock in the Corporation.

B. Common Stock. Except as set forth below, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. Without limiting the foregoing, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock (including a stock split) or by any other means, when and as may be declared by the board of directors of the Corporation (the “Board of Directors”) out of assets or funds of the Corporation legally available therefor. Except as otherwise required by law, (a) each holder of Voting Common Stock shall be entitled to one (1) vote for each share of

1

Voting Common Stock standing in his, her or its name on the transfer books of the Corporation in connection with all matters submitted to a vote of stockholders and (b) holders of Non-Voting Common Stock shall not be entitled to any voting rights with respect to any matters submitted to a vote of stockholders.

C. Convertible Notes. Reference is made to the Convertible Notes of the Corporation (as amended from time to time, the “Convertible Notes”) issued pursuant to the Note Purchase Agreement by and among the Corporation, Angiotech Pharmaceuticals, Inc., the subsidiary guarantors party thereto, and the purchasers of the Convertible Notes. Pursuant to Section 221 of the DGCL, except as otherwise required by law, each holder of Convertible Notes shall be entitled to vote on all matters submitted to the stockholders of the Corporation for a vote, and shall be entitled to that number of votes equal to the number of shares of Voting Common Stock into which such holder’s then outstanding Convertible Notes, and all or any portion of accrued and unpaid interest, is convertible pursuant to the terms thereof on the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of stockholders is solicited. Without limiting the foregoing, the holders of Convertible Notes shall be deemed to be holders of such Voting Common Stock, and their Convertible Notes shall be deemed to be shares of such Voting Common Stock, for the purpose of all applicable provisions of the DGCL, this Certificate, or the bylaws of the Corporation (the “Bylaws”). Except as expressly otherwise required by law, the holders of Convertible Notes shall vote together with the holders of shares of the Corporation’s Voting Common Stock as a single class on all matters and shall be entitled to notice of all stockholders’ meetings in accordance with the Bylaws and the DGCL.

D. Conversion of Non-Voting Stock to Voting Common Stock.

1. Upon the occurrence of a Qualified Transaction (as defined in the Convertible Notes), each share of Non-Voting Common Stock then outstanding shall automatically convert into one share of Voting Common Stock.

2. Following the first date on which no Parent Notes (as defined in the Convertible Notes) are outstanding, each outstanding share of Non-Voting Common Stock shall be convertible into one share of Voting Common Stock upon no less than 61 days notice from the holder thereof to the Corporation requesting such conversion.

3. Any holder of a share of Non-Voting Common Stock may immediately convert such share into one share of Voting Common Stock by notice to the Corporation at any time if such conversion would not cause a change of control under the indentures relating to the Parent Notes or an “Extraordinary Event” as defined in that Agreement and Plan of Merger, dated as of May 25, 2006, by and among Angiotech Pharmaceuticals, Inc., Angiotech Pharmaceuticals (US), Inc., Quaich Acquisition, Inc. and Quill Medical, Inc.

Fifth:

2

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The directors need not be elected by ballot unless the Bylaws shall so require.

2. The number of directors of the Corporation shall be fixed by, or determined in the manner provided in, the Bylaws.

3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws. The Bylaws may also be adopted, altered, amended or repealed by the stockholders of the Corporation.

Sixth:

1. To the fullest extent permitted by the law of the State of Delaware:

(a) The Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person pursuant to this subsection (a) in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors. The Corporation may indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

(b) The Corporation may purchase and maintain insurance on behalf of any person described in subsection (a) of this Article SIXTH, Section 1 against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SIXTH, Section 1 or otherwise.

3

(c) The provisions of this Article SIXTH, Section 1 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article SIXTH, Section 1 shall be deemed to be a contract between the Corporation and each director who serves in such capacity at any time while this Article SIXTH, Section 1 and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article SIXTH, Section 1 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article SIXTH, Section 1 shall neither be exclusive of, nor be deemed in limitation of, any rights to which a director, officer, employee or agent may otherwise be entitled or permitted by contract, this Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to the first sentence of subsection (a) of this Article SIXTH, Section 1 shall be made to the fullest extent permitted by law.

(d) For purposes of this Article SIXTH, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director of the Corporation that imposes duties on, or involves services by, such director with respect to an employee benefit plan, its participants or beneficiaries; and, in the case of directors, references to any “person” shall include any stockholder (and any affiliate, director, office, employee or agent of such stockholder) who designates or designated an Investor Director (as defined in the Governance Agreement, by and among the Corporation, Angiotech Pharmaceuticals, Inc., and certain stockholders of the Corporation party thereto, as amended, modified or supplemented).

Seventh: Except as otherwise required by law, any holder of Convertible Notes (or shares of Common Stock received upon conversion thereof) and any affiliate of any such holder may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the Corporation, and may provide advice and other assistance to any investment, business venture or entity, and the Corporation and the stockholders shall have no rights by virtue of this Certificate of Incorporation or otherwise in and to investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any investment or venture, even if competitive with the business of the Corporation, shall not be deemed wrongful or improper. No holder of Convertible Notes (or shares of Common Stock received upon conversion thereof) nor any affiliate thereof shall be obligated to present any particular investment or business opportunity to the Corporation even if such opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation, and any holder of Convertible Notes (or shares of Common Stock received upon conversion thereof) or any affiliate thereof shall have the right to take for its own account (individually or as a partner or

4

fiduciary) or to recommend to others any such particular investment opportunity. Without limiting the foregoing, no Investor Director shall have any liability to the Corporation or its stockholders in connection with any of the foregoing.

Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated by the Board of Directors or in the Bylaws.

Ninth: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL, as so amended from time to time. The provisions of this Article NINTH shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

5

IN WITNESS HEREOF, this Amended and Restated Certificate of Incorporation has been executed by the Corporation this [    ] day of [                    ], 2008.

ANGIOTECH PHARMACEUTICAL INTERVENTIONS, INC.

By:
Name:
Title:

6

EXHIBIT H

AMENDED AND RESTATED BYLAWS

of

ANGIOTECH PHARMACEUTICAL INTERVENTIONS, INC.

(the “Corporation”)

ARTICLE I

Offices

Section 1.1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

ARTICLE II

Stockholders

Section 2.1. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place either within or without the State of Delaware as may be designated by the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

Section 2.2. Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board of Directors, if any, the Vice Chairman of the Board of Directors, if any, the President or the Board of Directors, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting. A special meeting of stockholders shall be called by the Secretary upon the written request, stating the purpose of the meeting, of stockholders who together own of record 30% of the outstanding shares of each class of stock entitled to vote at such meeting.

Section 2.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the date, time and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 2.4. Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.5. Quorum. At each meeting of stockholders, except where otherwise provided by law or the certificate of incorporation or these bylaws, the holders of a [majority] of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the holders of such class so present or represented may, by [majority] vote, adjourn the meeting of such class from time to time in the manner provided by Section 1.4 of these bylaws until a quorum of such class shall be so present or represented. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a [majority] of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 2.6. Organization. Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if any, or in the absence of the Chairman of the Board of Directors by the Vice Chairman of the Board of Directors, if any, or in the absence of the Vice Chairman of the Board of Directors by the President, or in the absence of the President by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

Section 2.7. Voting; Proxies. Unless otherwise provided in the certificate of incorporation or the Governance Agreement, by and among the Corporation,

Angiotech Pharmaceuticals, Inc., and certain stockholders of the Corporation party thereto (as amended, modified or supplemented, the “Governance Agreement”), each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting shall so determine. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all other matters, unless otherwise provided by law or by the certificate of incorporation or these bylaws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise provided by law or by the certificate of incorporation or these bylaws.

Section 2.8. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.9. List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

Section 2.10. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the certificate of incorporation or these bylaws, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to (a) its registered office in the State of Delaware by hand or by certified mail or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this bylaw to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to (a) its registered office in the State of Delaware by hand or by certified or registered mail, return receipt requested, (b) its principal place of business, or (c) an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this Section 2.10.

Section 2.11. Convertible Notes. Pursuant to Section 221 of the General Corporation Law of the State of Delaware (the “DGCL”) and to the extent provided in the certificate of incorporation, the holders of the Convertible Notes of the Corporation (the “Noteholders”) issued pursuant to the Note Purchase Agreement among the Corporation, Angiotech Pharmaceuticals, Inc., the subsidiary guarantors party thereto, and the purchasers of the Convertible Notes shall be deemed to be stockholders, and their Convertible Notes shall be deemed to be outstanding shares of stock on an as-converted basis, for the purpose of all provisions of these bylaws.

ARTICLE III

Board of Directors

Section 3.1. Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law, the Governance Agreement or in the certificate of incorporation. The Board of Directors shall consist of seven members. Directors need not be stockholders.

Section 3.2. Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Except as required by the Governance Agreement, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Unless otherwise provided in the certificate of incorporation, the Governance Agreement or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director elected or appointed to fill a vacancy shall hold office until the next annual meeting of the stockholders and his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 3.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined notice thereof need not be given.

Section 3.4. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board of Directors, if any, by the Vice Chairman of the Board of Directors, if any, by the President or by any two directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.

Section 3.5. Participation in Meetings by Conference Telephone Permitted. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

Section 3.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors, five members of the entire Board of Directors, including at least two Investor Directors (as defined in the Governance Agreement) so long as the Investors (as defined in the Governance Agreement) are entitled to designate two directors under the Governance Agreement (and one Investor Director so long as the Investors are entitled to designate one but less than two directors under the Governance Agreement), shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the certificate of incorporation or these bylaws shall require a vote of a greater number. In case at any meeting of the Board of Directors a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.

Section 3.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, if any, or in the absence of the Chairman of the Board of Directors by the Vice Chairman of the Board of Directors, if any, or in the absence of the Vice Chairman of the Board of Directors by the President, or in the absence of the foregoing persons by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 3.8. Action by Directors Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 3.9. Compensation of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

ARTICLE IV

Committees

Section 4.1. Committees. Unless otherwise required by the Governance Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Unless otherwise required by the Governance Agreement, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the committee to act at the meeting in the place of any such absent or disqualified member. Unless otherwise required by the Governance Agreement, any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval, (b) adopting, amending or repealing these bylaws or (c) removing or indemnifying directors.

Section 4.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III of these bylaws.

ARTICLE V

Officers

Section 5.1. Officers; Election. As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a President and a Secretary, and it may, if it so determines, elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board of Directors may also elect one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as the Board of Directors may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person unless the certificate of incorporation or these bylaws otherwise provide.

Section 5.2. Term of Office; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board of Directors may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors at any regular or special meeting.

Section 5.3. Powers and Duties. The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these bylaws or in a resolution of the Board of Directors which is not inconsistent with these bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE VI

Stock

Section 6.1. Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares of stock in the Corporation owned by such holder. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 6.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE VII

Indemnification

Section 7.1. Power to Indemnify Directors. In the event a person was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation, or is or was a director of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Corporation shall indemnify such person to the fullest extent permitted by law against any and all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 7.2. Procedure for Indemnification of Directors. Any indemnification of a director of the Corporation under Section 7.1 of this Article VII or advance of expenses under Section 7.3 of this Article VII shall be made promptly, and in any event within 30 days, upon the written request of the director. If a determination by the Corporation that the director is entitled to indemnification pursuant to this Article VII is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article VII shall be enforceable by the director in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 7.3. Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall, to the extent permitted by law, be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII. Such expenses (including attorneys’ fees) incurred by former directors may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 7.4. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 7.1 of this Article VII shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Section 7.1 of this Article VII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

Section 7.5. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

Section 7.6. Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, so that any person who is or was a director of such constituent corporation, or is or was a director of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such director is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not oppossed to the best interests of the Corporation” as referred to in this Article VII. In the case of directors, for purposes of this Article VII, references to any “person” shall include any stockholder who designates or designated a director pursuant to Section 4.05 of the Governance Agreement.

Section 7.7. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.8. Indemnification of Officers, Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to officers, employees and agents of the Corporation similar to those conferred in this Article VII to directors of the Corporation.

Section 7.9. Contract Rights. The provisions of this Article VII shall be deemed to be a contract right between the Corporation and each director who serves in any such capacity at any time while this Article VIII and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article VIII or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

ARTICLE VIII

Miscellaneous

Section 8.1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 8.2. Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 8.3. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

Section 8.4. Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Section 8.5. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 8.6. Amendment of Bylaws. These bylaws may be amended or repealed, and new bylaws adopted, by the Board of Directors, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them.

Section 8.7. Governance Agreement. To the extent there is a conflict between these bylaws and the Governance Agreement, the Governance Agreement shall control.

Exhibit I

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of             , 2008 between Angiotech Pharmaceutical Interventions, Inc., a Delaware corporation (the “Company”) and                      (this person and each Related Person, defined collectively as “Indemnitee”) .

RECITALS

WHEREAS, highly competent persons have become more reluctant to serve as directors or in other capacities unless they are provided with adequate protection through insurance and/or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Company has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, the General Corporation Law of the State of Delaware, as amended (the “DGCL”), expressly provides that the indemnification provisions set forth therein are not exclusive, and thereby contemplates that contracts may be entered into between a corporation and members of its board of directors, officers and others with respect to indemnification;

WHEREAS, it is reasonable, prudent and necessary for the Company to contractually obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from the concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws and Charter of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefore, nor to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee may not be willing to serve as a director without the additional protection provided for under this Agreement, and the Company desires Indemnitee to serve in such capacity and Indemnitee is willing to serve and continue to serve on the condition that Indemnitee and each Related Person (as defined below) be so indemnified.

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as a director from and after the date hereof, the Company and Indemnitee do hereby agree as follows:

1. DEFINITIONS. As used in this Agreement:

(a) “Action” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise, and whether of a civil, criminal, administrative or investigative nature.

(b) “Affiliate” means as to specified Person, each Person directly or indirectly controlling or controlled by or under common control with such specified Person.

(c) “Board” means the Board of Directors of the Company.

(d) “Bylaws” means the bylaws of the Company, as amended.

(e) A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i) Change in Board of Directors. During any period of two consecutive years (starting after the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 1(e)(ii) or 1(e)(iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

(ii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity unless the voting securities of the Company outstanding immediately prior to such transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such transaction that have the power to elect at least a majority of the board of directors or other governing body of such surviving entity.

(iii) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(iv) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

(f) “Charter” the Amended and Restated Certificate of Incorporation of the Company, as amended.

(g) “Corporate Status” describes a Person who is or was serving as a director, officer, employee or agent of the Company or, at the request of the Company, as a director, officer, employee or agent of any other Person. References to “serving at the request of the Company” shall include, without limitation, any service as a director, officer, employee or agent of the Company that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

2

(h) “Disinterested Director” means a director of the Company who is not, and was not, a party to (or a Related Person of a party to) the Proceeding in respect of which indemnification is sought by an Indemnitee.

(i) “Enterprise” means the Company and any other corporation, limited liability company, partnership, joint venture, association, Governmental Entity, trust, employee benefit plan or other enterprise.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k) “Expenses” means all costs, disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in a Proceeding, including (without limitation) attorneys’ fees and expenses, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, and delivery service fees, other out-of-pocket costs, and reasonable compensation for time spent by the Indemnitee for which such Indemnitee is not otherwise compensated by the Company. Expenses also include disbursements and expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation, the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

(l) “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable self-regulatory organization.

(m) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither is, nor in the past five years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party (other than with respect to matters concerning such Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. “Independent Counsel” shall not include any Person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or such Indemnitee in an action to determine such Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(n) “Person” means any individual or Enterprise.

(o) “Proceeding” means any Action in which any Indemnitee was, is or will be involved (as a party or otherwise) directly or indirectly by reason of (i) Indemnitee’s Corporate Status, (ii) any action alleged to be taken by him or omitted or of any action alleged on his part while acting in his Corporate Status, or (iii) establishing or enforcing a right to indemnification under this Agreement or Section 145 of the DGCL or otherwise, in each case

3

whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement.

(p) “Related Person” means, with respect to any Person (i) any Affiliate of such Person, (ii) any investment fund, investment account or investment Person whose investment manager, investment advisor or general partner, is such Person or any Affiliate of such Person or any member, partner, officer or employee of such Person or any Affiliate of such Person, (iii) any member or partner of any Person specified in clause (i) or (ii) above, and (iv) any officer, director or employee of any Person specified in clause (i), (ii) or (iii) above.

(q) For purposes of this Agreement:

(i) references to “fines” shall include any excise tax assesed with respect to any employee benefit plan.

(ii) a Person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in manner “not opposed to the best interests of the Company.”

(iii) references “to the fullest extent permitted by applicable law” shall include, but not be limited to:

(A) to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL; and

(B) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its directors.

2. SERVICES TO THE COMPANY. Indemnitee will serve, or continue to serve in accordance with the Charter and the Bylaws, as a director of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his resignation.

3. THIRD-PARTY PROCEEDINGS. If an Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor against such Indemnitee, the Company shall indemnify such Indemnitee to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement directly or indirectly incurred by or behalf of such Indemnitee in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

4

4. PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY. If an Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor, the Company shall indemnify such Indemnitee to the fullest extent permitted by applicable law against all Expenses directly or indirectly incurred by or on behalf of such Indemnitee in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which such Indemnitee shall have been finally adjudged by a court to be liable to the Company unless the Chancery Court of the State of Delaware or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnification.

5. PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL.

(a) Notwithstanding any other provisions of this Agreement, to the fullest extent permitted by applicable law:

(i) To the extent that an Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify such Indemnitee against all Expenses directly or indirectly incurred by or on behalf of such Indemnitee in connection therewith.

(ii) If an Indemnitee is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify such Indemnitee against all Expenses directly or indirectly incurred by or on behalf of such Indemnitee in connection with (x) each successfully resolved claim, issue or matter and (y) each claim, issue, or matter related to any claim, issue or matter on which such Indemnitee was successful.

(b) For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6. INDEMNIFICATION FOR EXPENSES OF A WITNESS. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law, the Company shall indemnify each Indemnitee against all Expenses directly or indirectly incurred by or on behalf of such Indemnitee if, by reason of the Corporate Status of Indemnitee, such Indemnitee is a witness in any Action to which such Indemnitee is not a party.

7. ADDITIONAL INDEMNIFICATION. Notwithstanding any limitation in Sections 3, 4, 5 or 6, the Company shall indemnify any Indemnitee to the fullest extent permitted by applicable law if such Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement in connection

5

with the Proceeding; provided, that the Company shall have the right to consent to any settlement, which consent shall not be unreasonably withheld.

8. EXCLUSIONS. The Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against any Indemnitee:

(a) for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act, or similar provisions of other federal or state statutory law or common law; or

(b) in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, unless (i) such indemnification is expressly required to be made by applicable law; or (ii) a majority of the Disinterested Directors authorized the Proceeding (or any part of any Proceeding) prior to its initiation.

9. ADVANCES OF EXPENSES. Notwithstanding any provision of this Agreement, to the fullest extent permitted by applicable law, the Company shall advance the Expenses incurred by or on behalf of each Indemnitee in connection with any Proceeding within 10 days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free, and made without regard to the ability of such Indemnitee to repay the expenses or ultimate entitlement to indemnification under the other provisions of this Agreement. Advances shall include all reasonable Expenses incurred pursuing an Action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Such Indemnitee shall qualify for advances solely upon the execution and delivery to the Company of an undertaking to repay the advance to the extent that it is ultimately determined that such Indemnitee is not entitled to be indemnified by the Company. This Section 9 shall not apply to any claim made by any Indemnitee for which indemnity is excluded pursuant to Section 8.

10. PROCEDURE FOR NOTIFICATION AND DEFENSE OF CLAIM.

(a) Within 30 days after an Indemnitee is served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder, such Indemnitee shall submit to the Company a written request, including such documentation and information as is reasonably available to such Indemnitee and is reasonably necessary to determine whether and to what extent such Indemnitee is entitled to indemnification. The failure to notify the Company within such period will not relieve the Company from any liability that it may have to such Indemnitee (i) under this Agreement except to the extent the failure adversely affects the Company’s rights, legal position, ability to defend or ability to obtain insurance coverage with respect to such Proceeding or (ii) otherwise than under this Agreement. The Secretary of the Company shall advise the Board in writing promptly upon receipt of such a request for indemnification.

6

(b) If the Company shall be obligated to pay the Expenses in connection with any Proceeding against an Indemnitee, the Company shall be entitled to assume and control the defense of such Proceeding (with counsel consented to by such Indemnitee, which consent shall not be unreasonably withheld), upon the delivery to such Indemnitee of written notice of its election so to do. After delivery of such notice, consent to such counsel by such Indemnitee and the retention of such counsel by the Company, the Company will not be liable to such Indemnitee under this Agreement for any fees of separate counsel subsequently incurred by such Indemnitee with respect to the same Proceeding, provided that the reasonable fees and expenses of such Indemnitee’s counsel shall be at the expense of the Company if:

(i) the employment of separate counsel by such Indemnitee has been previously authorized by the Company;

(ii) such Indemnitee or counsel selected by the Company shall have concluded that there may be a conflict of interest between the Company and such Indemnitee or among another indemnified Person jointly represented in the conduct of any such defense; or

(iii) the Company shall not, in fact, have employed counsel, to which such Indemnitee has consented as aforesaid, to assume the defense of such Proceeding.

(c) The Company may participate in the Proceeding at its own expense. The Company will not, without prior written consent of an Indemnitee, effect any settlement of a claim in any threatened or pending Proceeding unless such settlement solely involves the payment of money and includes an unconditional release of such Indemnitee from all liability on any claims that are or were threatened to be made against such Indemnitee in the Proceeding.

11. PROCEDURE UPON APPLICATION FOR INDEMNIFICATION.

(a) Upon written request by an Indemnitee for indemnification pursuant to the first sentence of Section 10(a), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case:

(i) if a Change in Control has occurred, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to such Indemnitee; or

(ii) if a Change in Control has not occurred,

(A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board,

(B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board,

(C) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to such Indemnitee, or

7

(D) if so directed by the Board, by the stockholders of the Company.

If it is so determined that an Indemnitee is entitled to indemnification, payment to such Indemnitee shall be made within 10 days after such determination.

Each Indemnitee shall cooperate with the Person or Persons making such determination with respect to such Indemnitee’s entitlement to indemnification, including providing to such Person or Persons upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and reasonably available to such Indemnitee and reasonably necessary to such determination. Any Expenses incurred by such Indemnitee in so cooperating with the Person or Persons making such determination shall be borne by the Company (irrespective of the determination as to such Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold such Indemnitee harmless therefrom.

(b) If the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected as follows:

(i) If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to the Indemnitee advising him of the identity of the Independent Counsel so selected.

(ii) If a Change in Control shall have occurred, the Independent Counsel shall be selected by the Indemnitee (unless he shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and such Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected.

In either event, the Indemnitee or the Company, as the case may be, may, within 10 days after such written notice of selection shall have been given, deliver to the Company or to such Indemnitee, as the case may be, a written objection to such selection; provided, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the Person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by such Indemnitee of a written request for indemnification pursuant to Section 10(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or such Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or such Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a Person selected by the Court or by such other Person as the Court shall designate, and the Person with respect to whom all objections are so resolved or the Person so appointed shall act as Independent Counsel under Section 11(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further

8

responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

12. PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS.

(a) In making a determination with respect to entitlement to indemnification hereunder, the Person or Persons making such determination shall presume that an Indemnitee is entitled to indemnification under this Agreement if such Indemnitee has submitted a request for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption by clear and convincing evidence in connection with the making by any Person or Persons of any determination contrary to that presumption.

(b) Neither the failure of the Company (including by its Board or one of its committees, its stockholders or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(c) If the Person or Persons empowered or selected to determine whether an Indemnitee is entitled to indemnification shall not have made a determination within 60 days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and such Indemnitee shall be entitled to such indemnification, absent a prohibition of such indemnification under applicable law; provided, that

(i) such 60-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the Person or Persons making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and

(ii) the provisions of this Section 12(c) shall not apply (1) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 11(a) of this Agreement and if (A) within 15 days after receipt by the Company of the request for such determination the Board has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within 75 days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within 15 days after such receipt for the purpose of making such determination, such meeting is held for such purpose within 60 days after having been so called and such determination is made thereat, or (2) if the determination of entitlement to indemnification is made by Independent Counsel pursuant to Section 11(a) of this Agreement.

(d) The termination of a Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself adversely affect the right of any Indemnitee to indemnification or create a

9

presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

(e) Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with the reasonable care by the Enterprise. The provisions of this Section 12(e) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(f) The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of any Person shall not be imputed to any Indemnitee for purposes of determining the right to indemnification under this Agreement.

13. REMEDIES OF INDEMNITEE.

(a) If:

(i) a determination is made pursuant to Section 11 of this Agreement that an Indemnitee is not entitled to indemnification under this Agreement,

(ii) advancement of Expenses is not timely made pursuant to Section 9 of this Agreement,

(iii) no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within 45 days after receipt by the Company of the request for indemnification,

(iv) payment of indemnification is not made pursuant to Section 5 or 6 or the last sentence of Section 11(a) of this Agreement within 10 days after receipt by the Company of a written request therefor, or

(v) payment of indemnification pursuant to Section 3, 4 or 7 of this Agreement is not made within 10 days after a determination has been made that an Indemnitee is entitled to indemnification,

then an Indemnitee shall be entitled to an adjudication by a court of such Indemnitee’s entitlement to such indemnification or advancement of Expenses. Alternatively, an Indemnitee, at such Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Company shall not oppose such Indemnitee’s right to seek any such adjudication or award in arbitration.

10

(b) If a determination shall have been made pursuant to Section 11(a) of this Agreement that an Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and such Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 13, the Company shall have the burden of proving such Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) If a determination shall have been made pursuant to Section 11(a) of this Agreement that an Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent a prohibition of such indemnification under applicable law.

(d) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. The Company shall indemnify any Indemnitee against any and all Expenses and, if requested by an Indemnitee, shall (within 10 days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by applicable law, such Expenses to such Indemnitee, which are incurred by such Indemnitee in connection with any Action brought by such Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether such Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery.

(e) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

14. NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; SUBROGATION.

(a) The rights provided by this Agreement shall not be deemed exclusive of any other rights to which an Indemnitee may at any time be entitled under applicable law, the Charter, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of an Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee prior to such amendment, alteration or repeal. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Charter, the Bylaws and this Agreement, it is the intent of the parties hereto that each Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

11

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Company or of any other Person that Indemnitee serves at the request of the Company, Indemnitee shall be an insured under such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies. The Company agrees to promptly notify Indemnitee of any material change in any such policy. The Company may, but will not be required to, create a trust fund, grant a security interest or use other means, including, without limitation, a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy the obligations to indemnify and advance Expenses pursuant to this Agreement. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company and Indemnitee shall mutually cooperate and take all reasonable actions to cause such insurers to pay on behalf of the insureds, all amounts payable as a result of such proceeding in accordance with the terms of all applicable policies.

(c) The Company shall be subrogated to the extent of any payment under this Agreement to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights. The Corporation shall pay or reimburse all Expenses actually and reasonably incurred by any Indemnitee in connection with such subrogation.

(d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, the Charter, the Bylaws, contract, agreement or otherwise.

(e) The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any Person shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other Person.

15. DURATION OF AGREEMENT, SUCCESSORS AND ASSIGNS. This Agreement shall continue until and terminate upon the later of: (a) ten years after Indemnitee has ceased to occupy any positions or have any relationships described in Section 2 of this Agreement; and (b) the final termination of all Proceedings pending or threatened during such period to which any Indemnitee may be subject. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of and be enforceable by each Indemnitee and his personal and legal representatives, heirs, executors, administrators, distributees, legatees and other successors.

16. SECURITY. To the extent requested by an Indemnitee and approved by the Board of Directors of the Company, the Company may at any time and from time to time provide security to such Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to an

12

Indemnitee, may not be revoked or released without the prior written consent of such Indemnitee.

17. SEVERABILITY. If any provision or provisions of this Agreement or any application of any provision hereof shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law;

(b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and

(c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

18. ENFORCEMENT.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby to induce Indemnitee to serve as a director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, that this Agreement is a supplement to and in furtherance of the Charter, the Bylaws and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of any Indemnitee thereunder.

19. MODIFICATION AND WAIVER. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

20. NOTICES. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

13

(a) if to the Company, directed to the Chief Executive Officer and General Counsel at its principal place of business; and

(b) if to an Indemnitee, to such address as set forth below Indemnitee’s name on the signature page to this Agreement; or such other Persons or addresses as shall be furnished in writing by such Indemnitee to the Company.

21. CONTRIBUTION. To the fullest extent permissible by applicable law, if the indemnification provided for in this Agreement is unavailable to an Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount incurred by such Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s). The relative fault of a Person shall be determined by reference to, among other things, the degree to which such Person’s: (i) actions were motivated by intent to gain personal profit or advantage; (ii) liability is primary or secondary; and (iii) conduct is active or passive.

22. APPLICABLE LAW AND CONSENT TO JURISDICTION. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules that would cause the applicability of the laws of another jurisdiction. Except with respect to any arbitration commenced by an Indemnitee pursuant to Section 13 of this Agreement, the parties hereby irrevocably and unconditionally:

(a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware, and not in any other state or federal court in the United States of America or any court in any other country;

(b) consent to submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware for purposes of any action or proceeding arising out of or in connection with this Agreement;

(c) appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, irrevocably Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808 as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware;

(d) waive any objection to the laying of venue of any such action or proceeding in the Chancery Court of the State of Delaware, and

14

(e) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Chancery Court of the State of Delaware has been brought in an improper or inconvenient forum.

23. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

24. THIRD PARTY BENEFICIARIES. Except as otherwise set forth herein, nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties hereto and each other Indemnitee, and their respective transferees and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind in respect of this Agreement.

25. MISCELLANEOUS. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

15

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

ANGIOTECH PHARMACEUTICAL	INDEMNITEE
INTERVENTIONS, INC.

By:
Its:	Name:

Address:

16

Exhibit K

Tom Bailey

David McMasters

Tammy Neske

Victor Diaz

Jeff Walker

Rui Avelar

Bill Hunter

Jay Dent

David Hall

Jon Chen

Chris Dennis

David Phinney

Bill Stanger